VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

                                 March 31, 1994


To Our Stockholders:

     You are cordially invited to attend the 1994 Annual Meeting of Stockholders of Valhi, Inc., which will be held on Thursday, May 12, 1994, at 10:00 a.m., local time, at the Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas. In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, a report will be given with respect to the operations of Valhi.

     Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the Inspector of Election for the meeting in accordance with Valhi's Bylaws.

                                             Sincerely,




                                             Harold C. Simmons
                                             Chairman of the Board and
                                             Chief Executive Officer




                                   VALHI, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                             TO BE HELD MAY 12, 1994

To the Stockholders of Valhi, Inc.:

     NOTICE IS HEREBY GIVEN that the 1994 Annual Meeting of Stockholders (the "Meeting") of Valhi, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 12, 1994, at 10:00 a.m., local time, at the Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas for the following purposes:

     (1) To elect seven directors to serve until the 1995 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

     (2) To consider and vote on a proposal to approve an amendment of the Company's 1987 Stock Option - Stock Appreciation Rights Plan; and

     (3) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors of the Company set the close of business on March 24, 1994, as the record date (the "Record Date") for the Meeting. Only holders of the Company's common stock, $.01 par value per share, at the close of business on the Record Date, are entitled to notice of, and to vote at, the Meeting. The Company's stock transfer books will not be closed. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder of the Company, for purposes related to the Meeting, for a period of ten days prior to the Meeting at the Company's corporate offices located at the address set forth above.

     You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy.

     In accordance with the Company's Bylaws, your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the Inspector of Election for the Meeting.


                                   By order of the Board of Directors




                                   Steven L. Watson, Secretary


Dallas, Texas
March 31, 1994


                                   VALHI, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697



                                 PROXY STATEMENT



                               GENERAL INFORMATION


     This Proxy Statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors") of Valhi, Inc., a Delaware corporation ("Valhi" or the "Company"), for use at the 1994 Annual Meeting of Stockholders of the Company to be held on Thursday, May 12, 1994, at 10:00 a.m., local time, at the Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas, and at any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and the accompanying proxy card or voting instruction form will be mailed to the holders of Valhi's common stock, $.01 par value per share ("Valhi Common Stock") on or about March 31, 1994.

                             PURPOSE OF THE MEETING

     Stockholders of the Company represented at the Meeting will consider and vote upon (i) the election of seven directors to serve until the 1995 Annual Meeting of Stockholders and until their successors are duly elected and qualified, (ii) a proposal to approve an amendment of the Company's 1987 Stock Option - Stock Appreciation Rights Plan (the "Amendment") and (iii) such other business as may properly come before the Meeting or any adjournment or postponement thereof. The Company is not aware of any other business to be presented for consideration at the Meeting.

                  QUORUM, VOTING RIGHTS AND PROXY SOLICITATION

     The record date set by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting was the close of business on March 24, 1994 (the "Record Date"). As of the Record Date, there were 114,977,814 shares of Valhi Common Stock issued and outstanding, each of which will be entitled to one vote at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Valhi Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. Shares of Valhi Common Stock which are voted to abstain from any business coming before the Meeting and broker/nominee non-votes will be counted as being in attendance at the Meeting for purposes of determining whether a quorum is present.

     At the Meeting, directors of the Company will be elected by the affirmative vote of a plurality of the outstanding shares of Valhi Common Stock represented and entitled to vote and the affirmative vote of a majority of the outstanding shares represented and entitled to vote will be required to approve the Amendment. The accompanying proxy card or voting instruction form provides space for a stockholder to withhold authority to vote for any or all of the nominees of the Board of Directors. Neither shares as to which authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect directors. Broker/nominee non-votes will not be counted as represented and entitled to vote with regard to approval of the Amendment and therefore will have no effect on the vote. Abstentions will be counted and will have the same effect as a vote against the proposal to approve the Amendment.

     Unless otherwise specified, the agents designated in the proxy will vote the shares covered thereby at the Meeting "FOR" the election of the nominees of the Board of Directors named below and "FOR" approval of the Amendment. All of the nominees are currently directors of the Company whose term will expire at the Meeting and who have agreed to serve if elected. If any nominee is not available for election at the Meeting, the proxy will be voted for an alternate nominee to be selected by the Board of Directors, unless the stockholder executing such proxy withholds authority to vote for the election of directors. The Board of Directors believes that all of its present nominees will be available for election at the Meeting and will serve if elected. Contran Corporation ("Contran") and certain related entities held approximately 90% of the outstanding shares of Valhi Common Stock as of the Record Date and have indicated their intention to have such shares represented at the Meeting and to vote such shares "FOR" the election of all of the nominees for director, as set forth in this Proxy Statement, and "FOR" approval of the Amendment. If such shares are voted as indicated at the Meeting, all such nominees will be elected as directors of the Company and the Amendment will be approved.

     Society National Bank ("Society"), the transfer agent and registrar for Valhi Common Stock, has been appointed by the Board of Directors to ascertain the number of shares represented, receive proxies and ballots, tabulate the vote and serve as Inspector of Election at the Meeting. All proxies, ballots and voting instructions delivered to Society that identify the vote of a particular stockholder shall be kept confidential by Society in accordance with the terms of the Company's Bylaws. Each holder of record of Valhi Common Stock giving the proxy enclosed with this Proxy Statement may revoke it at any time, prior to the voting thereof at the Meeting, by (i) delivering to Society a written revocation of the proxy, (ii) delivering to Society a duly executed proxy bearing a later date, or (iii) by voting in person at the Meeting. Attendance by a stockholder at the Meeting will not in itself constitute the revocation of such stockholder's proxy.

     This proxy solicitation is being made by and on behalf of the Board of Directors. The Company will pay all expenses related thereto, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone or personal contact for which such persons will receive no additional compensation. Upon request, the Company will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of Valhi Common Stock held of record by such entities.

                              ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors shall consist of not less than five and not more than nine persons, as determined from time to time by the Board of Directors, in its discretion. The number of directors has been set at seven and the Board of Directors has no plans to change such number. The directors elected at the Meeting will hold office until the 1995 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors recommends a vote "FOR" the election of all of the nominees for director set forth below.

     NOMINEES FOR DIRECTOR. The following information has been provided by the respective nominees for election as directors of the Company for terms expiring at the 1995 Annual Meeting of Stockholders.

     ARTHUR H. BILGER, 41, has served as a director of Valhi and/or certain of Valhi's predecessors since 1984. Mr. Bilger has been a principal of Lion Advisors, L.P. and Apollo Advisors, L.P. (investment related activities) since 1990. Mr. Bilger was an Executive Vice President of Drexel Burnham Lambert Incorporated (investment banking) from 1989 to 1990. Mr. Bilger serves as a director of Lamonts Apparel, Inc. (clothing marketer) and Trident NGL, Inc. (production and sale of natural gas liquids). Mr. Bilger serves as a member of the Company's Management Development and Compensation Committee.



     NORMAN S. EDELCUP, 58, has served as a director of Valhi and/or certain of Valhi's predecessors since 1975. Mr. Edelcup has served as Chairman of the Board of Item Processing of America, Inc. ("IPA") (processing service bureau) since 1989 and served as Vice Chairman of the Board of IPA until 1989. Mr. Edelcup was a partner of E & H Associates (financial and management consulting) from prior to 1989 to 1990. Mr. Edelcup serves as a director of Artistic Greetings, Inc. (mail-order stationery products) and as a trustee for the Baron Asset Fund (mutual fund). Mr. Edelcup serves as Chairman of the Company's Audit and Management Development and Compensation Committees.

     ROBERT J. FRAME, 59, has served as a director of Valhi and/or certain of Valhi's predecessors since 1984. Dr. Frame is Professor of Finance, Emeritus, and has held various instructor and administrative positions at the Cox School of Business, Southern Methodist University, since prior to 1989. Since 1991, Dr. Frame has served as President of Frame Financial Group, Inc. (registered broker/dealer and a member of the Chicago Board Options Exchange). Dr. Frame serves as a member of the Company's Audit and Management Development and Compensation Committees.

     GLENN R. SIMMONS, 66, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Simmons has been Vice Chairman of the Board of Valhi and Contran (diversified holding company) since prior to 1989. Mr. Simmons is a director of Valhi's 49%-owned affiliate, NL Industries, Inc. ("NL") (chemicals); a director of Valhi's 48%-owned affiliate, Tremont Corporation ("Tremont") (titanium metals); Vice Chairman of the Board and a director of Valhi's wholly-owned registered subsidiary, Valcor, Inc. ("Valcor") (forest products, fast food and hardware products); and Chairman of the Board, Chief Executive Officer and a director of Contran's majority-owned subsidiary, Keystone Consolidated Industries, Inc. ("Keystone") (steel rod, wire and wire products). Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. Mr. Simmons serves as a member of the Company's Executive Committee and is a brother of Harold C.

Simmons.

     HAROLD C. SIMMONS, 62, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Simmons has been Chairman of the Board and Chief Executive Officer of Valhi and Contran since prior to 1989. Mr. Simmons is Chairman of the Board and a director of NL; a director of Tremont; and Chairman of the Board, Chief Executive Officer and a director of Valcor. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1968. Mr. Simmons serves as Chairman of the Company's Executive Committee and is a brother of Glenn R. Simmons.

     MICHAEL A. SNETZER, 53, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Snetzer has been President of Valhi and Contran since prior to 1989. Mr. Snetzer is a director of NL and Tremont and is President and a director of Valcor. Mr. Snetzer has been an executive officer and/or director of various companies related to Valhi and Contran since 1977. Mr. Snetzer serves as a member of the Company's Executive Committee.

     J. WALTER TUCKER, JR., 68, has served as a director of Valhi and/or certain of Valhi's predecessors since 1982. Mr. Tucker has been the President, Treasurer and a director of Tucker & Branham, Inc. (mortgage banking, insurance and real estate) and Vice Chairman of the Board and a director of Keystone since prior to 1989. Mr. Tucker is a director of United Telephone Company of Florida, Columbian Mutual Life Insurance Company and SunTrust Banks, Inc.

     For information concerning legal proceedings which certain director nominees are parties and other matters, see "Certain Litigation and Other Matters" and "Certain Relationships and Transactions" below.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings and took action by written consent in lieu of meetings on seven occasions in 1993. Each of the directors participated in at least 75% of the total number of such meetings and of the meetings of the committees on which they served.

     The Board of Directors has established the following standing committees:

     AUDIT COMMITTEE. The principal responsibilities and authority of the Audit Committee are to review and approve the selection of the Company's independent auditors and to make its recommendation with respect to such selection to the Board of Directors; to review with the independent auditors the scope and results of the annual auditing engagement, the procedures for internal auditing, the system of internal accounting controls and internal audit results; and to direct and supervise special audit inquiries. The current members of the Audit Committee are Norman S. Edelcup (Chairman) and Robert J. Frame. The Audit Committee held two meetings in 1993.

     MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE. The principal responsibilities and authority of the Management Development and Compensation Committee are to review and approve certain matters involving executive compensation, including making recommendations to the Board of Directors regarding compensation matters involving the Chief Executive Officer; to review and approve grants of stock options and awards of restricted stock under the Company's incentive plans; and to review and administer such other compensation matters as the Board of Directors may direct from time to time. The current members of the Management Development and Compensation Committee are Norman S. Edelcup (Chairman), Arthur H. Bilger and Robert J. Frame. The Management Development and Compensation Committee held two meetings in 1993.

     EXECUTIVE COMMITTEE. The principal responsibilities and authority of the Executive Committee are to take such actions as are required to manage the Company, within the powers provided by Delaware statute and except as otherwise limited by the Board of Directors. The current members of the Executive Committee are Harold C. Simmons (Chairman), Glenn R. Simmons and Michael A.

Snetzer.  The Executive Committee held no meetings in 1993.

     The Board of Directors does not have a nominating committee or any committee performing a similar function and, therefore, all matters which would be considered by such a committee are acted upon by the full Board of Directors. The Board of Directors will consider recommendations by stockholders of the Company with respect to the election of directors if such recommendations are submitted in writing to the Corporate Secretary of the Company and received not later than December 31 of the year prior to the next annual meeting of stockholders.

     The Board of Directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.


                               EXECUTIVE OFFICERS

     Set forth below is certain information relating to the current executive officers of Valhi. Biographical information with respect to Harold C. Simmons, Glenn R. Simmons and Michael A. Snetzer is set forth under "Election of Directors" above.


Name                  Age  Position(s)
Harold C. Simmons     62   Chairman of the Board and Chief Executive Officer

Glenn R. Simmons      66   Vice Chairman of the Board

Michael A. Snetzer    53   President

William C. Timm       49   Vice President-Finance and Administration; Treasurer

J. Thomas Montgomery, Jr.              47      Vice President and Controller

Steven L. Watson      43   Vice President and Secretary

William J. Lindquist  36   Vice President and Director of Taxes

Robert W. Singer      57   Vice President



   William C. Timm has served as Vice President-Finance and Administration and Treasurer of Valhi and Contran since 1992. From prior to 1989 to 1992 Mr. Timm served as Vice President-Finance of Valhi and Contran. Mr. Timm has served as an executive officer of various companies related to Valhi and Contran since 1981.

   J. Thomas Montgomery, Jr. has served as a Vice President of Valhi and Contran since 1989 and Controller of Valhi and Contran since prior to 1989. Mr. Montgomery has served as an executive officer of various companies related to Valhi and Contran since 1982.

   Steven L. Watson has served as Vice President and Secretary of Valhi and Contran since prior to 1989. Mr. Watson has served as an executive officer of various companies related to Valhi and Contran since 1981.

   William J. Lindquist has served as Vice President and Director of Taxes of Valhi and Contran since 1991. Mr. Lindquist served as Corporate Tax Manager of Valhi, Contran and various companies related to Valhi and Contran from 1981 to 1991.

   Robert W. Singer has served as a Vice President of Valhi and Contran since prior to 1989. Mr. Singer has also served as President and Chief Operating

Officer of Keystone since prior to 1989. Mr. Singer has served as an executive officer of various companies related to Valhi and Contran since 1982.


                               SECURITY OWNERSHIP

      OWNERSHIP IN VALHI AND ITS PARENTS. The following table and notes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the "Commission"), of Valhi Common Stock held by (i) each person or group of persons known to Valhi to beneficially own more than 5% of the outstanding shares of Valhi Common Stock, (ii) each director or nominee for director of Valhi, (iii) each executive officer of Valhi listed in the Summary Compensation Table below, and (iv) all executive officers and directors of Valhi as a group. See footnote (4) below for information concerning individuals and entities which may be deemed to indirectly beneficially own those shares of Valhi Common Stock directly held by Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National") and Contran, as reported in the table below. Except as set forth below, no securities of Valhi's parent companies are beneficially owned by any director, nominee for director or executive officer of Valhi. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons.

                                                            Valhi Common Stock


Name and Address of                     Amount and Nature of         Percent of
Beneficial Owner (1)                  Beneficial Ownership (2)       Class (3)
Contran Corporation and subsidiaries:
   Contran Corporation                       5,871,758(4)                 5.1%
   National City Lines, Inc.                 11,491,009(4)                10.0%
   Valhi Group, Inc.                         85,644,496(4)                74.5%

Arthur H. Bilger                             6,000(5)                      --
Norman S. Edelcup                            18,000(5)                     --
Robert J. Frame                              9,000(5)                      --
Glenn R. Simmons                             513,542(4)(5)(6)              --
Harold C. Simmons                            670,342(4)(5)(7)              --
Michael A. Snetzer                           643,496(4)(5)(8)              --
J. Walter Tucker, Jr.                        234,750(5)(9)                 --
William C. Timm                              247,938(4)(5)                 --
J. Thomas Montgomery, Jr.                    150,011(4)(5)                 --
Steven L. Watson                             138,599(4)(5)                 --
All directors and executive officers         2,868,716(4)(5)(6)            2.4%
   as a group (12 persons)                   (7)(8)(9)
_______________

(1) The business address of VGI, National and Contran is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240.

(2)   All beneficial ownership is sole and direct unless otherwise noted.

(3) No percent of class is shown for holdings of less than 1.0%. For purposes of calculating the percent of class owned, 1,186,200 shares (1.0%) of Valhi Common Stock held by NL are included in the amount of Valhi Common Stock outstanding and 5,180,000 shares of Valhi Common Stock held by a wholly-owned subsidiary of Valhi are excluded from the amount of Valhi Common Stock outstanding.

(4) National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of approximately 88.7% and 54.3% of the outstanding common stock of Southwest and Dixie Rice, respectively. All of Contran's outstanding voting stock is held by trusts established for the benefit of Harold C. Simmons' children and grandchildren (the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts; however, Mr. Simmons disclaims beneficial ownership thereof. The Combined Master Retirement Trust (the "Master Trust") holds approximately .1% of the outstanding shares of Valhi Common Stock. The Master Trust was formed to permit the collective investment by trusts which maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Harold C. Simmons is sole trustee of the Master Trust and sole member of the Trust Investment Committee for the Master Trust. The trustee and members of the Trust Investment Committee for the Master Trust are selected by Valhi's Board of Directors. Harold C. Simmons, Glenn R. Simmons and Michael A. Snetzer are members of Valhi's Board of Directors and are participants in one or more of the employee benefit plans which invest through the Master Trust; however, each such person disclaims beneficial ownership of the shares of Valhi Common Stock held by the Master Trust, except to the extent of his individual vested beneficial interest in the assets held by the Master Trust. William C. Timm, J. Thomas Montgomery, Jr. and Steven L. Watson, each an executive officer of Valhi listed in the Summary Compensation Table below, are participants in one or more of the employee benefit plans which invest through the Master Trust; however, each such person disclaims beneficial ownership of the shares of Valhi Common Stock held by the Master Trust, except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.

      Harold C. Simmons is Chairman of the Board and Chief Executive Officer of Valhi, VGI, National, NOA, Dixie Rice, Dixie Holding, Southwest and Contran. By virtue of the stock ownership described above and the holding of such offices, Mr. Simmons may be deemed to control such companies, and Mr. Simmons, National, NOA, Dixie Rice, Dixie Holding, Southwest and Contran may be deemed to possess indirect beneficial ownership of certain shares of Valhi Common Stock held by such entities. However, Mr. Simmons disclaims beneficial ownership of the shares of Valhi Common Stock beneficially owned, directly or indirectly, by such entities.

(5) The shares of Valhi Common Stock shown as beneficially owned include shares of Valhi Common Stock that such person or group could acquire upon the exercise of options within 60 days of the Record Date. During such period, options for 6,000 shares are exercisable by each of Messrs. Bilger, Edelcup, Frame and Tucker under the Company's 1990 Non-Employee Director Stock Option Plan (the "Director Plan"), and options for 590,000; 480,000; 420,000; 220,000; 118,000; 120,000 and 152,000 shares are exercisable by Messrs. H. Simmons, Snetzer, G. Simmons, Timm, Montgomery, Watson and the remaining executive officers as a group, respectively, under the Company's 1987 Stock Option - Stock Appreciation Rights Plan, as amended (the "Incentive Plan"). Also included are shares of restricted Valhi Common Stock which include none, 68,950; 55,150; 24,600; 14,150; 12,000 and 26,650 shares held by Messrs. H. Simmons, Snetzer, G. Simmons, Timm, Montgomery, Watson and the remaining executive officers as a group, respectively, which each such person has the power to vote and the right to receive dividends. In addition, included are the vested beneficial interests in shares of Valhi Common Stock held as of December 31, 1993 by the Company's employee stock ownership plan (the "ESOP") which include 3,342; 3,336; 3,342; 3,338; 3,211; 2,999 and 3,188 shares allocated to
      Messrs. H. Simmons, Snetzer, G. Simmons, Timm, Montgomery, Watson and the remaining executive officers as a group, respectively. All of the shares which could be acquired upon the exercise of options, shares of restricted Valhi Common Stock and the vested beneficial interest in the shares of Valhi Common Stock held by the ESOP are included in the amount of shares outstanding for purposes of calculating the percent of class owned by such person or group.

(6) The shares of Valhi Common Stock shown as beneficially owned by Glenn R. Simmons include 800 shares held in a retirement account for Mr. Simmons' wife and 1,000 shares held by Mr. Simmons' wife in trust for the benefit of their daughter, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.

(7) The shares of Valhi Common Stock shown as beneficially owned by Harold C. Simmons include 77,000 shares held by Mr. Simmons' wife, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.

(8) The shares of Valhi Common Stock shown as beneficially owned by Michael A. Snetzer include 2,000 shares held in an account for which Mr. Snetzer has investment authority and 9,000 shares held in an account for a son of which he is custodian, with respect to all of which beneficial ownership is disclaimed by Mr. Snetzer.

(9) The shares of Valhi Common Stock shown as beneficially owned by J. Walter Tucker, Jr. include 200,000 shares held by Mr. Tucker's wife and 17,250 shares held by a corporation which Mr. Tucker controls.

      OWNERSHIP IN VALHI'S SUBSIDIARIES AND AFFILIATES. The following table and notes set forth the beneficial ownership, as of the Record Date, of the Common Stock, $.125 par value per share, of NL ("NL Common Stock") and the common stock, $1.00 par value per share, of Tremont ("Tremont Common Stock"), held by
(i) each director or nominee for director of Valhi, (ii) each executive officer of Valhi listed in the Summary Compensation Table below, and (iii) all executive officers and directors of Valhi as a group. Except as set forth below, no securities of Valhi's subsidiaries and less than majority-owned affiliates are beneficially owned by any director, nominee for director or executive officer of Valhi. All information has been taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons.

                                                NL Common Stock                    Tremont Common Stock

                                          Amount and                            Amount and
                                           Nature of                             Nature of
Name of                                   Beneficial          Percent           Beneficial          Percent
Beneficial Owner                        Ownership(1)(3)     of Class(2)       Ownership(1)(3)     of Class(2)

Arthur H. Bilger                           - 0 -                 --               - 0 -                --
Norman S. Edelcup                          - 0 -                 --               - 0 -                --
Robert J. Frame                            - 0 -                 --               - 0 -                --
Glenn R. Simmons                            8,800                --                4,000(6)            --
Harold C. Simmons                           7,775(4)             --               - 0 -                --
Michael A. Snetzer                         12,000                --                6,000               --
J. Walter Tucker, Jr.                      - 0 -                 --               - 0 -                --
William C. Timm                            - 0 -                 --               - 0 -                --
J. Thomas Montgomery, Jr.                  15,275(5)             --                1,000               --
Steven L. Watson                            1,000                --                2,000               --

All directors and executive
officers as a group (12 persons)           44,850(3)(4)(5)       --               13,000(3)(6)         --

(1)   All beneficial ownership is sole and direct unless otherwise noted.

(2)   Represents less than 1% of the class outstanding.

(3) Valhi directly beneficially owns 24,787,210 shares of NL Common Stock and 3,533,966 shares of Tremont Common Stock. Tremont directly beneficially owns 9,064,780 shares of NL Common Stock. See footnote (4) to the Ownership in Valhi and Its Parents table above for information concerning indiviuals and entities which may be deemed to indirectly beneficially own such shares of NL Common Stock and Tremont Common Stock.

(4) The shares of NL Common Stock shown as beneficially owned by Harold C. Simmons include 7,775 shares held by Mr. Simmons' wife, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.

(5) The shares of NL Common Stock shown as beneficially owned by J. Thomas Montgomery, Jr. include 275 shares held in a retirement account by Mr. Montgomery's wife, with respect to all of which beneficial ownership is disclaimed by Mr. Montgomery.

(6) The shares of Tremont Common Stock shown as beneficially owned by Glenn R. Simmons include 515 shares held by Mr. Simmons' wife, of which 300 shares are held in a retirement account and 25 shares are held in trust for the benefit of their daughter, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.


      The Company understands that Contran and related entities may consider acquiring or disposing of shares of Valhi Common Stock through open-market or privately-negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of Valhi Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors deemed relevant by such entities. The Company may similarly consider acquisitions of shares of Valhi Comon Stock and acquisitions or dispositions of securities issued by related entities. Neither Contran nor the Company presently intends to engage in any transaction or series of transactions which would result in the Valhi Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934 or ceasing to be traded on a national securities exchange.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION

      COMPENSATION OF DIRECTORS. During 1993, directors of Valhi who were not also employees of the Company or an affiliate of the Company received an annual retainer of $7,500 (increased to $10,000 as of July 1, 1993) paid in quarterly installments, plus a fee of $750 (increased to $1,000 as of July 1, 1993) per day for attendance at meetings and as a daily rate for other services rendered on behalf of the Board of Directors and/or committees thereof. In addition, directors who were members of the Audit Committee or Management Development and Compensation Committee received an annual retainer of $3,750 (increased to $4,000 as of July 1, 1993) paid in quarterly installments, for each committee on which they served. Directors were also reimbursed for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors and/or committees thereof. Directors receiving fees during 1993 were Arthur H. Bilger, Norman S. Edelcup, Robert J. Frame and J. Walter Tucker, Jr., (together, the "Non-Employee Directors").

      During 1993, each of the Non-Employee Directors was granted an option, pursuant to the Director Plan, to purchase 2,000 shares of Valhi Common Stock at an exercise price of $5.00 per share, which was equal to the market value of such shares on the date of grant, calculated as the last reported sales price of Valhi Common Stock on the New York Stock Exchange Composite Tape on such date. Options granted pursuant to the Director Plan become exercisable one year after the date of grant and expire on the fifth anniversary following the date of grant.

      Valhi and Contran are parties to an intercorporate services agreement (the "Contran ISA"), pursuant to which Contran provided certain services to Valhi during 1991, 1992 and 1993, including services rendered by Glenn R. Simmons and Harold C. Simmons, each of whom is a director of Valhi. See also "Certain Relationships and Transactions" below.

      SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF EXECUTIVE OFFICERS. The Summary Compensation Table set forth below provides information concerning annual and long-term compensation paid or accrued by the Company to or on behalf of Valhi's Chief Executive Officer and each of the four other most highly compensated executive officers of Valhi during 1993, for services rendered to Valhi, its subsidiaries and its less than majority-owned affiliates during 1991, 1992 and 1993. During such periods, Harold C. Simmons and Glenn R. Simmons were paid by Contran and Robert W. Singer was paid by Keystone. The remainder of the individuals who served as executive officers of the Company during such periods were paid by Valhi. The Contran ISA provides that Contran and Valhi will render certain services to each other, including services by the executive officers of Valhi. The fees paid pursuant to the Contran ISA are based upon the estimated percentage of time individual employees, including executive officers, devote to matters on behalf of Valhi, Contran and certain related entities. See also "Certain Relationships and Transactions" below.


                           SUMMARY COMPENSATION TABLE
                                                                                    LONG TERM
                                            ANNUAL COMPENSATION                  COMPENSATION (11)
                                                                                       AWARDS

                                                                 OTHER       RESTRICTED      SHARES
                                                                 ANNUAL         STOCK      UNDERLYING    ALL OTHER
 NAME AND                               SALARY      BONUS     COMPENSATION     AWARDS       OPTIONS     COMPENSATION
 PRINCIPAL POSITION            YEAR    ($)(1)(2)    ($)(2)       ($)(3)        ($)(4)      (#)(5)(6)        ($)

 HAROLD C. SIMMONS,            1993    1,960,000      -0-        36,000         -0-            -0-          -0-
 CHAIRMAN OF THE BOARD AND     1992    2,000,000      -0-          -            -0-            -0-          -0-
 CHIEF EXECUTIVE OFFICER       1991    2,000,000      -0-          -            -0-            -0-          -0-

 MICHAEL A. SNETZER,           1993      324,564    313,436      34,500       112,125        150,000       72,100(7)
 PRESIDENT                     1992      296,154     84,616        -          250,000          -0-         25,226(7)
                               1991      298,602    170,630        -          299,812        150,000       32,859(7)

 WILLIAM C. TIMM,              1993      199,519    119,711        -           50,213         75,000       51,500(8)
 VICE PRESIDENT-FINANCE AND    1992      198,076     99,038        -           75,000          -0-         14,513(8)
 ADMINISTRATION; TREASURER     1991      177,405     78,846        -          100,125        100,000       16,964(8)

 J. THOMAS MONTGOMERY, JR.,    1993      126,762     65,758        -           26,813         50,000       17,264(9)
 VICE PRESIDENT AND            1992      121,818     45,682        -           50,000          -0-          8,746(9)
 CONTROLLER                    1991      127,693     31,923        -           50,062         50,000       11,473(9)

 STEVEN L. WATSON,             1993      121,793     60,897        -           24,863         40,000      17,091(10)
 VICE PRESIDENT AND            1992      120,466     48,186        -           40,000          -0-         8,646(10)
 SECRETARY                     1991      112,804     30,081        -           39,937         40,000      11,327(10)

(1) The amounts shown as compensation in the table for Harold C. Simmons represents the portion of the fees paid by Valhi to Contran pursuant to the Contran ISA with respect to services rendered by Mr. Simmons to Valhi, its subsidiaries and its less than majority-owned affiliates. Of such amounts, NL and Tremont, less than majority-owned publicly-traded affiliates of Valhi, reimbursed Valhi an aggregate of $521,984, $1,148,798 and $1,148,798, for 1993, 1992 and 1991, respectively, for allocations by Valhi to such entities.

(2) The amounts shown as compensation in the table for Messrs. Snetzer, Timm, Montgomery and Watson represent the full amount paid by Valhi for services rendered by such individuals during each respective period, less the portion of such compensation which is attributable to the services rendered by such executive officers to Contran and certain entities related to Contran, for which Contran reimbursed Valhi pursuant to the Contran ISA. The amounts attributable to such services and reimbursed by Contran with respect to Messrs. Snetzer, Timm, Montgomery and Watson, were $50,000, $80,770, $50,480 and $42,310, respectively, for 1993; $69,230,
      $77,886, $52,500 and $41,348, respectively, for 1992; and $80,768,
      $68,749, $40,384 and $47,115, respectively, for 1991. The net salary and bonus amounts shown for each such individual for each such period reflect the reduction for the reimbursement by Contran, which has been allocated proportionately between each individual's base salary and bonus.

(3) The amounts shown represent director fees paid to the named individuals directly by NL and Tremont. The only other type of Other Annual Compensation for each of the named individuals was in the form of perquistes and was less than the level required for reporting.

(4) The aggregate number and value of each named executive officer's holdings of restricted Valhi Common Stock as of December 31, 1993 (at which time the market value was $4.875 per share) were as follows: Mr. Simmons, no shares; Mr. Snetzer, 68,950 shares, $336,131; Mr. Timm, 24,600 shares, $119,925; Mr. Montgomery, 14,150 shares, $68,981; and Mr. Watson, 12,000 shares, $58,500. Such shares vest at a rate of 40% after six months from the date of award, 30% after eighteen months from the date of the award and 30% after 30 months from the date of the award. Dividends on such shares are paid at the same time and at the same rate as dividends on unrestricted Valhi Common Stock.

(5) Grants of options to purchase Valhi Common Stock ("Options") under the Incentive Plan become exercisable at a rate of 20% on each of the first five annual anniversary dates of the date of grant. No grants of stock appreciation rights were made in 1991, 1992 or 1993.

(6) Pursuant to an agreement between Contran and Valhi, Contran will pay Valhi an amount equal to the market value, on the date of exercise, of any Valhi Common Stock issued to Harold C. Simmons pursuant to Options granted to Mr. Simmons.

(7) All other compensation for Michael A. Snetzer consists of an allocation of Valhi Common Stock by the ESOP valued at $3,773, a matching contribution pursuant to the Company's Deferred Incentive Plan (the "DIP") of $13,491 and an accrual to an unfunded reserve account of $54,836 payable upon Mr. Snetzer's retirement, the termination of his employment with the Company or to his beneficiaries upon his death, for 1993; an allocation by the ESOP of $2,289, a matching contribution pursuant to the DIP of $6,546 and an accrual to the beforementioned reserve account of $16,391, for 1992; and an allocation by the ESOP of $3,330, a matching contribution pursuant to the DIP of $8,475 and an accrual to the beforementioned reserve account of $21,054, for 1991.

(8) All other compensation for William C. Timm consists of an allocation by the ESOP of $3,773, a matching contribution pursuant to the DIP of $13,491 and an accrual to an unfunded reserve account of $34,236 payable upon Mr. Timm's retirement, the termination of his employment with the Company or to his beneficiaries upon his death, for 1993; an allocation by the ESOP of $2,289, a matching contribution pursuant to the DIP of $6,546 and an accrual to the beforementioned reserve account of $5,678, for 1992; and an allocation by the ESOP of $3,330, a matching contribution pursuant to the DIP of $8,475 and an accrual to the before mentioned reserve account of $5,159, for 1991.

(9) All other compensation for J. Thomas Montgomery, Jr. consists of an allocation by the ESOP of $3,773 and a matching contribution pursuant to the DIP of $13,491, for 1993; an allocation by the ESOP of $2,200 and a matching contribution pursuant to the DIP of $6,546, for 1992; and an allocation by the ESOP of $2,998 and a matching contribution pursuant to the DIP of $8,475, for 1991.

(10) All other compensation for Steven L. Watson consists of an allocation by the ESOP of $3,600 and a matching contribution pursuant to the DIP of $13,491, for 1993; an allocation by the ESOP of $2,100 and a matching contribution pursuant to the DIP of $6,546, for 1992; and an allocation by the ESOP of $2,852 and a matching contribution pursuant to the DIP of $8,475, for 1991.

(11) No payouts were made to the named executive officers pursuant to long-term incentive plans during 1991, 1992 or 1993. Therefore, the column for such compensation has been omitted.


      GRANTS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. The following table provides information, with respect to the executive officers of Valhi listed in the Summary Compensation Table above, concerning the grant of Options under the Incentive Plan during 1993. No stock appreciation rights ("SARs") were granted under the Incentive Plan in 1993.


                              OPTION GRANTS IN 1993
                                                                                                  Potential
                                              Percent of                                     Realizable Value at
                                Shares       Total Options                                 Assumed Annual Rates of
                              Underlying      Granted to    Exercise or                   Stock Price Appreciation
                               Options         Employees     Base Price    Expiration      for Option Term ($) (3)
        Name                Granted(#)(1)       in 1993     ($/Share)(2)      Date           5%              10%


Harold C. Simmons                - 0 -             0.00%        n/a         n/a             n/a             n/a

Michael A. Snetzer              150,000           24.51%        5.00        03/30/03        124,500         849,000

William C. Timm                  75,000           12.25%        5.00        03/30/03         62,250         424,500

J. Thomas Montgomery, Jr.        50,000            8.17%        5.00        03/30/03         41,500         283,000

Steven L. Watson                 40,000            6.54%        5.00        03/30/03         33,200         226,400

All optionees                   612,000          100.00%        5.00        03/30/03        507,960       3,463,920

All stockholders' gain(4)          n/a              n/a         n/a            n/a          470.5MM            1.1B

All optionees as a percent         n/a              n/a         n/a            n/a            0.11%           0.33%
of all stockholders' gain

(1) Options become exercisable at a rate of 20% on each of the first five annual anniversary dates of the date of grant.

(2) The initial exercise price is equal to the market value per share of Valhi Common Stock on the date of grant, calculated as the closing sales price on the New York Stock Exchange Composite Tape on such date. The exercise price is adjusted on each annual anniversary date of the date of grant by an amount equal to 5.19% (the yield on five-year U.S. Treasury Notes on the date of grant) times the initial, or last previously adjusted, exercise price, less the amount of dividends paid per share on Valhi Common Stock since the previous adjustment.

(3) Pursuant to the rules of the Commission, the amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of Valhi Common Stock. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the end of the ten year term of the Options, of the Valhi Common Stock into which the listed Options are exerciseable and the aggregate exercise price of such Options. The appreciated value per share at the end of the ten year term would be $8.14 and $12.97 at the 5% rate and 10% rate, respectively. The exercise price of the Options at the end of the ten year term, calculated as set forth in (2) above, would be $7.31 per share. Such calculation takes into account the payment of prior dividends and assumes future dividends will be paid at a rate equal to the Company's current policy of $.02 per share per calendar quarter.

(4) The amounts shown represent the cumulative increase in value stockholders of all outstanding shares of Valhi Common Stock, as of the date of grant, would receive over the term of the Options at the hypothetical 5% and 10% appreciation rates, based on the market value of Valhi Common Stock at the date of grant and the reinvestment of dividends paid, as set forth in (3) above.


      STOCK OPTION EXERCISES AND HOLDINGS. The following table provides information, with respect to the executive officers of Valhi listed in the Summary Compensation Table above, concerning the exercise of Options during 1993 and the value of unexercised Options held as of December 31, 1993. No SARs have been granted under the Incentive Plan.


                AGGREGATED OPTION EXERCISES IN 1993 AND DECEMBER 31, 1993 OPTION VALUES


                                                                                          Value of
                                                                     Unexercised         Unexercised
                                                                      Options at        In-the-Money
                                                                       12/31/93          Options at
                                      Shares                          (# shares)       12/31/93 ($)(1)
                                   Acquired on        Value          Exercisable/       Exercisable/
             Name                  Exercise (#)    Realized ($)     Unexercisable       Unexercisable

 Harold C. Simmons                    - 0 -             -0-        590,000/60,000      - 0 - / - 0 -

 Michael A. Snetzer                   - 0 -             -0-        450,000/300,000      - 0 - / - 0 -

 William C. Timm                      - 0 -             -0-        205,000/170,000      - 0 - / - 0 -

 J. Thomas Montgomery, Jr.            - 0 -             -0-        108,000/102,000      - 0 - / - 0 -

 Steven L. Watson                     - 0 -             -0-        112,000/88,000      - 0 - / - 0 -



(1) The aggregate amount represents the difference between the exercise price of the individual Options and the $4.875 per share market value of Valhi Common Stock on December 31, 1993, calculated as the closing sales price per share on the New York Stock Exchange Composite Tape on such date.


      PENSION PLAN. The Company's Pension Plan (the "Pension Plan") is a plan qualified under the Internal Revenue Code that provides for a defined benefit upon retirement to eligible and participating employees of Valhi and certain related companies. Under the terms of the Pension Plan, the defined benefit for a participant is formulated on the basis of a straight life annuity determined by the amount of a participant's earnings for each year and the number of years of service credited to such individual. The compensation utilized for purposes of the Pension Plan formula includes the annual salary and cash bonus amounts paid directly by Valhi, including the amount thereof reimbursed by Contran pursuant to the Contran ISA.

      The following table lists annual benefits under the Pension Plan for the average annual earnings and years of credited service shown for a participant retiring at the normal retirement age of 65. There is no provision under the Pension Plan providing for benefit reductions for Social Security payments received by a participant after retirement. Annual compensation for benefit determination purposes under the Pension Plan for 1993 does not take into account a participant's annual earnings in excess of $235,840. In 1994 such limitation will be reduced to $150,000 and indexed for future periods. A participant does not accrue additional benefits under the Pension Plan after thirty years of credited service.

                      Years of Credited Service
     Average Annual
        Earnings                 5               10               20                30

         80,000               5,416            10,832            21,664          32,496
         100,000              7,166            14,332            28,664          42,996

         120,000              8,916            17,832            35,664          53,496

         140,000              10,666           21,332            42,664          63,996
         160,000              12,416           24,832            49,664          74,496

         180,000              14,166           28,332            56,664          84,996
         200,000              15,916           30,832            60,784          91,176

         235,840              19,052           38,104            76,208          114,312


      As of December 31, 1993, Michael A. Snetzer, William C. Timm, J. Thomas Montgomery, Jr. and Steven L. Watson, executive officers named in the Summary Compensation Table above, were credited with 16 years, 12 years, 12 years and 13 years, respectively, of benefit service to Valhi under the Pension Plan. Harold
C. Simmons, an executive officer named in the Summary Compensation Table above, is not an employee of Valhi and therefore does not participate in the Pension Plan. Other than as described in the Summary Compensation Table above, none of the executive officers or directors of Valhi participate in any supplementary nonqualified plans which pay benefits in excess of the above limits.



                       REPORT ON EXECUTIVE COMPENSATION

      During 1993, matters regarding compensation of the Company's executive officers were administered by the Board of Directors, the Chief Executive Officer (the "CEO") and the Management Development and Compensation Committee (the "MD&C Committee"). This report is submitted by such individuals in their respective capacities, as set forth below.

      The Board of Directors, with directors other than Non-Employee Directors abstaining, considered and approved the terms of the Contran ISA, pursuant to which the services of Harold C. Simmons, the Company's Chairman of the Board and CEO, and Glenn R. Simmons, the Company's Vice Chairman of the Board, were provided. The CEO, considering recommendations of management, determined the cash compensation paid to the Company's employees, including the Company's other executive officers, and made recommendations to the MD&C Committee with respect to awards of restricted stock and grants of stock options. The MD&C Committee, which is comprised solely of Non-Employee Directors, reviewed and approved the awards of restricted Valhi Common Stock and grants of stock options to the Company's executive officers and other employees pursuant to the Incentive Plan.

      It is the Company's policy that employee compensation, including compensation to executive officers, be at a level which allows the Company to attract, retain, motivate and reward individuals at the level of training, experience and ability required to adequately manage the Company and its businesses and that a significant portion of any incentive compensation paid be related to the performance of the Company's equity securities and have a commonality of interest with the stockholders of the Company. There were no specific preset performance formulas in 1993 by which the compensation of the

Company's executive officers was determined. Additionally, no specific weighting of the factors considered was made. Compensation determinations were made in the discretion of the decision maker(s), in their best business judgement.

      An amount equal to a significant portion of the fee paid by Valhi for the services of the CEO was reimbursed to Valhi by its less than majority-owned publicly-traded affiliates, for allocations by Valhi to such entities. Such reimbursements were approved by the board of directors of each of such entities. The CEO either does not participate in the Company's compensation and employee benefit plans or the cost of such participation is reimbursed to the Company by Contran. The amount of the fee paid by the Company with respect to the CEO represents, in the view of the Board of Directors, the reasonable equivalent of "compensation" for such position considering the CEO's unique experience and knowledge. The Board of Directors also considered the significant role the CEO has in establishing the Company's policies and directing strategic transactions involving the Company, its subsidiaries and its less than majority-owned affiliates, as well as the Company's historical financial performance. No specific formulas, guidelines or comparables for determining the amount of such fee were considered, nor was there any specific relationship between the Company's current or future performance and the level of such fee.

      The compensation of the Company's executive officers, other than the CEO, consists primarily of base salary and incentive compensation. Incentive compensation consists of bonuses, in the form of cash and/or awards of restricted stock, and grants of stock options. It is management's intent that base salaries for executives of the Company be in the lower end of the ranges for comparable positions in other organizations but, when combined with incentive compensation, create a total compensation package from the median to high end of such ranges. The CEO may be deemed to control in excess of 90% of the outstanding Valhi Common Stock and as such is considered an effective stockholder advocate in matters concerning executive compensation, other than his own.

      Base salaries for all salaried employees, including executive officers of the Company, have been established on a position-by-position basis. Annual internal reviews of salary levels for each position are conducted by the Company's management in an attempt to rank the order of the base salary and job value of each salaried position. The ranges of salaries for comparable positions considered by management were based upon management's general judgement and opinion and no specific survey, study or other analytical process was utilized to determine such ranges. Job value rankings are annually compared to executive base salary levels at the Company's subsidiaries and affiliates in an attempt to maintain equitable base salaries for comparable executive positions. Base salary levels are generally not increased except in instances of (i) promotions, (ii) increases in responsibility or (iii) unwarranted discrepancies between job value and the corresponding base salary. The Company will consider across-the-board base salary increases when competitive factors so warrant. All of management's recommendations with respect to base salaries for executive officers of the Company are submitted to the CEO for modification and/or approval. None of the 1993 base salaries of the Company's executive officers who are employees of the Company were increased over the respective 1992 base salaries. Prior year-to-year fluctuations in the portion of base salaries applicable to the Company with respect to its executive officers, other than the CEO, were a result of changes in the amount of time estimated to be spent by each such officer on behalf of Contran and the Company and the resulting changes in allocations under the Contran ISA.

      A significant portion of an executive's total compensation has historically been in the form of incentive compensation which is "at risk". The Company's practice has been to provide for greater percentages of such "at risk" compensation at higher levels of responsibility. Annual bonuses have been paid in the form of cash and/or awards of restricted stock. The aggregate amount of each executive's bonus has been based upon the recommendation of management as modified and/or approved by the CEO. Annual performance reviews are an important factor in determining management's recommendation, which is primarily based on each executive's individual performance and to a lesser extent on the Company's overall performance. Individual performance is typically measured by the ability an executive demonstrates in performing, in a timely and cost efficient manner, the functions of the position held, with respect to routine corporate activities and the development and implementation of strategic transactions and policies. Additionally, an executive's sustained performance, experience and potential for growth are assessed. No specific financial or budget tests were applied in the measurement of individual performance. The Company's overall performance is typically measured by the Company's historical financial results and the level of success with respect to the development and implementation of strategic transactions. No specific overall performance measures were utilized and there is no specific relationship between overall performance measures and an executive's incentive compensation. Recommendations with respect to the allocation between cash and restricted stock awards are guided by the principal that those executives having the greatest influence over long-term price performance of the Company's equity securities should have a significant percentage of their respective bonuses paid in the form of restricted stock. In 1993, restricted stock awards generally represented 25% of an executive officer's incentive compensation. The Company believes that the price performance of restricted stock provides for a significant link between an executive's compensation and the Company's performance. Management's recommendation with respect to the award of restricted stock, as approved by the CEO, is submitted to the MD&C Committee for further modification and/or approval.

      Stock options are another significant element of the Company's executive compensation program and provide a further commonality of interest with the stockholders of the Company in that the value of such options depends entirely on the appreciation of the stock into which the options are exercisable. Commencing in 1993, grants of stock options are generally considered on an annual basis after the Company's financial results for each fiscal year are determined, rather than at the end of each fiscal year as was the Company's prior practice. Also, commencing in 1993, stock options were granted with escalating exercise prices based on the yield for five year U.S. Treasury Notes on the date of the grant, less the amount of dividends paid per share.

      In approving the awards of restricted Valhi Common Stock and grant of stock options to the Company's executive officers and other employees, the MD&C Committee considered the above policies and factors, the level of cash compensation paid to each individual and the recommendation of the CEO. The shares of restricted Valhi Common Stock awarded in 1993 vest over a 30 month period, are non-transferable and are forfeitable if the grantee leaves the Company's employ prior to vesting, unless otherwise approved by the MD&C Committee. No award of restricted Valhi Common Stock or grant of stock options were made to the CEO in 1993.



      Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with the new statute.

      The Company has adopted, commencing in 1994, guidelines with respect to the payment of incentive compensation to its corporate employees, including employees who are executive officers. Such guidelines provide for annual amounts to be available for formula based incentive payments based on a percentage of the Company's net income, as defined. The guidelines provide that the amount of the formula based incentive pool for each fiscal year will be allocated to employees, including employees who are executive officers, based on bonus units determined in January of each year and project bonuses determined during each year. The allocation of bonus units will be based primarily on the same factors as were previously utilized to determine base salaries and incentive compensation. Additionally, contributions to the Company's deferred incentive plan and employee stock ownership plan will be based on the attainment of the Company's business plan, as approved by the Board of Directors.

      The foregoing report is submitted by the following individuals in the capacities indicated:

          Arthur H. Bilger, as a Non-Employee Director and member of the Management Development and Compensation Committee

          Norman S. Edelcup, as a Non-Employee Director and member of the Management Development and Compensation Committee

          Robert J. Frame, as a Non-Employee Director and member of the Management Development and Compensation Committee

          J. Walter Tucker, Jr., as a Non-Employee Director

          Harold C. Simmons, as Chief Executive Officer




                                PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on Valhi Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and the S & P Conglomerate Index for the period of five fiscal years commencing December 31, 1988 and ending December 31, 1993. The graph shows the value at December 31 of each year assuming an original investment of $100 and reinvestment of dividends and other distributions to stockholders.

               [GRAPH, DESCRIBED ABOVE, OF VALUES IN TABLE BELOW]



                               1988          1989           1990          1991         1992           1993

 Valhi, Inc.                    $100         $151           $ 42          $ 49          $ 45          $ 44
 S&P 500                        $100         $132           $128          $166          $179          $197

 S&P Conglomerate               $100         $125           $104          $113          $140          $185


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIPS WITH RELATED PARTIES

      As set forth under the caption "Security Ownership," Harold C. Simmons, through Contran, may be deemed to control the Company. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company (except as otherwise set forth in this Proxy Statement and Appendix B hereto), the Company continuously considers, reviews and evaluates, and understands that Contran and related entities consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more of such transactions in the future. In connection with these activities the Company may consider issuing additional equity securities or incurring additional indebtedness. The Company's acquisition activities have in the past and may in the future include participations in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Harold C. Simmons. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

      Each of the executive officers of Valhi is also currently serving as an executive officer of certain other companies related to Valhi and it is expected that each will continue to do so in 1994. Such management interrelationships and intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have adverse interests.

      Although no specific procedures are in place which govern the treatment of transactions among the Company and its related entities, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors and officers owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

CONTRACTUAL ARRANGEMENTS

      CONTRAN INTERCORPORATE SERVICES AGREEMENT. The Contran ISA provides that Contran will render or provide for certain management, administrative and aircraft maintenance services to the Company and that the Company will render certain management and administrative services to Contran. The Company paid Contran net fees of $1,232,000 million for services rendered under the Contran ISA in 1993, which represented $2,442,000 million for services rendered by Contran to the Company less $1,210,000 million for services rendered by the Company to Contran. In addition, Contran and the Company reimbursed each other for out-of-pocket costs incurred in rendering such services. Effective January 1, 1994, the Contran ISA was amended and separate intercorporate services agreements were entered into by Contran with NL and Tremont providing for aggregate net fees to be paid to Contran in 1994 of $688,000. The Contran ISA and the agreements by Contran with NL and Tremont provide for their extension on a quarter-to-quarter basis, subject to termination upon thirty days advance notice by either party and their amendment by mutual agreement.



                      CERTAIN LITIGATION AND OTHER MATTERS

      In November 1991, a purported derivative complaint was filed in the Court of Chancery of the State of Delaware, New Castle County (Alan Russell Kahn v. Tremont Corporation, et al., No. 12339), in connection with Tremont's agreement to purchase 7.8 million shares of NL Common Stock from Valhi (the "NL Stock Purchase"). In addition to Valhi, the complaint names as defendants Tremont and the members of Tremont's board of directors, including Harold C. Simmons, Glenn
R. Simmons and Michael A. Snetzer. The complaint alleges, among other things, that the NL Stock Purchase constitutes a waste of Tremont's assets and that Tremont's board of directors breached its fiduciary duties to Tremont's public stockholders and seeks, among other things, to rescind Tremont's consummation of the NL Stock Purchase and award damages to Tremont for injuries allegedly suffered as a result of the defendants' wrongful conduct. Valhi believes, and understands that the other defendants believe, that the action is without merit. Valhi has denied, and understands that the other defendants have denied, all allegations of wrongdoing and liability, and intends to vigorously defend this action. The defendants have moved to dismiss the complaint on the ground that the plaintiff lacks standing to pursue this action and a hearing on the motion has been scheduled for April 1994.

      In June 1990, Drexel, a corporation for which Arthur H. Bilger served as a director and executive officer before resigning in March 1990, filed for protection under the federal bankruptcy laws. In January 1991, Columbia Savings & Loan Association, a corporation for which Mr. Bilger served as a director from June 1989 to his resignation in February 1990, was placed into conservatorship by the Office of Thrift Supervision.

                          APPROVAL OF AMENDMENT TO THE
          VALHI, INC. 1987 STOCK OPTION - STOCK APPRECIATION RIGHTS PLAN

GENERAL

      The Incentive Plan was adopted by the Board of Directors in 1987 and approved by Valhi's stockholders in 1988. Amendments to the Incentive Plan were approved by Valhi's stockholders in 1991 and 1992. The Incentive Plan was established for the purpose of promoting the interests of the Company and related entities by strengthening such entities' ability to attract, retain and motivate individuals of training, experience and ability required to adequately manage the businesses and promote the financial success of such entities. Less than one hundred key individuals of the Company are eligible to participate in the Incentive Plan.

INCREASE IN AUTHORIZED SHARES

      The Incentive Plan, as previously approved by Valhi's stockholders, authorizes the issuance of up to 6,000,000 shares of Valhi Common Stock. The Board of Directors took action as of March 10, 1994, subject to stockholder approval, to adopt the Amendment which provides for a 3,000,000 share increase in the number of shares authorized to be issued pursuant to the Incentive Plan to an aggregate of 9,000,000 shares. The MD&C Committee took action as of March 10, 1994, subject to stockholder approval of the increase in authorized shares, to grant Options for 842,000 shares of Valhi Common Stock, including 685,100 shares remaining available under the previously approved authorization. On March 24, 1994 the closing price of Valhi Common Stock on the New York Stock Exchange Composite Tape was $5.50 per share.

INDIVIDUAL GRANT LIMITATION

      Section 162(m) of the Internal Revenue Code (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation, such as grants and awards under the Incentive Plan, will not be subject to the deduction limit if certain requirements are met, including the requirement that the maximum number of grants and awards that may be made to a particular individual must be predetermined. The Board of Directors took action as of March 10, 1994, subject to stockholder approval, to adopt the Amendment which limits the underlying shares issuable pursuant to grants and awards to a particular individual in any single fiscal year to 500,000 shares of Valhi Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

      The grant of a stock option will not result in taxable income at the time of grant for the optionee or the Company. The grantee will have no taxable income upon exercising an "incentive stock option" ("ISO") within the meaning of
Section 422A of the Code (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a nonqualified stock option, the grantee will recognize ordinary income in the amount by which the fair market value exceeds the option price and the Company will be entitled to a deduction for the same amount. Upon exercise of a SAR, the grantee will generally recognize ordinary income and the Company will have a corresponding deduction in the year of exercise in an amount equal to the amount of cash received and the fair market value (on the date of exercise) of any shares received. If the grantee receives any shares upon exercise of a SAR, the federal income tax will be identical to that applicable to shares acquired upon the exercise of a nonqualified stock option. The treatment to a grantee of a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO, SAR or a nonqualified stock option. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding periods have been satisfied.

      Assuming a grantee of a restricted stock award does not make a valid Code
Section 83(b) election with respect to the award, no income will be recognized by the grantee, and no deduction will be allowed to the Company upon the issuance of shares of restricted stock pursuant to the award. The grantee will recognize ordinary income and the Company will have a corresponding deduction at the time such shares first become transferable or are no longer subject to a substantial risk of forfeiture, equal to the fair market value of the shares at that time. If a grantee makes a valid Code Section 83(b) election, the grantee will recognize taxable income, and the Company will be entitled to a corresponding deduction, at the time of such grant. If the shares are subsequently forfeited and returned to the Company, the grantee will not be entitled to either (i) an ordinary income or capital loss deduction for the amount previously recognized as taxable income with respect to such shares, or
(ii) a refund or any tax paid thereon. Upon sale or other disposition of shares received pursuant to a restricted stock award, the grantee generally will recognize gain or loss equal to the difference between the sales price of such shares and the grantee's tax basis for such shares. The gain or loss recognized will be treated as capital gain or loss (short or long-term, depending on the grantee's holding period for the shares), assuming the grantee holds the shares as a capital asset on the date of the disposition. There will be no tax effect to the Company upon sale or other disposition of such shares.

      The foregoing summary of the Amendment is qualified in its entirety by reference to the complete text of the Incentive Plan, as amended and restated, a copy of which is annexed to this Proxy Statement as Appendix A. The Board of Directors recommends a vote "FOR" approval of the Amendment.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of Coopers & Lybrand served as the Company's primary independent public accountants for the year ended December 31, 1993 and is currently expected to be considered for appointment as such for the year ended December 31, 1994. Representatives of Coopers & Lybrand are expected to attend the Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


                     STOCKHOLDER PROPOSALS FOR 1995 MEETING

      Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual stockholder meetings, consistent with rules adopted by the Commission. Such proposals must be received by the Company not later than December 1, 1994, to be considered for inclusion in the proxy statement and form of proxy relating to the 1995 Annual Meeting of Stockholders. Any such proposals should be addressed to: Corporate Secretary, Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                                  OTHER MATTERS

      The Board of Directors knows of no other business which will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their best judgment.

                       APPENDICES AND FINANCIAL STATEMENTS

      Annexed to this Proxy Statement as Appendix A is the complete text of the Incentive Plan for which an amendment is proposed. Annexed to this Proxy Statement as Appendix B is a description of the Company's business as conducted in 1993, together with certain other materials and financial information contained in the Company's 1993 Annual Report on Form 10-K as filed with the Commission, additional copies of which are available to stockholders without charge on request by writing: Corporate Secretary, Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The information in Appendix B is not deemed to be solicitation material in connection with the Meeting.






VALHI, INC.

Dallas, Texas
March 31, 1994

                                   VALHI, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              OF VALHI, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 12, 1994



The undersigned hereby appoints Harold C. Simmons, Michael A. Snetzer and Steven
L. Watson, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 1994 Annual Meeting of Stockholders (the "Meeting") of Valhi, Inc., a Delaware corporation ("Valhi"), to be held at the Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas on Thursday, May 12, 1994, at 10:00 a.m. (local time), and at any adjournment or postponement of said Meeting, all of the shares of Common Stock ($.01 par value) of Valhi standing in the name of the undersigned or which the undersigned may be entitled to vote on the following Proposals, in the manner directed on the reverse side:

1.    Election of Directors
      Nominees:   Arthur H. Bilger, Norman S. Edelcup, Robert J. Frame, Glenn R.
                  Simmons, Harold C. Simmons, Michael A. Snetzer and J. Walter
                  Tucker, Jr.

2. Approval of the amendment of the Valhi 1987 Stock Option - Stock Appreciation Rights Plan (the "Amendment"), as set forth in the Valhi Proxy Statement which accompanied this Proxy.

This Proxy, if properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this Proxy will be voted "FOR" all nominees for election as Directors named in Proposal 1 and "FOR" approval of the Amendment in Proposal 2.

   PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE
                                 SEE REVERSE SIDE

(X)   Please mark your votes as in this example


1.    Election of Directors (see reverse)

      (  )    FOR (All nominees)

      (  )    WITHHOLD (Authority to vote for all nominees)

      (Instruction: To withhold authority to vote for any individual nominees, write that nominees' name in the space provided below.



2. Approval of the Amendment of the Valhi 1987 Stock Option - Stock Appreciation Rights Plan.

      (  )    FOR

      (  )    AGAINST

      (  )    ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

                               (Change of address)










      Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a partnership or corporation, sign full name of entity and an authorized person's name and title.

      The undersigned hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

      SIGNATURE(S)
                  DATE


      SIGNATURE(S)
                  DATE


    THIS PROXY MAY BE REVOKED AS SET FORTH IN THE VALHI PROXY STATEMENT WHICH ACCOMPANIED THIS PROXY.

                                   APPENDIX A

                                   VALHI, INC.
                1987 STOCK OPTION-STOCK APPRECIATION RIGHTS PLAN
                   AMENDED AND RESTATED AS OF MARCH 10, 1994

      SECTION 1 Title and Purpose. The plan described herein, as amended and restated, shall be known as the "Valhi, Inc. 1987 Stock Option-Stock Appreciation Rights Plan" (the "Plan"). The purpose of the Plan is to advance the interests of Valhi, Inc. ("Valhi") and any parent or subsidiary corporation of Valhi (together with Valhi referred to collectively as the "Company") by strengthening the Company's ability to attract and retain individuals of training, experience and ability in the employ of the Company and to furnish additional incentive to such key employees to promote the Company's financial success. The Plan will be effected through the granting of stock options and/or stock appreciation rights as herein provided, which stock options, it is intended, may constitute "incentive stock options" ("ISOs") within the meaning of Section 422A of the Internal Revenue Code of 1986, (the "Code") or stock options which do not constitute ISOs or as other qualified options ("non-qualified stock options" or "NSOs") (ISOs and NSOs being collectively referred to as "Stock Options"), as specified by the Committee (as defined in Section 4 below). Stock Options granted under the Plan may be accompanied by stock appreciation rights ("Stock Rights") as hereinafter set forth. The Plan may also be effected through the awarding of restricted stock ("Restricted Stock Awards" or "Restricted Stock") to key employees. As used herein "subsidiary corporation" and "parent corporation" shall have the same meaning as such terms are defined in Code Section 425.

      SECTION 2 Shares of Stock Subject to the Plan. Stock which may be issued pursuant to Stock Options, Stock Rights and/or Restricted Stock Awards, granted from time to time under the Plan, shall not exceed in the aggregate 9,000,000 shares of Valhi common stock, $.01 par value, (the "Common Stock") (subject to adjustment as provided in Section 16). The underlying shares issuable pursuant to grants in any single fiscal year, of Stock Options, Stock Rights and/or Restricted Stock Awards to a particular individual shall not exceed 500,000 shares of Common Stock. It is contemplated that the shares to be issued under the Plan will be approved for listing by each securities exchange on which shares of Common Stock are then listed.

      In the event that any outstanding Stock Option granted under the Plan for any reason expires or is terminated without having been exercised in full or surrendered in full in connection with the exercise of Stock Rights, or any shares awarded as Restricted Stock are forfeited, the shares of Common Stock allocable to the unexercised portion of such Stock Option or Stock Right or forfeited portion of such Restricted Stock Award shall (unless the Plan shall have been terminated) become available for subsequent grants of Stock Options, Stock Rights and/or Restricted Stock Awards under the Plan.

      SECTION 3 Eligibility. Stock Options, Stock Rights and/or Restricted Stock Awards may be granted to key employees of the Company (including officers of the Company who may also be directors of the Company) by the Committee (as defined in Section 4 below). In determining the employees to whom Stock Options, Stock Rights and/or Restricted Stock Awards will be granted and the number of shares to be covered by each, the Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Company, the anticipated number of years of effective service remaining, and such other factors as they shall deem relevant in connection with accomplishing the purposes of the Plan. Neither Stock Options, Stock Rights nor Restricted Stock Awards may be granted to an individual under this Plan at a time when such individual is serving as a member of the Committee. An employee owning stock possessing more than 10 percent of the total combined voting power or value of all classes of stock of Valhi or any parent or subsidiary corporation ("Ten Percent Stockholder") is not eligible to receive an ISO unless the option price is at least 110 percent of the fair market value of the Common Stock at the time the ISO is granted and the ISO option by its terms is not exercisable more than 5 years from the date it is granted. Restricted Stock Awards and Common Stock which a grantee may purchase under outstanding Stock Options shall be treated as stock owned by such grantee for purposes of this calculation.

      SECTION 4 Administration of the Plan. The Plan shall be administered by the Management Development and Compensation Committee (the "Committee") consisting of three or more individuals appointed by the board of directors of Valhi (the "Board of Directors"). No individual may be appointed to the Committee who is not a "disinterested person" with respect to the Plan or any other stock option, stock appreciation, stock bonus, restricted stock or other stock plan of the Company, so as to disqualify such individual as an administrator of the Plan under Rule 16(b)-3 of the Securities and Exchange Act of 1934, as amended, or any rules promulgated in substitution thereof (the "Rule"). One of the members of the Committee shall be designated as its chairman and the Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of the members of the Committee shall constitute a quorum. All action of the Committee shall be taken by a majority of its members. Any action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be fully effective as if it had been taken by a vote of a majority of the members of the Committee at a meeting duly called and held. The Committee may appoint a secretary, keep minutes of its meetings, and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

          SECTION 5 Powers of the Committee. The Committee shall have full power and authority to determine the "key employees" of the Company to whom Stock Options, Stock Rights and/or Restricted Stock Awards shall be granted, the number of shares to be covered, the term period of each, the time or times at which Stock Options, Stock Rights or Restricted Stock Awards shall be granted, provided, with respect to ISOs, the term and the time are permitted by Section 422A of the Code, and to prescribe, amend, and rescind rules and regulations relating to the Plan. Except as otherwise expressly provided in the Plan, the Committee shall also have the power to determine, at the time of the grant of each Stock Option, Stock Right or Restricted Stock Award, all terms and conditions governing the rights and obligations of the key employee with respect to such Stock Option, Stock Right or Restricted Stock Award, including but not limited to: (a) the exercise price or the method by which the exercise price shall be determined for the Stock Option or Stock Right; (b) the length of the period during which the Stock Option or Stock Right may be exercised and any limitations on the number of shares purchasable with the Stock Option at any given time during such period; (c) the time at which the Stock Option or Stock Right may be exercised; (d) any conditions precedent to be satisfied before the Stock Option or Stock Right may be exercised; (e) the date on which the restriction period of any Restricted Stock shall lapse; and (f) any restrictions on resale of any Restricted Stock, any shares purchased upon exercise of a Stock Option or any shares received upon exercise of a Stock Right. The Committee shall also have full and final authority: (i) to prescribe the form of each agreement evidencing Stock Options and Stock Rights (the "Stock Option -Stock Appreciation Rights Agreement") and Restricted Stock Awards (the "Restricted Stock Agreement"), which agreements need not be identical for each grantee but shall be consistent with the Plan; (ii) to adopt, amend and rescind such rules and regulations as may be advisable in the opinion of the Committee to administer the Plan; (iii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, including any correction or amendment which in the judgment of the Committee is necessary to ensure compliance with the requirements of the Rule; and (iv) to construe and interpret the Plan and any Stock Option -Stock Appreciation Rights Agreements and Restricted Stock Agreements thereunder and any rules and regulations relating thereto, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee shall not possess any authority, the possession or exercise of which would cause an ISO granted hereunder to be disqualified as such under the Code.

      SECTION 6 Liability of the Committee. In addition to such other rights of indemnification as they may have as directors of Valhi or as members of the Committee or otherwise, members of the Committee shall be indemnified by Valhi as and to the fullest extent permitted by law, including without limitation, indemnification against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Stock Options, Stock Rights or Restricted Stock Awards granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Valhi), or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence, bad faith or misconduct in his duties.

      SECTION 7 Price of Stock Options. The purchase price of the shares of Common Stock which shall be covered by each NSO shall be established by the Committee at the time of granting the NSO, but at no time shall such a grant be less than 85% of the fair market value of the Common Stock as defined in this
Section 7 at the time of such grant. The purchase price of the shares of Common Stock which shall be covered by each ISO shall be no less than the fair market value of the Common Stock at the time of granting the ISO. In the event that any ISO is granted to a Ten Percent Stockholder, the price at which shares of Common Stock shall be purchasable under such ISO shall not be less than 110 percent of the fair market value of such shares at the time of the grant. If the primary market for the Common Stock is a national securities exchange, the NASDAQ National Market System, or other market quotation system in which last sale transactions are reported on a contemporaneous basis, such fair market value shall be deemed to be the last reported sale price of the Common Stock on such exchange or in such quotation system on the day as of which the option shall be granted, or, if there shall not have been a sale on such exchange or reported through such system on such trading day, the closing or last bid quotation therefor on such exchange or quotation system on such trading day. If the primary market for the Common Stock is not such an exchange or quotation market in which transactions are contemporaneously reported, such fair market value shall be deemed to be the closing or last bid quotation in the over-the-counter market on such trading day as reported by the National Association of Securities Dealers through NASDAQ, its automated system for reporting quotations, or its successor or such other generally accepted source of publicly reported bid quotations as the Company may reasonably designate on the day as of which the option shall be granted. In all other cases, such fair market value shall be determined in good faith by the Committee as of the day the option is granted. If the price so determined shall include a fraction of a cent, it shall be rounded up to the next full cent.

      SECTION 8 Medium and Time of Payment Upon Exercise of Stock Options. The purchase price payable upon the exercise of a Stock Option shall be payable at the time of such exercise and may be paid in cash, by check, with shares of Common Stock, or in any combination thereof. For purposes of making such payment in shares of Common Stock, such shares shall be valued at their fair market value as provided in Section 7 on the day of exercise of the Stock Option and shall have been held by the grantee for a period of at least six (6) months.


      SECTION 9 Limitation on Grant of ISOs. The aggregate fair market value (determined as of the time the ISO is granted) of the shares with respect to which ISOs are exercisable for the first time by a grantee during any calendar year (under all such plans of the Company) shall not exceed $100,000.

      SECTION 10 Maximum Term of Stock Option or Stock Right. The period during which each Stock Option or Stock Right granted hereunder may be exercised will be determined by the Committee in each case; provided, however, that no Stock Option or Stock Right shall by its terms be exercisable after the expiration of 10 years from the date such Stock Option or Stock Right is granted. In the event that any ISO is granted to a Ten Percent Stockholder the maximum expiration period described above shall be reduced to 5 years from the date the ISO is granted.

      SECTION 11 Limitations on Right to Exercise. The exercisability of Stock Options or Stock Rights granted under the Plan shall be subject to such restrictions as the Committee may impose, which restrictions may differ with respect to each grantee and which may be included in a Stock Option - Stock Appreciation Rights Agreement or which the Committee may otherwise inform the grantee. Absence or leave approved by the Company, to the extent permitted by the applicable provisions of the Code, shall not be considered an interruption of employment for any purpose under the Plan. The exercise of any Stock Option or Stock Right granted under the Plan will be contingent upon the advice of counsel to the Company that such shares have been duly registered or are exempt from registration under the applicable securities laws, and upon receipt by the Committee of cash, check, Common Stock or combination thereof in payment of the full purchase price of such shares. Except upon the issuance of shares of Common Stock upon the exercise of a Stock Option or Stock Right, the holder of a Stock Option or Stock Right shall not have any of the rights of a stockholder with respect to the shares covered by the Stock Option or Stock Right.

      SECTION 12  Award of Stock Rights.
      (a) Stock Rights may be granted to such key employees holding Stock Options granted under the Plan as the Committee may select and upon such terms and conditions as the Committee may prescribe. Each Stock Right shall relate to a specific Stock Option granted and may be granted concurrently with the Stock Option to which it relates or at any time prior to the exercise, expiration or termination of such Stock Option (except as otherwise provided in Section 19 hereof). A Stock Right shall entitle the grantee, subject to the provisions of the Plan and the related Stock Option-Stock Appreciation Rights Agreement, to receive from the Company an amount equal to the excess of the fair market value, on the exercise date, of the number of shares of Common Stock for which the Stock Right is exercised over the purchase price for such shares of Common Stock under the related Stock Option. For this purpose, such fair market value shall be determined as provided in Section 7 on the close of business on the day of exercise.

      (b) A Stock Right shall be exercisable on such dates or during such periods as may be determined by the Committee from time to time, except that in no event shall such right be exercisable when the related Stock Option is not eligible to be exercised or when the fair market value per share of the Common Stock on the exercise date does not exceed the exercise price per share of the related Stock Option.

      (c) A Stock Right may be exercised only upon surrender of the related Stock Option by the grantee which shall be terminated to the extent of the number of shares for which the Stock Right is exercised. Shares covered by such a terminated Stock Option or portion thereof granted under the Plan shall not be available for further grants under the Plan.

      (d) The amount payable by the Company upon exercise of a Stock Right may be paid in cash, in shares of Common Stock (valued at their fair market value on the exercise date determined as provided in Section 7) or in any combination thereof as the Committee shall determine from time to time. No fractional shares shall be issued and the grantee shall receive cash in lieu thereof.

      (e) The Committee may impose any other conditions upon the exercise of a Stock Right, which conditions may include a condition that the Stock Right may be exercised only in accordance with rules and regulations adopted by the

Committee from time to time. Such rules and regulations may govern the right to exercise Stock Rights granted prior to the adoption or amendment of such rules and regulations as well as Stock Rights granted thereafter.

      (f) The Committee may at any time amend, terminate or suspend any Stock Right theretofore granted under the Plan, provided that the terms of any Stock Right after any amendment shall conform to the provisions of the Plan. A Stock Right shall terminate upon the termination or expiration of the related Stock Option.

      (g) Notwithstanding the provisions of this Section 12, a Stock Right may not be exercised until the expiration of six (6) months from the date of grant of such Stock Right unless, prior to the expiration of such six (6) month period, the holder of such Stock Right ceases to be an employee of the Company by reason of such holder's retirement, death or disability.

      (h) The Company intends that this Section 12 shall comply with the requirements of the Rule during the term of the Plan. Should any provision of this Section 12 not be necessary to comply with the requirements of the Rule or should any additional provisions be necessary for this Section 12 to comply with the requirements of the Rule, the Board of Directors may amend the Plan to add or to modify the provisions of the Plan accordingly.

      SECTION 13  Award of Restricted Stock.
      (a) The Committee shall have the authority (i) to grant Restricted Stock Awards, (ii) to issue or transfer Restricted Stock and (iii) to establish terms, conditions and restrictions in connection with the issuance or transfer of Restricted Stock.

      (b) The grantee of a Restricted Stock Award shall execute and deliver to the Committee a Restricted Stock Agreement satisfactory to the Committee with respect to the Restricted Stock covered by such agreement as well as any other documents that the Committee may require in connection with the Restricted Stock Award. The Committee shall then cause stock certificates registered in the name of the grantee to be issued and deposited, together with the related Restricted Stock Agreement, with an escrow agent to be designated by the Committee, which may be the Company.

      (c) Restricted Stock Awards shall be subject to such restrictions as the Committee may impose, which may differ with respect to each grantee and which restrictions may be included in a Restricted Stock Agreement or which the Committee may otherwise inform the grantee.

      (d) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award, such action is appropriate.

      (e) The restriction period of Restricted Stock shall commence on the date of grant and, unless otherwise established by the Committee in the Restricted Stock Agreement setting forth the terms of the Restricted Stock Award, shall expire five years from the date of grant.

      (f) Subject to Section 21 and any requirement imposed by the Committee in a Restricted Stock Agreement, or otherwise, at the expiration of a restriction period and at the written request of a grantee, a stock certificate evidencing the Restricted Stock with respect to which a restriction period has expired (to the nearest full share) shall be delivered without charge to the grantee, or his personal representative, free of all restrictions under the Plan.

      SECTION 14 Limitations on Transfer. No Stock Option, Stock Right or Restricted Stock Award granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution, and no Stock Option or Stock Right granted under the Plan may be exercised by any person other than the person to whom the Stock Option or Stock Right shall initially have been granted during the lifetime of such original grantee (other than the person's guardian or legal representative). After the death of such original grantee, the "holder" of any Stock Option, Stock Right or Restricted Stock Award granted under the Plan shall be deemed to be the person to whom the original grantee's rights shall pass under the original grantee's will or under the laws of descent and distribution.

      SECTION 15 No Right to Employment Conferred. Nothing in the Plan or in any Stock Option-Stock Appreciation Rights Agreement or Restricted Stock Agreement shall confer upon any employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate such employee's employment at any time.

      SECTION 16  Change in Stock and Adjustments.
      (a) In the event the outstanding shares of Common Stock, as constituted from time to time, shall be changed as a result of a change in the capitalization of the Company or a combination, merger, or reorganization of the Company into or with any other corporation or any other transaction with similar effects, there then shall be substituted for each share of Common Stock theretofore subject, or which may become subject, to issuance or transfer under the Plan, the number and kind of shares of Common Stock or other securities or other property as are equitably determined by the Committee. The Committee shall make such other equitable adjustments to any outstanding Stock Options, Stock Rights and/or Restricted Stock Awards granted pursuant to the Plan as the Committee determines appropriate.

      (b) In the event of any change in applicable laws or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or other property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of any outstanding Stock Option, Stock Right or Restricted Stock Award, such adjustment shall be made in accordance with such determination. Any adjustment of an ISO under this paragraph shall be made only to the extent it does not constitute a "modification" within the meaning of Section 425(h)(3) of the Code. The Committee shall give notice to each grantee of any adjustment made under the Plan and, upon such notice, such adjustment shall be effective and binding for all purposes of the Plan.

      SECTION 17 Stockholder Approval. The Plan is expressly made subject to the approval by the holders of a majority of the issued and outstanding shares of Valhi entitled to vote at a meeting of stockholders of Valhi (the "Stockholders") duly called in accordance with applicable law. If the Plan is not so approved within one year after its adoption by the Board of Directors, the Plan shall not come into effect, and any Stock Option, Stock Right or Restricted Stock Award granted pursuant hereto shall terminate and end. No option or right granted hereunder shall be exercisable nor restricted stock vest unless and until such stockholder approval is obtained and unless and until such further Stockholder approval required pursuant to Section 19 is obtained.

      SECTION 18 Time of Granting Stock Options, Stock Rights or Restricted Stock Awards. Neither anything contained in the Plan nor in any resolutions adopted or to be adopted by the Board of Directors or the Stockholders nor any action taken by the Committee shall constitute the granting of any Stock Option, Stock Right or Restricted Stock Award. The granting of a Stock Option, Stock Right or Restricted Stock Award shall take place only when a written Stock Option-Stock Appreciation Rights Agreement or Restricted Stock Agreement shall have been duly executed and delivered by the Company and the grantee.

      SECTION 19 Termination and Amendment of the Plan. The Plan shall terminate on the earlier of (i) ten years from the date the Plan is adopted by the Board of Directors or by the Stockholders, whichever is earlier, or (ii) such time as a new stock option-stock appreciation rights and restricted stock plan is adopted by the Board of Directors in replacement of the Plan. No Stock

Option, Stock Right or Restricted Stock Award shall be granted under the Plan after its termination date, but the termination of the Plan shall not adversely affect any Stock Option, Stock Right or Restricted Stock Award theretofore granted under the Plan. Subject to the foregoing, the Plan may at any time or from time to time be terminated, modified or amended by (1) the Board of Directors and (2), if and to the extent that Stockholder approval is required under Section 422A of the Code or by any securities exchange on which the shares of Common Stock are then listed, or if directed by the Board of Directors, by the Stockholders.

      SECTION 20 Plan Provisions Control Terms of Agreement. The terms of the Plan shall govern all Stock Options, Stock Rights or Restricted Stock Awards granted under the Plan and in no event shall the Committee have the power to grant any Stock Option, Stock Right or Restricted Stock Award under the Plan which is contrary to any of the provisions of the Plan.
      SECTION 21 Agreement by Grantee Regarding Withholding Taxes. If the Committee shall so require, as a condition of exercise of each Stock Option or Stock Right and vesting of each Restricted Stock Award, each grantee shall agree that:

      (a) no later than the date of exercise of any Stock Option or Stock Right granted hereunder, the grantee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any Federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Stock Option or Stock Right;

      (b) no later than the date of expiration of a restrictive period of any Restricted Stock Award granted hereunder, the grantee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any Federal, state or local taxes of any kind required by law to be withheld upon the vesting of such Restricted Stock; and

      (c) the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the grantee, Federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Stock Option or Stock Right or vesting of such Restricted Stock.

      SECTION 22 Effective Date of Plan. The Plan is effective as of May 28, 1987. The Plan, as amended and restated, as of December 4, 1990, shall be effective as of December 4, 1990; the Plan, as amended and restated as of January 28, 1991, shall be effective as of January 28, 1991; the Plan, as amended and restated as of February 18, 1992, shall be effective as of February 18, 1992 and the Plan, as amended and restated as of March 10, 1994, shall be effective as of March 10, 1994; each such amendment and restatement being subject to approval by the Stockholders pursuant to the provisions of Section 19.






                                   APPENDIX B

                                                                       Page

Corporate Information . . . . . . . . . . . . . . . . . . . . . . . .  B-1

Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . .  B-2

Business of Valhi . . . . . . . . . . . . . . . . . . . . . . . . . .  B-3/B-33

Market for Valhi's Common Stock and Related Stockkholder Matters  . .  B-34

Changes in and Disagreements with Accountants on Accounting
 and Financial Disclosure . . . . . . . . . . . . . . . . . . . . . .  B-34

Management's Discussion and Analysis of Financial Condition
 and Results of Operations  . . . . . . . . . . . . . . . . . . . . .  B-35/B-64

Consolidated Financial Statements . . . . . . . . . . . . . . . . . .  F-1/F-41

                              CORPORATE INFORMATION


BOARD OF DIRECTORS                            CORPORATE OFFICERS                             OPERATING MANAGEMENT

Arthur H. Bilger (c)                          Harold C. Simmons                              VALHI, INC. AND VALCOR, INC.
  Principal, Lion Advisors, L.P.                Chairman of the Board and                      Michael A. Snetzer
  and Apollo Advisors, L.P.                     Chief Executive Officer                          President

Norman S. Edelcup (b) (c)                     Glenn R. Simmons                               THE AMALGAMATED SUGAR COMPANY
  Chairman of the Board,                        Vice Chairman of the Board                     Allan M. Lipman, Jr.
  Item Processing of America, Inc.                                                               President
                                              Michael A. Snetzer
Robert J. Frame (b) (c)                         President                                    MEDITE CORPORATION
  Professor of Finance, Emeritus,                                                              Jerry L. Bramwell
  Southern Methodist University               William C. Timm                                    President
                                                Vice President-Finance and
Glenn R. Simmons (a)                            Administration; Treasurer                    SYBRA, INC.
  Vice Chairman of the Board                                                                   Charles N. Hyslop
                                              J. Thomas Montgomery, Jr.                          President
Harold C. Simmons (a)                           Vice President and Controller
  Chairman of the Board and                                                                  NATIONAL CABINET LOCK, INC.
  Chief Executive Officer                     Steven L. Watson                                 David A. Bowers
                                                Vice President and Secretary                     President
Michael A. Snetzer (a)
  President                                   William J. Lindquist                           NL INDUSTRIES, INC.
                                                Vice President and                             J. Landis Martin
J. Walter Tucker, Jr.                           Director of Taxes                                President and Chief
  President,                                                                                     Executive Officer
  Tucker & Branham, Inc.                      Robert W. Singer
                                                Vice President                                 Lawrence A. Wigdor
                                                                                                 President and Chief
                                                                                                 Kronos, Inc.
BOARD COMMITTEES
                                                                                             TREMONT CORPORATION
(a) Executive Committee                                                                        J. Landis Martin
                                                                                                 Chairman and Chief
(b) Audit Committee                                                                              Executive Officer

(c) Management Development and
    compensation Committee


TRANSFER AGENT                                                        STOCK EXCHANGES

Society National Bank acts as transfer agent,                         Valhi's common shares are listed on the New York
registrar and dividend paying agent for                               and Pacific Stock Exchanges under the symbol
Valhi's common stock.  Communications                                 "VHI".
regarding stockholder accounts, dividends and
change of address should be directed to:                              Valhi's Senior Secured Liquid Yield Option Notes
                                                                      Due 2007 are listed on the New York Stock
      Soceity National Bank                                           Exchange under the symbol "VALL.F".
      c/o Society Shareholder Services, Inc.
      P.O. Box 2320                                                   Valcor's Senior Notes Due 2003 are quoted in the
      Dallas, Texas  75221-2320                                       over-the-counter market.
      Telephone:
        Dallas:     1-214-871-8844                                    NL's common shares are listed on the New York
        Toll Free:  1-800-527-7844                                    and Pacific Stock Exchanges under the symbol
        Facsimile:  1-214-721-3592                                    "NL".

                                                                      Tremont's common shares are listed on the New
                                                                      York and Pacific Stock Exchanges under the
                                                                      symbol "TRE".

                             SELECTED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 YEARS ENDED DECEMBER 31,

                                                 1989          1990           1991          1992       1993
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Net sales:
    Refined sugar                              $  413.4      $  410.9       $  439.7      $  459.2   $  430.8
    Forest products                               217.7         197.4          179.7         194.8      174.3
    Fast food                                      93.5         103.6          101.5         103.8      111.6
    Hardware products                              55.0          52.6           44.8          54.0       64.4

                                               $  779.6      $  764.5       $  765.7      $  811.8   $  781.1

  Operating income:
    Refined sugar                              $   37.6      $   48.0       $   42.0      $   37.8   $   37.5
    Forest products                                34.5          22.8            8.0          22.0       26.3
    Fast food                                      10.4           8.6            7.8           8.5        9.7
    Hardware products                               7.1           9.0            7.9          10.7       17.5

                                               $   89.6      $   88.4       $   65.7      $   79.0   $   91.0

  Equity in earnings (losses) of
   affiliates:
    NL Industries                              $  104.6      $   43.2       $  (19.3)     $  (32.1)  $  (44.7)
    Tremont Corporation                              .4           9.7            (.4)        (16.6)     (15.1)
    Provision for market value impairment          -             -              -            (22.0)     (84.0)

                                               $  105.0      $   52.9       $  (19.7)     $  (70.7)  $ (143.8)

  Income (loss) before extraordinary items     $  102.3      $   73.7       $   20.0      $  (22.2)  $  (64.1)
  Extraordinary items                               1.1            .9            4.8          (6.3)     (15.4)
  Cumulative effect of changes in
   accounting principles                           -             -              -            (69.8)        .4


      Net income (loss)                        $  103.4      $   74.6       $   24.8      $  (98.3)  $  (79.1)

PER SHARE DATA:
  Income (loss) before extraordinary items     $    .90      $    .65       $    .18      $   (.19)  $   (.56)
  Extraordinary items                               .01           .01            .04          (.06)      (.13)
  Cumulative effect of changes in
   accounting principles                           -             -              -             (.61)      -

      Net income (loss)                        $    .91      $    .66       $    .22      $   (.86)  $   (.69)

  Cash dividends declared                      $    .25      $    .20       $    .20      $    .20   $    .05

  Weighted average common shares
   outstanding                                    114.0         113.3          113.5         113.9      114.1

BALANCE SHEET DATA (at year end):
  Current assets                               $  339.4      $  362.4       $  496.5      $  504.6   $  394.4
  Investment in affiliates                        690.0         709.6          410.6         248.4       74.9
  Total assets                                  1,300.5       1,344.8        1,177.1       1,077.0      903.9
  Current liabilities                             361.8         421.2          378.1         489.0      364.8
  Long-term debt                                  619.1         584.2          352.7         288.7      302.5
  Stockholders' equity                            287.4         294.6          385.5         259.1      207.5


                                BUSINESS OF VALHI

GENERAL:

    Valhi, Inc., based in Dallas, Texas, is a diversified industrial management company. Information regarding Valhi's consolidated business segments and unconsolidated affiliates which Valhi may be deemed to control, and the companies conducting such operations, is set forth below. Business and geographic segment financial information is included in Note 2 to the Company's Consolidated Financial Statements, which information is incorporated herein by reference.


CONSOLIDATED OPERATIONS (100%-OWNED)
Refined Sugar                   Amalgamated is the second-largest
  The Amalgamated Sugar         U.S. refiner and processor of
   Company                      sugarbeets, with annual
                                production of approximately 11/2
                                billion pounds of sugar.

Forest Products                 Medite is the world's second-
  Medite Corporation            largest producer of medium
                                density fiberboard ("MDF"), an
                                environmentally efficient
                                engineered wood product serving
                                as an effective alternative to
                                products traditionally produced
                                from the declining supply of
                                timber from environmentally
                                sensitive forests.  Medite also
                                owns 167,000 acres of timberland
                                in Oregon.

Fast Food                       Sybra is the second-largest
  Sybra, Inc.                   franchisee of Arby's restaurants
                                with approximately 160
                                restaurants clustered in four
                                regions.

Hardware Products               National Cabinet Lock
  National Cabinet Lock,        manufactures low and medium
   Inc.                         security locks, computer keyboard
                                support arms and drawer slides
                                for furniture and other markets.

UNCONSOLIDATED AFFILIATES

Chemicals                       NL is the world's fourth-largest
  NL Industries, Inc.           producer of titanium dioxide
   (49%-owned by Valhi)         pigments, which are used in
                                paints, plastics, paper, fibers
                                and other "quality-of-life"
                                products, and is also a producer
                                of rheological additives.

Titanium Metals                 Titanium Metals Corporation, a
  Tremont Corporation           75%-owned Tremont subsidiary, is
   (48%-owned by Valhi)         the largest integrated U.S.
                                producer of titanium metal
                                products for aerospace and
                                industrial markets.  Tremont also
                                holds 18% of NL's outstanding
                                common stock.

    Valhi, a Delaware corporation, is the successor of the 1987 merger of The Amalgamated Sugar Company and LLC Corporation. Contran Corporation holds, directly or through subsidiaries, approximately 90% of Valhi's outstanding common stock. All of Contran's outstanding voting stock is held by trusts established for the benefit of the children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. Mr. Simmons is Chairman of the Board and Chief Executive Officer of Contran, Valhi and Valcor, Chairman of the Board of NL and a director of Tremont, and may be deemed to control each of such companies.

    A summary corporate organization chart for the Company is set forth below. Valcor, Inc. is an intermediate parent company formed in 1993 to segregate certain subsidiaries and enable the Company to obtain lower-cost, long-term debt.

    [Summary corporate organization chart showing Valhi's 100% ownership of Valcor and Amalgamated, Valcor's 100% ownership of Medite, Sybra and National Cabinet Lock, Medite's 100% ownership of Medite of Europe (Ireland) and National Cabinet Lock's 100% ownership of Waterloo Furniture Components (Canada). Chart also shows Valhi's ownership of NL (49%) and Tremont (48%) along with Tremont's 18% ownership of NL. Footnote to the chart discloses Valhi's 3% ownership of Dresser Industries, Inc. common stock.]

REFINED SUGAR:

    Products and operations. Amalgamated, headquartered in Ogden, Utah, is the second-largest U.S. beet sugar producer with approximately 10% of United States annual sugar production. Refined sugar accounts for approximately 90% of Amalgamated's annual sales. Animal feed in the forms of beet pulp and molasses, by-products of sugarbeet processing, accounts for most of its remaining sales. Each spring, Amalgamated contracts with approximately 1,700 individual farmers to plant a specified number of acres of sugarbeets and to deliver the sugarbeets to Amalgamated upon harvest in the fall. Amalgamated's sugarbeet processing, which consists of extracting sugar from the sugarbeets and refining the sugar, begins upon harvest and usually lasts until February. Approximately one-fourth of the sugarbeet crop is initially processed into a thick syrup, which is stored in Amalgamated's facilities and subsequently processed into refined sugar. Refined sugar is sold throughout the year while by-products are sold primarily in the first and fourth calendar quarters. Amalgamated's profitability is determined primarily by the quantity and quality of the sugarbeets processed, Amalgamated's efficiency in extracting and refining sugar, and the sales price of refined sugar.

    Amalgamated's four factories operate at approximately full capacity during the annual sugarbeet processing campaigns, and sugar production from the past five crops has averaged over 1.4 billion pounds per year. Due principally to record-high sugar content of the beets, sugar production from the crop harvested in the fall of 1993 is expected to establish a new record for the fourth consecutive year. The price paid to growers for sugarbeets is a function of Amalgamated's average sales price for refined sugar during the contract settlement year, which runs from October through September, and of the sugar content of the sugarbeets.

    The cost of transporting sugarbeets to Amalgamated's factories generally limits the geographic area from which sugarbeets are purchased. The anticipated price of sugar and the price of competing crops influence the number of acres of sugarbeets planted. The available sugarbeet acreage in Amalgamated's geographic area of operations exceeds Amalgamated's processing capacity.

    Amalgamated sells sugar primarily in the North Central and Intermountain Northwest regions of the United States. Approximately 80% of sugar sales are to industrial sugar users and approximately 20% are to wholesalers or retailers in consumer-sized packages. As is customary in the sugar industry, Amalgamated sells sugar to its customers under contract for future delivery, generally within one to six months. Amalgamated does not otherwise engage in the purchase or sale of sugar futures contracts.

    Beet pulp and molasses, by-products of the sugar extraction process, constitute approximately 10% of Amalgamated's sales and are sold primarily to animal feeders in the U.S. Intermountain Northwest region and Japan. The quantity of by-products available for sale is determined principally by the size of the sugarbeet crop. By-product sales prices are influenced by the prices of competing animal feeds and have no direct relation to refined sugar prices.

    Strategy. Amalgamated's primary strategic focus is to improve its efficiency in extracting and refining sugar in order to increase sugar production, to reduce unit production costs and to maintain market share. Amalgamated's recent capital investments, and those planned for the next several years, have emphasized extraction and other productivity improvement projects.

    Competitors and competition. Sugar production in the United States has increased slightly in recent years, and the U.S. sugar industry currently produces over 80% of the country's sugar needs from domestically-grown sugarbeets and sugarcane. The remainder of the country's sugar supply is imported, principally as raw sugar that is processed into refined sugar by coastal refiners. There is no difference between domestically-produced sugar, either from sugarbeets or sugarcane, and that produced from imported raw sugar. Amalgamated competes with virtually all processors of either domestically-grown sugar crops or imported raw sugar. Major competitors in Amalgamated's geographic sales area include the C&H, Domino, Imperial Holly, Savannah Foods, Spreckels, United Sugars and Western sugar companies. Because refined sugar is a commodity product, Amalgamated has little ability to independently establish selling prices.

    Total domestic sugar consumption has increased slightly during the past few years after declining during the early 1980's as a result of increased consumption of high fructose corn syrup and non-caloric sweeteners such as aspartame. According to published sources, the percentage of total United States caloric sweetener use attributable to refined sugar has averaged about 45% during the last five years and per capita consumption of refined sugar in 1993 is estimated at 65 pounds, as compared to actual consumption of 64.5 pounds in 1990, 63.4 pounds in 1985 and 83.6 pounds in 1980.

    Amalgamated does not believe it is dependent upon one or a few customers; however, major food processors are substantial customers and represent an important portion of sales. Amalgamated's ten largest customers accounted for slightly more than one-third of its sales in each of the past three years, with the largest customer accounting for 5% to 8% of sales in each year.

    Governmental sugar price support program. The Food, Agriculture, Conservation and Trade Act of 1990 (the "1990 Farm Bill"), as amended by the Omnibus Budget Reconciliation Act of 1993, continues, through the 1997 crop year ending in September 1998, the sugar price support program for domestically-grown sugarcane and sugarbeets established by the Agriculture and Food Act of 1981. Under such program, Amalgamated is able to obtain, from the federal government, nonrecourse loans on its refined sugar inventories at loan rates based upon a raw sugar support price of no less than 18 cents per pound. The effective net government loan rate applicable to Amalgamated's 1993 crop sugar is 20.75 cents per pound. The 1990 Farm Bill also implemented marketing assessments on domestically-produced refined beet sugar and domestically-produced raw cane sugar. The marketing assessment cost is shared by the processors and the growers, and results in a net cost to Amalgamated of about 0.077 cents per pound, or approximately $1 million per year.

    The 1990 Farm Bill continues the provision that the sugar price support loan program is to be operated at no cost to the federal government, which requires the government to take actions to maintain the market prices of raw and refined sugar above the price support loan levels in order to prevent defaults on the nonrecourse loans extended under the program. Currently, the government imposes quotas and duties on imported sugar to restrict supply and to help maintain domestic market prices. The 1990 Farm Bill guarantees a minimum annual import quota of 1.25 million short tons (1.1 million metric tons) of raw sugar. In addition, the United States Department of Agriculture can impose marketing allotments on domestic sugarcane and sugarbeet processors to limit the amount of raw and refined sugar which each domestic processor may market. For the first time in over 20 years, marketing allotments were imposed effective June 30, 1993 for the crop year ended September 30, 1993. Amalgamated's allotment equated to approximately 95% of its production from that crop. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Research and development. Amalgamated maintains research and development programs emphasizing processing technology and its annual research and development expense has been slightly under $600,000 in each of the past three years. Amalgamated has developed various proprietary technologies related to sugar processing and employs these process improvements to reduce its operating costs. Some of these techniques apply to fructose and cane refinery operations as well as sugarbeet operations.

    Amalgamated presently holds nine domestic patents on certain of its proprietary technology, which patents have an average remaining term of approximately four years. The loss of any of such patents would not have a material adverse effect on Amalgamated.

    Employees. Amalgamated employs approximately 2,200 persons at the height of the production season, of which approximately 1,400 are year-round employees. Amalgamated's three-year labor agreement with the American Federation of Grain Millers, which represents production employees through local unions, expires July 1996. Amalgamated believes its labor relations are satisfactory.

    Energy. Amalgamated's primary fuel is coal, but it can utilize other fuels. The supply of coal is provided under a long-term contract expiring February 1998, subject to extension at Amalgamated's option for three five-year periods. Energy is an important element in the processing of sugarbeets, and the use of coal has historically resulted in lower production costs than if oil, natural gas or electricity were Amalgamated's primary energy source.

    Properties. Amalgamated owns four sugar processing factories, located in Paul, Twin Falls and Nampa, Idaho and Nyssa, Oregon, and also owns its general office facilities in Ogden, Utah, four distribution terminals in four states, and six storage facilities in two states.

    Environmental matters. Amalgamated believes that it is currently in substantial compliance with existing permits relating to its facilities; however, federal and state environmental compliance requirements are becoming more stringent in certain respects and are expected to result in expenditures in excess of the relatively nominal amounts spent in recent years. Amalgamated's capital budget for 1994 includes over $5 million in the area of environmental protection and improvement, principally related to air and water treatment facilities at certain of its factories.

FOREST PRODUCTS:

    Products, operations and properties. Medite, headquartered in Medford, Oregon, produces MDF (an engineered wood product) at three plants in the United States and Republic or Ireland. Medite owns 167,000 acres of timberland in Oregon and also produces solid wood products, including logs, lumber, veneer and wood chips. MDF is a reconstituted wood panel product that serves as a lower-cost alternative to solid wood in a variety of applications, including furniture, cabinetry and joinery and architectural applications. Lumber is used in residential and commercial construction, veneer is used in the production of plywood and laminated veneer lumber ("LVL"), and wood chips are a basic raw material for the paper and MDF industries. Certain sizes and species of logs harvested by Medite that are not used in its manufacturing operations are sold to other mills in Southern Oregon.

    Medite, with annual MDF production capacity of 490,000 cubic meters, is the world's second-largest producer of MDF. Medite's MDF production was about 95% of its aggregate capacity in each of 1993 and 1992, up from about 90% in 1991. Medite has commenced an expansion of its Irish MDF production facilities which will increase its Irish production capacity by about 75% and its worldwide capacity by about 25%.

    Medite sells MDF principally under the trademarks of Medite and Medex. Development of new products focused on meeting customer needs has expanded the Company's MDF product line to include the following items:


PRODUCT          APPLICATION
Medite           Basic MDF panel product

Medex            Moisture resistant - exterior grade

Medite 313       Moisture resistant - interior grade

Medite FR        Class 1 fire retardant panel product

Medite II        Formaldehyde free - sensitive interior applications


    The Company believes Medite is the world's best known trademark for MDF, that Medex is the world's only current exterior grade MDF, and that Medite is the leading producer of Class 1 flame retardant MDF. Medex is designed primarily for outdoor applications that take a heavy environmental toll on standard wood products; Medite 313 is designed for use in high-humidity interior environments such as kitchens; Medite FR was developed specifically for use where a Class 1 flame retardant board is required under building regulations; and Medite II is used in areas with zero formaldehyde tolerance, such as hospitals and schools. Medite owns and operates MDF plants in Medford, Oregon and Las Vegas, New Mexico; its MDF plant in Clonmel, Republic of Ireland, is owned and operated by Medite of Europe Limited, a wholly-owned subsidiary of Medite.

    Medite's access to adequate and reliable wood fiber raw material supplies is a key aspect of its MDF operations. Medite/Europe has a long-term timber contract with the Irish State Forestry Company that provides for sufficient logs to supply the wood fiber needs of the Clonmel MDF plant, although Medite/Europe also currently utilizes lower-cost sawmill residues from local Irish suppliers for a portion of its fiber requirements. Wood chips, shavings and sawdust used as raw materials in the Oregon MDF plant have been provided principally by Medite's solid wood plants but are also generally available from other sources. Wood chips for the New Mexico MDF plant have historically been available from several sources within a 150-mile radius of the plant, although, due to decreased production by certain suppliers, Medite has continued to expand its supplier base to encompass a wider area. Other raw materials for MDF, principally resins and glues, are available from a variety of suppliers.

    Medite conducts substantial logging operations and owns approximately 167,000 acres of timberland, including 77,000 acres added since Medite was acquired by Valhi in 1984. Medite's timberlands contain approximately 645 million board feet ("MMBF") of generally second-growth merchantable timber, with the dominant species being Douglas Fir. The average annual timber growth rate is approximately 4%. Medite's timber holdings are within close proximity to its Oregon production facilities and are in relatively accessible terrain. Based on reported U.S. Government sales of comparable timber, the Company believes that Medite's timber and timberlands have a fair market value substantially in excess of their December 31, 1993 carrying value of $52 million.

    In June 1992, a fire destroyed Medite's veneer and chipping plant in Rogue River, Oregon. Replacement chipping operations resumed in July 1993 and replacement veneer operations resumed in January 1994. The new Rogue River facilities are designed to process the smaller second-growth timber expected to be available from company-owned timberlands on a longer-term basis. Veneer from this plant will serve the LVL industry as well as traditional plywood customers. Medite also owns and operates a stud lumber mill in White City, Oregon, which primarily produces 2x4 studs. As a result of the closure of its plywood operations in January 1993, Medite has a 105 acre site in Medford, Oregon which is held for sale.

    Strategy. Medite's primary strategic focus is to continue expansion in the growing market for MDF with particular emphasis on higher margin specialty products and to increase its presence in Europe and Mexico. Expanded MDF production capabilities will generally be directed to those regions providing attractive long-term availability of wood fiber. As discussed above, Medite has commenced an expansion of its Irish MDF plant. Medite also is placing emphasis on greater penetration of the growing market for MDF in Mexico, which readily can be served by Medite's plant in Las Vegas, New Mexico. In the U.S., where Medite anticipates further escalation of the cost of traditional sources of wood fiber, Medite is introducing alternative sources such as hardwoods and recycled wood products.

    Medite actively manages its fee timberlands in Oregon, which are a valuable resource as the shortage of Pacific Northwest public timber available for harvest is expected to continue for the foreseeable future. In this regard, Medite has adjusted its solid wood manufacturing operations to more closely parallel the timber available from company-owned lands on a longer-term basis, has increased its emphasis on the sale of logs, closed marginal manufacturing operations and has adopted a more sustained yield approach to harvesting timber from company-owned lands.

    Distribution and sale of products. MDF produced in Ireland by Medite/Europe is sold primarily to wholesalers and distributors of building products in European Union ("EU") countries, with the largest market being the United Kingdom. U.S.-produced products are sold primarily to wholesalers of building materials and are concentrated primarily in western states, with U.S. exports principally to Pacific Rim countries and Mexico. Logs are sold primarily to other Oregon mills. Medite's operations are not dependent upon one or a few customers, the loss of which would have a material adverse effect on this business segment. Medite's ten largest customers accounted for about one-fourth of its sales in each of the past three years. In 1993, the ten largest customers included eight companies in the U.S., one in Europe and one in the Far East. Five of the ten largest customers in 1993 were primarily MDF customers. Logging operations are seasonal due to inclement weather conditions during winter and spring months, however the production and sale of products is not particularly seasonal in nature.

    Markets for engineered wood products such as MDF are broader, more varied and less cyclical than those for traditional solid wood forest products. Sales of traditional forest products in the U.S. are largely dependent upon the strength of the housing industry, which historically has been cyclical in nature.

    Competition. The forest products industry is highly competitive, with price being a principal competitive factor. Transportation costs are also significant and generally limit the geographic market in which products are sold.

    Medite's MDF operations compete in the U.S. principally with a number of producers of MDF and other composite board products, and in the Pacific Rim with Australian, New Zealand and other U.S. manufacturers. Principal MDF competitors in the U.S. include Plum Creek, Sierra Pine, Louisiana Pacific Corp. and Wilamette Industries. In Europe, Medite competes principally with other EU producers, including the world's largest MDF producer, the Glunz Group. The cost of shipping products is significant and Medite may operate at a competitive disadvantage to certain other producers who are located closer to certain key Northern European markets. In addition, some of Medite's competitors may possess greater financial resources, including in some cases the financial support of the governments of the countries in which such competitors are located. Due to periodic declines in the value of the U.S. dollar relative to other currencies, Medite's Irish operations have also experienced periodic increases in competition from U.S. producers.

    According to industry sources, demand for MDF has increased at an average annual rate of about 15% over the last five years, with estimated worldwide consumption in 1993 double that of 1988. Medite believes demand will continue to grow at slightly lower rates in the foreseeable future and that demand for specialty MDF products will grow at a faster rate than for standard MDF products. Medite continues to emphasize marketing of its higher margin specialty MDF products, which accounted for approximately 20% of Medite's MDF sales dollars in 1993.

    Medite's solid wood operations compete primarily with numerous other producers in the Pacific Northwest. The Pacific Northwest forest products industry experiences competition from Canadian imports and, to a lesser extent, from producers in southern states.

    Environmental matters. Medite conducts an extensive forest management program with respect to company-owned timberlands, including selective harvest, reforestation and fertilization activities. Medite believes that its operations are in substantial compliance with existing permits relating to its facilities and does not anticipate spending significant amounts for facilities-related environmental matters in the near future.

    Trademarks and patents. Patents held for MDF products and production processes are believed to be important to Medite's MDF business activities. The Company's major MDF trademarks, Medite and Medex, are protected by registration in the United States and certain other countries with respect to the manufacture and sale of its products. Medite also has a non-exclusive world-wide license relating to application of resins in the manufacture of Medex.

    Employees. As of December 31, 1993, Medite employed approximately 670 persons, including 490 in the U.S. and 180 in Europe. Approximately one-fourth of U.S. employees and two-thirds of non-U.S. employees are represented by various labor unions. Employees of Medite's Oregon MDF plant are covered by a five-year collective bargaining agreement through September 1997, and employees at the Rogue River facility are covered under a three-year agreement through May 1996. Employees of Medite's Irish plant are covered by a collective bargaining agreement through March 1994. Negotiations are underway for a new three-year agreement and Medite believes it will be able to enter into a satisfactory new labor agreement with the union at the Irish plant. Medite believes that its labor relations are satisfactory.

    Governmental regulation. Medite's timber operations are subject to a variety of Oregon and, in some cases, federal laws and regulations dealing with timber harvesting, reforestation, endangered species, and air and water quality.

These regulations generally require Medite to obtain operating permits and, in some cases, to file timber harvesting plans that must be approved by the Oregon Department of Forestry prior to the harvesting of timber. Medite does not expect that compliance with such existing laws and regulations will have a material adverse effect on Medite's timber harvesting practices. The U.S. Fish and Wildlife Service has designated the Northern Spotted Owl as a threatened species under the Endangered Species Act ("ESA"). Generally, habitat for Northern Spotted Owls is found in old-growth timber stands, compared to Medite's generally second-growth timber. Consequently, Medite believes the designation of the Northern Spotted Owl under the ESA will not have a material adverse effect on its timber harvesting practices. There can be no assurance, however, that future legislation, governmental regulations or judicial or administrative decisions will not adversely affect Medite or its ability to harvest and sell logs or timber in the manner currently contemplated.

    The Federal Timber Contract Payment Modification Act of 1986 contains certain restrictions on the volume of timber that may be offered for sale pursuant to government contracts, and the volume of timber being offered for competitive bidding in Medite's area of operations has been significantly limited due to current government forest management plans, including the effect of court-imposed restrictions resulting from application of the ESA and litigation initiated by environmental groups.

    Risk of loss from fire or other casualties. Medite assumes substantially all risks of loss from fire and other casualties on its timberlands, as do the owners of most other timber tracts in the United States. Medite is a participant with state agencies and other timberland owners in cooperative fire fighting and aerial fire surveillance programs. The extensive roads on Medite's acreage also serve as fire breaks and facilitate implementation of fire control techniques and utilization of fire fighting equipment. Medite's various timber tracts are also somewhat geographically dispersed, which also reduces the possibility of significant fire damage. The only forest fire on Medite's timberlands of any significance during the past five years occurred in July 1992 and resulted in damage to approximately 1,200 acres, which were salvaged with minimal loss. Consistent with the past practices of Medite and the owners of most other timber tracts in the United States, Medite does not intend to maintain fire insurance in respect of standing timber.

FAST FOOD:

    Products and operations. Sybra, based in Atlanta, Georgia, operates approximately 160 Arby's restaurants clustered in four regions pursuant to licenses with Arby's, Inc. According to information provided by Arby's, Sybra is the second-largest franchisee in the Arby's restaurant system based upon the number of restaurants operated and gross sales. Arby's is a well-established fast food restaurant chain and features a menu that highlights roast beef sandwiches along with a variety of chicken and deli sandwiches, potato products and soft drinks. Arby's represents a niche segment of the fast food restaurant industry. Arby's recent national advertising campaign slogans include "Arby's is Different(C)" and "Different is Good(C)". New product development is important to the continued success of a restaurant system, and Sybra has introduced several new menu items in recent years including chicken, submarine and alternative roast beef sandwiches, curly fried potatoes and ice cream desserts. Total sandwich category items accounted for over 60% of Sybra's total sales during the past few years, and roast beef sandwiches currently account for approximately two-thirds of Sybra's sandwich sales.

    During the past three years, substantially all of the new restaurants opened were free-standing stores as will be all of the new stores planned for 1994. Sybra also continuously evaluates its individual stores and closes unprofitable stores when considered appropriate.

    Sybra's 160 Arby's restaurants at the end of 1993 represent a net increase of 101 stores from the 59 Arby's restaurants Sybra operated when it was acquired in 1979 by a predecessor of Valhi. Sybra has also remodeled over 40 stores during the past five years. Sybra currently expects a net increase in restaurants operated of two to five stores in 1994, as it plans to open six to ten new restaurants within its existing regions and to close four or five stores. The first new restaurant in 1994 opened in late February, and four existing stores were closed in January.

    Strategy. Given the extremely competitive environment in which Sybra operates, Sybra will (i) continue its strong emphasis on operational details;
(ii) routinely review the profit contribution of each restaurant with a view toward closing those stores which do not meet expectations; and, (iii) continue to follow its "clustering" concept in opening new stores in order to capitalize on the economies of scale realized in management and advertising as a result of geographic proximity. Sybra's exclusive Arby's development rights in the Dallas/Ft. Worth, Texas and Tampa, Florida areas, discussed below, provide future growth opportunities consistent with Sybra's store clustering concept. New stores are likely to be free-standing restaurants of Sybra's smaller design, which the Company has found generally to yield a greater rate of return. Sybra also plans to continue to increase market share in the fast food industry in its geographic markets through periodic promotions including the introduction of innovative menu items to complement its main product offerings.

    Properties. The following table summarizes by region the number of Arby's restaurants operated by Sybra at the end of the last three years.

                                                                                    DECEMBER 31,
                                                                                 1991      1992      1993

Southwestern Region - Texas                                                          57        58        56
Northern Region:
  Michigan                                                                           49        49        49
  Illinois/Wisconsin                                                                  3         3         3
Eastern Region:
  Pennsylvania                                                                       22        22        23
  Maryland/Virginia                                                                  10         9         9
Southeastern Region - Florida                                                        17        19        20

                                                                                    158       160       160

    Of the 160 stores operated at the end of 1993, 115 were free-standing stores and the remaining 45 are located within regional shopping malls or strip shopping centers. Sybra leases 116 locations and owns the remainder. Lease terms vary with most leases being on a long-term basis and providing for contingent rents based on sales in addition to base monthly rents. At the end of 1993, the remaining term of individual store leases averaged six years and ranged up to 16 years. Approximately 90% of the leases of free-standing locations contain purchase and/or various renewal options at fair market values. Approximately 90% of the mall locations operate under leases which expire in the next five years and do not provide for renewal options. In most cases, Sybra expects that in the normal course of business leases can be renewed or replaced by other leases. The four stores closed in January 1994 were leased mall units. Contingent rentals based upon various percentages of gross sales of individual restaurants were less than 10% of Sybra's total rent expense in each of the past three years. Sybra also leases corporate and regional office space in five states.

    Sybra has a Consolidated Development Agreement ("CDA") with Arby's, Inc., which replaced several prior Area Development Agreements. Under the CDA, Sybra has exclusive development rights within certain counties in the Dallas/Fort Worth and Tampa areas and is required to open an aggregate of 31 stores in its existing markets during the five year term (1993 - 1997) of the CDA. At December 31, 1993, Sybra had opened three stores pursuant to the CDA. Sybra currently anticipates that its expansion program will enable it to retain its exclusive Dallas/Ft. Worth and Tampa development rights over the term of the CDA. Sybra does not have any other territorial or development agreements which would prohibit others from operating an Arby's restaurant in the general geographic markets in which Sybra now operates.

    Food products and supplies. Sybra and other Arby's franchisees are members of ARCOP, Inc., a non-profit cooperative purchasing organization. ARCOP facilitates negotiations of national contracts for food and distribution, taking advantage of the larger purchasing requirements of the member franchisees.
Since Arby's franchisees are not required to purchase any food products or supplies from Arby's, Inc., ARCOP facilitates control over food and supplies costs and avoids franchisor conflicts of interest.

    License terms and royalty fees. The 27-year relationship between Sybra and Arby's, Inc. is governed principally by licenses relating to each restaurant location. Generally, such franchise agreements require that Sybra comply with certain requirements as to business operations and facility maintenance. Currently, Sybra pays an initial franchise fee of $25,000 and a royalty rate of 4% of sales for a standard 20-year license. Because some of Sybra's licenses were issued at times when license terms were perpetual and lower royalty rates were in effect, 45% of Sybra's franchise agreements have no fixed termination date and royalties for all locations aggregated 2.6% to 2.7% of sales in each of the past three years. Sybra's average royalty rate is expected to increase over time as new stores are opened or existing 20-year licenses are renewed at then-prevailing royalty rates. The first of Sybra's 20-year licenses expires in 2003.

    In 1993, an investment group purchased a controlling interest in Triarc Company (formerly DWG Corporation), the parent company of Arby's, Inc. Sybra believes that the change in ownership of Triarc is a positive development for the Arby's system.

    Advertising and marketing. For the past several years, Sybra has directed about 71/2% of its total restaurant sales toward marketing. All franchisees of Arby's, Inc. must belong to AFA Service Corporation ("AFA"), a non-profit association of Arby's restaurant operators, and must contribute a specified portion (up to 1.2%) of their gross revenues as dues to AFA. In return, AFA provides franchisees creative materials such as television and radio commercials, ad mats for newspapers, point-of-purchase graphics and other advertising materials. Although Arby's, Inc., as an operator of Arby's restaurants, is a member of AFA, the direction and management of AFA is principally controlled by the member franchisees. Sybra and other franchisees currently contribute .7% of their gross revenues to AFA. In addition to the AFA contribution, Sybra devotes approximately 3% of its restaurant sales to coupon sales promotions, including the direct cost of discounted food, and newspaper and direct mail inserts, and approximately 31/2% of its restaurant sales to local advertising, including outdoor advertising and electronic media.

    Competition and seasonality. The fast food industry is extremely competitive and subject to pressures from major business cycles and competition from many established and new restaurant concepts. According to industry data, there is a significant disparity in the revenues and number of restaurants operated by the largest restaurant systems and the Arby's system. As a result, some organizations and franchised restaurant systems have significantly greater resources for advertising and marketing than the Arby's restaurant system or Sybra, which is an important competitive factor. Sybra's response to these competitive factors has been to cluster its stores in certain geographic areas where it can achieve economies of scale in advertising and other activities.

    Operating results of Sybra's restaurants have historically been affected by both retail shopping patterns and weather conditions. Accordingly, Sybra historically has experienced its most favorable results during the fourth calendar quarter (which includes the holiday shopping season) and its least favorable results during the first calendar quarter (which includes winter weather, which can be adverse in certain markets).

    Employees. As of December 31, 1993, Sybra had approximately 4,000 employees, of which 3,400 were part-time employees. Approximately 3,900 employees work in Sybra's restaurants and the remainder work in its corporate or regional offices. Sybra's employees are not covered by collective bargaining agreements, and Sybra believes that its relationship with its employees is satisfactory.

    Governmental regulation. Various federal, state and local laws affect Sybra's restaurant business, including laws and regulations relating to health, sanitation, employment and safety standards and local zoning ordinances. Sybra has not experienced and does not anticipate unusual difficulties in complying with these regulations. Sybra does not expect that remedial costs, if any, related to compliance with the Americans with Disabilities Act will be material. Sybra is subject to the Federal Fair Labor Standards Act, which governs minimum wages, overtime and other working conditions. A significant portion of Sybra's restaurant employees work on a part-time basis and are paid at rates related to the minimum wage rate. Further increases in the minimum wage rate (last increased in April 1991) and any mandatory medical insurance benefits to part-time employees, both of which are favored by the Clinton Administration, would increase Sybra's labor costs. Although Sybra's competitors would probably experience similar increases, there can be no assurance that Sybra will be able to increase sales prices to offset future increases, if any, in these costs.

HARDWARE PRODUCTS:

    Products, operations and properties. National Cabinet Lock, headquartered in Mauldin, South Carolina, manufactures low and medium-security locks, drawer slides, computer keyboard support arms and other components for furniture and a variety of other applications. Lock products accounted for approximately 40% of National Cabinet Lock's sales in 1993 with the other products constituting approximately 60%. National Cabinet Lock believes its products compete in relatively well-defined niche markets. The Company also believes that it is the second-largest U.S. cabinet lock producer, that it is the largest Canadian producer of drawer slides and that it is the largest supplier of computer keyboard support arms to the North American office furniture manufacturing market.

    Locks are manufactured, assembled and packaged by National Cabinet Lock in Mauldin, South Carolina, and by a subsidiary in Mississauga, Ontario, Canada. Waterloo Furniture Components Limited, another Canadian subsidiary, produces drawer slides and computer keyboard support arms for distributor and industrial markets at a plant located in Kitchener, Ontario, Canada. The Kitchener and Mauldin plants are owned, and the Mississauga facility is leased through 1997. National Cabinet Lock markets its products primarily through its own sales organization as well as select manufacturers' representatives.

    Purchased components, including zinc castings, are the principal raw materials used in the manufacture of latching and security products. Strip steel is the major raw material used in the manufacture of hardware and stamped metal products. These raw materials are purchased from several suppliers and are readily available.

    Strategy. National Cabinet Lock will seek to maintain its relatively high margins through improved manufacturing efficiency and through development of specialty, higher margin products engineered to customer specification and to capitalize on future opportunities that may emerge to enter into longer-term contracts with niche original equipment manufacturers. National Cabinet Lock will also seek to expand its established market positions by emphasizing customer service, promoting its distribution programs and seeking greater penetration of the replacement lock market.

    Competition and customer base. Competition in National Cabinet Lock's markets is based on product features, customer service, quality, distribution channels and consumer brand preferences. Approximately 30% of National Cabinet Lock's lock sales are made through its STOCK LOCKS distribution program, a program the Company believes offers a competitive advantage because delivery generally is made within 72 hours. Most of National Cabinet Lock's remaining sales are to original equipment manufacturers' specifications. The Company's major competitors include Chicago Lock, Hudson Lock and Fort Lock (locks), Accuride and Hettich/Grant (drawer slides) and Weber Knapp and Jacmorr (computer keyboard support arms). National Cabinet Lock also competes with a large number of other manufacturers, and the variety of relatively small competitors generally makes significant price increases difficult. National Cabinet Lock does not believe it is dependent upon one or a few customers, however, select furniture manufacturers and a government agency lock purchaser are important customers. National Cabinet Lock's ten largest customers accounted for about one-third of its sales in each of the past three years, with the largest customer less than 10% in each year. In 1993, seven of the ten largest customers were located in the U.S. with three in Canada. Of such customers, nine were primarily purchasers of Canadian-produced products and one was a U.S. lock customer.

    Patents and trademarks. National Cabinet Lock holds a number of patents relating to its hardware products operations, none of which by itself is considered significant, and owns a number of trademarks, including National Cabinet Lock and STOCK LOCKS, which the Company believes are well recognized in the hardware products industry.

    Employees. As of December 31, 1993, National Cabinet Lock employed approximately 600 persons, of which 230 were in the United States and 370 were in Canada. Approximately 60% of Canadian employees are covered by a three-year collective bargaining agreement expiring in February 1997. National Cabinet Lock believes that its labor relations are satisfactory.

    Environmental matters. National Cabinet Lock's operations are subject to various federal, state, provincial and local provisions regulating the discharge of materials into the environment and otherwise relating to the protection of the environment. National Cabinet Lock does not believe future expenditures to comply with these regulations will be material.

OTHER:

    Foreign operations. The Company has substantial operations and assets located outside the United States, primarily in Canada (National Cabinet Lock) and Ireland (Medite). Foreign operations are subject to, among other things, currency exchange rate fluctuations and the Company's results of operations have in the past been both favorably and unfavorably affected by fluctuations in currency exchange rates. Medite/Europe maintains a multi-currency revolving credit agreement to mitigate exchange rate risk on receivables and has also entered into certain forward contracts to mitigate exchange rate risk on certain equipment purchase commitments related to the expansion of its MDF plant. See
Note 20 to the Company's Consolidated Financial Statements.

    The Company's unconsolidated affiliates also have substantial foreign operations, as discussed elsewhere herein.

    Environmental matters. The Company has been subject to environmental regulatory enforcement or litigation under various statues, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA"), arising out of past disposal practices. In some cases the Company has voluntarily undertaken cleanup activities at various sites, while in some cases the Company has been named as a potentially responsible party ("PRP") pursuant to CERCLA or state counterparts to CERCLA. Typically these proceedings seek cleanup costs, damages for personal injury or property damage, or both. While the Company may be jointly and severally liable for such costs, in most cases the Company is only one of a number of PRPs who are also jointly and severally liable. The extent of CERCLA or other similar liability cannot be determined until a remedial investigation and feasibility study is complete, the applicable environmental authority issues a record of decision and costs are allocated among PRPs.

    The Company has been named as a PRP pursuant to CERCLA at one Superfund site in Indiana and has also undertaken a voluntary cleanup program approved by state authorities at another Indiana site, both of which involve operations no longer conducted by the Company. The total estimated cost for cleanup and remediation at the Indiana Superfund site is $43.5 million, of which the

Company's share is currently estimated to be approximately $2 million. The Company's estimated cost to complete the voluntary cleanup program at the other Indiana site, which involves both surface and groundwater remediation, is relatively nominal. The Company believes it has adequately provided accruals for reasonably estimable costs for CERCLA matters and other environmental liabilities. At December 31, 1993, the Company had accrued $2.3 million in respect of such matters, which accrual does not reflect any amounts which the Company could recover from insurers or other third parties and is near the Company's estimate of the upper end of range of possible costs. No assurance can be given that actual costs will not exceed accrued amounts or the upper end of the range. The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes respecting site cleanup costs or allocation of such costs among PRPs or a determination that the Company is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by the Company to be required for such matters. Furthermore, there can be no assurance that additional environmental matters related to current or former operations will not arise in the future.

    Other environmental matters relating to the Company's consolidated business segments and to its unconsolidated affiliates are discussed in the respective business sections elsewhere herein.

    Acquisition and restructuring activities. The Company routinely compares its liquidity requirements and alternative uses of capital against the estimated future cash flows to be received from its subsidiaries and unconsolidated affiliates, and the estimated sales value of those units. As a result of this process, the Company has in the past and may in the future seek to raise additional capital, refinance or restructure indebtedness, modify its dividend policy, consider the sale of interests in subsidiaries or unconsolidated affiliates, business units, marketable securities or other assets, or take a combination of such steps or other steps, to increase liquidity, reduce indebtedness and fund future activities. Such activities have in the past and may in the future involve related companies. From time to time, the Company also evaluates the restructuring of ownership interests among its subsidiaries and related companies and expects to continue this activity in the future.

    The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Harold C. Simmons routinely evaluate acquisitions of interests in, or combinations with, companies, including related companies, perceived by management to be undervalued in the marketplace. These companies may or may not be engaged in businesses related to the Company's current businesses. In a number of instances, the Company has actively managed the businesses acquired with a focus on maximizing return-on-investment through cost reductions, capital expenditures, improved operating efficiencies, selective marketing to address market niches, disposition of marginal operations, use of leverage, and redeployment of capital to more productive assets. In other instances, the Company has disposed of the acquired interest in a company prior to gaining control. The Company intends to consider such activities in the future and may, in connection with such activities, consider issuing additional equity securities and increasing the indebtedness of Valhi, its subsidiaries and related companies.

    Other. Through June 1989, Valmont Insurance Company, a wholly-owned captive insurance subsidiary of Valhi, reinsured workers' compensation and employers' liability, auto liability, and comprehensive general liability risks of Valhi and certain affiliates. Through April 1989, Valmont assumed certain third-party reinsurance business, primarily property, marine and casualty risks from insurance subsidiaries of other industrial firms, and a small amount of U.S. quota share property and casualty risks. Valmont currently writes certain miscellaneous direct coverages of Valhi and affiliates. All of Valmont's third-party reinsurance risks are on a runoff basis.

    The Company, through a general partnership, has an interest in certain medical-related research and development activities pursuant to sponsored research agreements. See Note 19 to the Company's Consolidated Financial Statements.

UNCONSOLIDATED AFFILIATES - NL INDUSTRIES, INC. AND TREMONT CORPORATION:

    NL and Tremont file periodic reports with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following information with respect to NL (Commission file number 1-640) and Tremont (Commission file number 1-10126) has been summarized from such reports, which contain more detailed information concerning the respective businesses, results of operations and financial condition of NL and Tremont.

    At the end of 1993, the net carrying value of the Company's investment in NL was $60 million ($2.43 per share) and in Tremont was $15 million ($4.17 per share).

NL INDUSTRIES

    General. NL, headquartered in Houston, Texas, is an international producer and marketer of titanium dioxide pigments ("TiO2") through its wholly-owned subsidiary, Kronos, Inc. NL also produces specialty chemicals, primarily rheological additives, through its wholly-owned subsidiary, Rheox, Inc. Kronos is the world's fourth-largest TiO2 producer, with an estimated 11% share of the worldwide market. Approximately one-half of Kronos' 1993 sales volume was in Europe, where Kronos is the second-largest producer of TiO2. In 1993, Kronos accounted for 87% of NL's sales and 58% of its operating income.

    TiO2 products and operations. Titanium dioxide pigments are chemical products used for imparting whiteness, brightness and opacity to a wide range of products, including paints, paper, plastics, fibers and ceramics. TiO2 is considered to be a "quality-of-life" product with demand affected by the gross domestic product in various regions of the world. Demand, supply and pricing of TiO2 have historically been cyclical and the last cyclical peak for TiO2 prices occurred in early 1990. While TiO2 prices are currently approximately one-third below those of the last cyclical peak, NL believes the TiO2 industry has significant long-term potential. However, NL expects that the TiO2 industry will continue to operate at lower capacity utilization levels over the next few years relative to the high utilization levels prevalent during the late 1980's, primarily because of the slow recovery from the worldwide recession and the impact of capacity additions since the late 1980's. The economic recovery has been particularly slow in Europe, where a significant portion of Kronos' TiO2 manufacturing facilities are located. Kronos has an estimated 17% share of European TiO2 sales and an estimated 9% share of the U.S. market. Consumption per capita in the United States and Western Europe far exceeds that in other areas of the world and these regions are expected to continue to be the largest geographic markets for pigment consumption. However, if the economies in Eastern Europe, the Far East and China continue to develop, a significant market for TiO2 could emerge in those countries. Kronos believes it is well positioned to participate in the Eastern European market.

    NL currently produces over 40 different TiO2 grades, sold under the Kronos and Titanox trademarks, which provide a variety of performance properties to meet customers' specific requirements. Major TiO2 customers include international paint, paper and plastics manufacturers. NL believes that there are no effective substitutes for TiO2. However, extenders such as kaolin clays, calcium carbonate and polymeric opacifiers are used in a number of Kronos' markets. Generally, extenders are used to reduce to some extent the utilization of higher cost TiO2. The use of extenders has not significantly affected TiO2 consumption over the past decade because extenders generally have, to date, failed to match the performance characteristics of TiO2. NL believes that the use of extenders will not materially alter the growth of the TiO2 business in the foreseeable future.

    Kronos and its predecessors have produced and marketed TiO2 in North America and Europe for over 70 years. As a result, Kronos believes that it has developed considerable expertise and efficiency in the manufacture, sale, shipment and service of its products in domestic and international markets. By volume, about one-half of Kronos' 1993 TiO2 sales were to Europe, with approximately two-fifths to North America and the balance to export markets. Kronos' international operations are conducted through Kronos International, Inc. ("KII"), a German-based holding company NL formed in 1989 to manage and coordinate NL's manufacturing operations in Europe and Canada and its sales and marketing activities in over 100 countries. NL believes the KII structure allows it to capitalize on expertise and technology developed in Germany over a 60-year period.

    Kronos is also engaged in the mining and sale of ilmenite ores (a raw material used in the sulfate pigment production process), and the manufacture and sale of iron-based water treatment chemicals (derived from co-products of the pigment production processes). Water treatment chemicals are used as treatment and conditioning agents for industrial effluents and municipal wastewater and in the manufacture of iron pigments.

    TiO2 manufacturing process, properties and raw materials. TiO2 is manufactured by Kronos using either the chloride and sulfate pigment production processes. Although most end-use applications can use pigments produced by either process, chloride process pigments are generally preferred in certain segments of the coatings and plastics applications, and sulfate process pigments are generally preferred for paper, fibers and ceramics applications. Due to environmental factors and customer considerations, the proportion of TiO2 industry sales represented by the chloride process pigments has increased relative to sulfate process pigments. About two-thirds of Kronos' current production capacity is based on an efficient chloride process technology.

    Kronos currently has four TiO2 plants in Europe (Leverkusen and Nordenham, Germany; Langerbrugge, Belgium; and Fredrikstad, Norway), a plant in Varennes, Quebec, Canada and, through the manufacturing joint venture discussed below, a one-half interest in a plant in Lake Charles, Louisiana which commenced production in 1992. Prior to October 1993, Kronos owned all of the Louisiana plant. Kronos' principal German operating subsidiary leases the land under its Leverkusen production facility pursuant to a lease expiring in 2050. The Leverkusen plant, with approximately one-third of Kronos' current TiO2 production capacity, is located within the lessor's extensive manufacturing complex, and Kronos is the only unrelated party so situated. Under a separate supplies and services agreement, which expired in 1991 and to which an extension through 2011 has been agreed to in principle, the lessor provides some raw materials, auxiliary and operating materials and utilities services necessary to operate the Leverkusen plant. Both the lease and supplies and services agreement restrict NL's ability to transfer ownership or use of the Leverkusen plant. Kronos also has a governmental concession through 2007 to operate its ilmenite mine in Norway.

    Kronos produced approximately 352,000 metric tons of TiO2 in 1993, compared to 358,000 metric tons in 1992 and 293,000 metric tons in 1991. The increase in production during 1992 was primarily at Kronos' chloride process plants, including Lake Charles, and Kronos achieved record production levels of chloride process pigments in 1992 through improved operational efficiencies. In response to weakened demand, production rates were reduced in late 1992 and during 1993 in order to reduce inventory levels. Kronos believes its annual attainable production capacity is approximately 380,000 metric tons, including its one-half interest in the Louisiana plant. NL believes such capacity is sufficient to provide Kronos with the capability to meet current market requirements and continue its worldwide presence in future years.

    The primary raw materials used in the TiO2 chloride production process are chlorine, coke and titanium-containing feedstock derived from beach sand ilmenite and rutile. Chlorine and coke are available from a number of suppliers. Titanium-containing feedstock suitable for use in the chloride process is available from a limited number of suppliers around the world, principally in Australia, Africa, India and the United States. Kronos purchases slag refined from beach sand ilmenite from Richards Bay Iron and Titanium

(Proprietary) Ltd. (South Africa), approximately 50% of which is owned by Q.I.T. Fer et Titane Inc. ("QIT"), an indirect subsidiary of RTZ Corp. Natural rutile ore is purchased from a number of sources.

    The primary raw materials used in the TiO2 sulfate production process are sulfuric acid and titanium-containing feedstock derived primarily from rock and beach sand ilmenite. Sulfuric acid is available from a number of suppliers. Titanium-containing feedstock suitable for use in the sulfate process is available from a limited number of suppliers around the world. Currently, the principal active sources are located in Norway, Canada, Australia, India and South Africa. As one of the few vertically-integrated producers of sulfate process pigments, Kronos operates a rock ilmenite mine near Hauge i Dalane, Norway, which provided all of Kronos' feedstock for its European sulfate process pigment plants in 1993. Kronos' mine is also a major commercial source of rock ilmenite for other sulfate process producers in Europe, and NL believes the mine supplies almost 40% of aggregate European demand, including NL, for sulfate feedstock. Kronos also purchases sulfate grade ilmenite slag under contracts negotiated annually with QIT and Tinfos Titanium and Iron K/S.

    Kronos believes the availability of titanium-containing feedstock for both the chloride and sulfate processes is adequate in the near-term; however tightening supplies for the chlorine process may be encountered in the late 1990's. Kronos does not anticipate experiencing any interruptions of its raw material supplies.


    TiO2 manufacturing joint venture. In October 1993, Kronos formed a manufacturing joint venture with Tioxide Group, Ltd., a wholly-owned subsidiary of Imperial Chemicals Industries PLC. The joint venture, which is equally owned by subsidiaries of Kronos and Tioxide, owns and operates the Louisiana chloride process TiO2 plant formerly owned by Kronos. Under the terms of the joint venture and related agreements, Kronos contributed the plant to the joint venture, Tioxide paid an aggregate of approximately $205 million, including its tranche of the joint venture debt, and Kronos and certain of its subsidiaries exchanged proprietary chloride process and product technologies with Tioxide and certain of its affiliates. Production from the plant is being shared equally by Kronos and Tioxide pursuant to separate offtake agreements. The manufacturing joint venture is intended to be operated on a break-even basis, and accordingly Kronos' transfer price for its share of the TiO2 produced is equal to its share of the joint venture's operating expenses (fixed and variable costs of production and interest expense). Kronos' share of the fixed and variable production costs are reported as cost of sales as the related TiO2 acquired from the joint venture is sold, and its share of the joint venture's interest expense is reported as a component of NL's consolidated interest expense.

    A supervisory committee, composed of two members appointed by each partner, directs the business and affairs of the joint venture, including production and output decisions. Two general managers, one appointed and compensated by each partner, manage the day-to-day operations of the joint venture acting under the direction of the supervisory committee.

    Specialty chemicals operations. Rheological additives produced by Rheox control the flow and levelling characteristics of a variety of products, including paints, inks, lubricants, sealants, adhesives and cosmetics. Organoclay rheological additives are clays which have been chemically reacted with organic chemicals and compounds. Rheox produces rheological additives for both solvent-based and water-based systems. Rheox believes that it is the world's largest producer of rheological additives for solvent-based systems, supplying approximately 40% of the worldwide market, and is also a supplier for rheological additives used in water-based systems. Rheological additives for solvent-based systems accounted for approximately 90% of Rheox's sales in 1993, with the remainder principally rheological additives for water-based systems. Rheox has introduced a number of new products during the past three years, many of which are for water-based systems, which currently represent a larger portion of the market than solvent-based systems and which Rheox believes, in the long term, will account for an increasing portion of the market. Rheox also focused on product development for environmental applications with new products introduced for de-inking recycled paper and soil stabilization at contaminated sites. Rheox's plants are in Charleston, West Virginia, Newberry Springs, California, St. Louis, Missouri, Livingston, Scotland and Nordenham, Germany.

    The primary raw materials utilized in the production of rheological additives are bentonite clays, hectorite clays, quaternary amines, polyethylene waxes and castor oil derivatives. Bentonite clays are currently purchased under a three-year contract, renewable through 2004, with a subsidiary of Dresser, which has significant bentonite reserves in Wyoming. This contract assures Rheox the right to purchase its anticipated requirements of bentonite clays for the foreseeable future and Dresser's reserves are believed to be sufficient for such purpose. Hectorite clays are mined from company-owned reserves in Newberry Springs, California, which NL believes are adequate to supply its needs for the foreseeable future. The Newberry Springs ore body contains the largest known commercial deposit of hectorite clays in the world. Quaternary amines are purchased primarily from a joint venture company 50%-owned by Rheox and are also generally available on the open market from a number of suppliers. Castor oil-based rheological additives are purchased from sources in the United States and abroad. Rheox has a supply contract with a manufacturer of these products, which may not be terminated without 180 days notice by either party.

    Competition. The TiO2 industry is highly competitive. During the late 1980's worldwide demand approximated available supply and the major producers, including Kronos, were operating at or near available capacity. In the past few years, supply has exceeded demand, in part due to new chloride process capacity coming on-stream. Relative supply/demand relationships, which had a favorable impact on industry-wide prices during the late 1980's, have had a negative impact since prices peaked in early 1990. Worldwide capacity additions in the TiO2 market are slow to develop because of the significant capital expenditures and substantial lead time (typically three to five years in NL's experience) for, among other things, planning, obtaining environmental approvals and construction.

    Kronos competes primarily on the basis of price, product quality and technical service, and the availability of high performance pigment grades. Although certain TiO2 grades are considered specialty pigments, the majority of grades and substantially all of Kronos' production are considered commodity pigments with price generally being a most significant competitive factor. Kronos has an estimated worldwide TiO2 market share of 11% (17% in Europe and 9% in the U.S), and believes that it is the leading marketer of TiO2 in a number of countries, including Germany and Canada. Kronos' principal competitors are E.I. du Pont de Nemours & Co.; Tioxide; Hanson PLC (SCM Chemicals); Kemira Oy; Bayer AG and Ishihara Sangyo Kaisha, Ltd. These six competitors have estimated individual worldwide market shares ranging from 5% to 21%, and an aggregate estimated 65% share. Du Pont has over one-half of total U.S. TiO2 production capacity and is Kronos' principal North American competitor.

    Kronos has substantially completed a major environmental protection and improvement program commenced in the early 1980's to replace or modify its European TiO2 production facilities for compliance with various environmental laws by the respective effective dates. All of Kronos' European plants now use either the low-waste yielding chloride process, or the sulfate process with reprocessing or neutralization of waste acid. Kronos has commenced construction of a $25 million waste acid neutralization/synthetic gypsum manufacturing facility for its Canadian sulfate process TiO2 plant, which is expected to be completed in mid-1994. Although these upgrades increased operating costs, they are expected to reduce future capital expenditures that Kronos would otherwise need to incur as environmental standards are increased. NL believes that certain competitors have not upgraded their facilities and are expected to do so in the future or be forced to curtail production due to lack of environmental compliance.

    Competition in the specialty chemicals industry is generally concentrated in the areas of product uniqueness, quality and availability, technical service, knowledge of end-use applications and price. Rheox's principal competitors for rheological additives for solvent-based systems are LaPorte PLC, Sud Chemie AG and Akzo NV. Principal competitors for water-based systems are Rohm and Haas Company, Hercules Incorporated, The Dow Chemical Company and Union Carbide Corporation.

    Research and development. NL's annual expenditures for research and development and technical support programs have averaged approximately $10 million during the past three years, with Kronos accounting for about three-fourths of the annual totals. Research and development activities related to TiO2 are conducted principally at the Leverkusen, Germany facility. Such activities are directed primarily towards improving both the chloride and sulfate production processes, improving product quality and strengthening Kronos' competitive position by developing new pigment applications. Activities relating to rheological additives are conducted primarily in the United States and directed towards the development of new products for water-based systems, environmental applications and new end-use applications for existing product lines.

    Patents and trademarks. Patents held for products and production processes are believed to be important to NL and contribute to the continuing business activities of Kronos and Rheox. NL continually seeks patent protection for its technical developments, principally in the United States, Canada and Europe, and from time to time enters into licensing arrangements with third parties. In connection with the formation of the manufacturing joint venture with Tioxide, Kronos and certain of its subsidiaries exchanged proprietary chloride process and product technologies with Tioxide and certain of its affiliates. Use by each recipient of the other's technology in Europe is restricted until October 1996. NL's major trademarks, including Kronos, Titanox and Rheox, are protected by registration in the United States and elsewhere with respect to those products it manufactures and sells.

    Foreign operations. NL's chemical businesses have operated in international markets since the 1920's. Most of Kronos' current production capacity is located in Europe and Canada and about one-third of Rheox's sales in the past three years have been attributable to European production. Approximately three-quarters of NL's 1993 consolidated sales were attributable to non-U.S. customers, including over 10% attributable to customers in areas other than Europe and Canada.

    Political and economic uncertainties in certain of the countries in which NL operates may expose NL to risk of loss. NL does not believe that there is currently any likelihood of material loss through political or economic instability, seizure, nationalization or similar event. NL cannot predict, however, whether events of this type in the future could have a material effect on its operations. NL's manufacturing and mining operations are also subject to extensive and diverse environmental regulation in each of the foreign countries in which they operate. See "Regulatory and environmental matters."

    Customer base and seasonality. NL believes that neither its aggregate sales nor those of any of its principal product groups are concentrated in or materially dependent upon any single customer or small group of customers. Neither NL's business as a whole nor that of any of its principal product groups is seasonal to any significant extent. Due in part to the increase in paint production in the spring to meet spring and summer painting season demand, TiO2 sales are generally higher in the second and third calendar quarters than in the first and fourth calendar quarters. Sales of rheological additives are influenced by the worldwide industrial protective coatings industry, where second calendar quarter sales are generally the strongest.

    Employees. As of December 31, 1993, NL employed approximately 3,200 persons (excluding the joint venture employees), with 400 employees in the United States and 2,800 at sites outside the United States. Hourly employees in production facilities worldwide are represented by a variety of labor unions, with labor agreements having various expiration dates. NL believes its labor relations are satisfactory.

    Regulatory and environmental matters. Certain of NL's businesses are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain past and current operations and products of NL have the potential to cause environmental or other damage. NL has implemented and continues to implement various policies and programs in an effort to minimize these risks. NL's policy is to achieve compliance with applicable environmental laws and regulations at all of its facilities and to strive to improve environmental performance. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could affect NL's production, handling, use, storage, transportation, sale or disposal of such substances.

    NL's U.S. manufacturing operations are governed by federal environmental and worker health and safety laws and regulations, principally the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and CERCLA, as well as the state counterparts of these statutes.
NL believes that all of its U.S. plants and the Louisiana plant owned and operated by the joint venture are in substantial compliance with applicable requirements of these laws. From time to time, NL facilities may be subject to environmental regulatory enforcement under such statutes. Resolution of such matters typically involves the establishment of compliance programs. Occasionally, resolution may result in the payment of penalties, but to date such penalties have not involved amounts having a material adverse effect on NL's consolidated financial position, results of operations or liquidity.

    NL's European and Canadian production facilities operate in an environmental regulatory framework in which governmental authorities typically are granted broad discretionary powers which allow them to issue operating permits required for the plants to operate. NL believes all of its European plants are in substantial compliance with applicable environmental laws.

    While the laws regulating operations of industrial facilities in Europe vary from country to country, a common regulatory denominator is provided by the EU. Germany, Belgium and the United Kingdom, members of the EU, follow the initiatives of the EU; Norway, although not a member, generally patterns its environmental regulatory actions after the EU. Kronos believes it is in substantial compliance with agreements reached with European environmental authorities and with an EU directive to control the effluents produced by TiO2 production facilities. Rheox believes it is in substantial compliance with environmental regulations in Germany and the United Kingdom.

    In order to reduce sulfur dioxide emissions into the atmosphere, Kronos is installing off-gas desulfurization systems at its German plants at an estimated cost of approximately $24 million. The manufacturing joint venture is installing an off-gas desulfurization system at its Louisiana plant at an estimated cost of $15 million. The German systems are expected to be completed in 1996 and the Louisiana system is scheduled for completion in 1995.

    Kronos' ilmenite mine near Hauge i Dalane had a permit for the offshore disposal of tailings through February 1994. In February 1994, Kronos completed a $15 million onshore disposal system to replace the offshore disposal of tailings. Onshore disposal will result in a modest increase in the mine's operating costs.

    The Quebec provincial government is an environmental regulatory body with authority over Kronos' Canadian TiO2 production facilities, which currently consist of plants utilizing both the chloride and sulfate process technologies. The provincial government regulates discharges into the St. Lawrence River. In May 1992, the Quebec provincial government extended Kronos' right to discharge effluents from its Canadian sulfate process TiO2 plant into the St. Lawrence River until June 1994, at which time Kronos' new $25 million waste acid neutralization facility is expected to be completed. In January 1993, the Quebec provincial government granted a permit to Kronos to construct the facility and established the future permit parameters, which Kronos will be required to meet upon completion of the facility.

    Notwithstanding the above-described agreement, in March 1993 Kronos' Canadian subsidiary and two of its directors were charged by the Canadian federal government with five violations of the Canadian Fisheries Act relating to discharges into the St. Lawrence River from the Varennes sulfate TiO2 production facility. The penalty for these violations, if proven, could be up to Canadian $15 million. Additional charges, if brought, could involve additional penalties. NL has moved to dismiss the case on constitutional grounds, and believes that this charge is inconsistent with the extension granted by provincial authorities referred to above.

    NL's future capital expenditures related to its ongoing environmental protection and improvement programs, including those described above, are currently expected to be approximately $75 million, including $30 million in 1994.

    NL has been named as a defendant, PRP, or both, pursuant to CERCLA and similar state laws in approximately 80 governmental enforcement and private actions associated with waste disposal sites and facilities currently or previously owned, operated or used by NL, many of which are on the U.S. Environmental Protection Agency's Superfund National Priority List or similar state lists. These proceedings seek cleanup costs, damages for personal injury or property damage, or both. Certain of these proceedings involve claims for substantial amounts. Although NL may be jointly and severally liable for such costs, in most cases, it is only one of a number of PRPs who are also jointly and severally liable. In addition to the matters noted above, certain current and former facilities of NL, including several divested secondary lead smelter and former mining locations, are the subject of environmental investigations or litigation arising out of industrial waste disposal practices and mining activities.

    The extent of NL's CERCLA liability cannot be determined until the Remedial Investigation and Feasibility Study is complete, the U.S. EPA issues a record of decision and costs are allocated among PRPs. The extent of liability under analogous state cleanup statutes and for common law equivalents are subject to similar uncertainties. NL believes it has provided adequate accruals for reasonably estimable costs of such matters. At December 31, 1993, NL had accrued $70 million in respect of those environmental matters which are reasonably estimable. NL determines the amount of accrual on a quarterly basis by analyzing and estimating the range of possible costs to NL. Such costs include, among other things, remedial investigations, monitoring, studies, clean-up, removal and remediation. It is not possible to estimate the range of costs for certain sites. NL has estimated that the upper end of the range of reasonably possible costs to NL for sites for which it is possible to estimate costs is approximately $105 million. No assurance can be given that actual costs will not exceed accrued amounts or the upper end of the range for sites for which estimates have been made, and no assurance can be given that costs will not be incurred with respect to sites as to which no estimate presently can be made. The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes respecting site cleanup costs or allocation of such costs among PRPs, or a determination that NL is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by NL to be required for such matters. Further, there can be no assurance that additional environmental matters will not arise in the future.

    NL was formerly involved in the manufacture of lead pigments for use in paint and lead-based paint. NL has been named as a defendant or third party defendant in various legal proceedings alleging that NL and other manufacturers are responsible for personal injury and property damage allegedly associated with the use of lead pigments. NL is vigorously defending such litigation. Considering NL's previous involvement in the lead pigment and lead-based paint business, there can be no assurance that additional similar litigation will not be filed. In addition, various legislation and administrative regulations have, from time to time, been enacted or proposed at the state, local and federal levels that seek to (i) impose various obligations on present and former manufacturers of lead pigment and lead-based paint with respect to asserted health concerns associated with the use of such products and (ii) effectively overturn court decisions in which NL and other pigment manufacturers have been successful. One such bill that would subject lead pigment manufacturers to civil liability for damages caused by lead-based paint on the basis of market share, and extends certain statutes of limitations, passed the Massachusetts House of Representatives in 1993. The same bill has been re-introduced in the Massachusetts legislature in 1994. No legislation or regulations have been enacted to date which are expected to have a material adverse effect on NL's consolidated financial position, results of operations or liquidity. NL has not accrued any amounts for the pending lead pigment litigation. Although no assurance can be given that NL will not incur future liability in respect of this litigation, based on, among other things, the results of such litigation to date, NL believes that the pending lead pigment litigation is without merit.
Any liability that may result is not reasonably capable of estimation by NL.

    NL has filed declaratory judgment actions against various insurance carriers seeking costs of defense and indemnity coverage for certain of its environmental and lead pigment litigation. To date, one court has granted NL's motion for summary judgment and ordered an insurance carrier to pay to NL the reasonable costs of defending certain of NL's lead pigment cases. The courts have not made any rulings on defense costs or indemnity coverage with respect to NL's pending environmental litigation or on indemnity coverage in the lead pigment litigation. No trial dates have been set. Other than the rulings to date, the issue of whether insurance coverage for defense costs or indemnity, or both, will be found to exist depends upon a variety of factors, and there can be no assurance that such insurance coverage will exist in other cases. NL has not included amounts in any accruals in anticipation of insurance coverage for lead pigment or environmental litigation.

TREMONT CORPORATION

    General. Tremont, based in Denver, Colorado, conducts its titanium metals operations through its 75%-owned subsidiary, Titanium Metals Corporation ("TIMET"), an integrated producer of titanium metal products. TIMET is presently one of the four major U.S producers of titanium metal products and has an estimated one-third share of the U.S. market. Tremont also holds 9.1 million NL shares, or 18% of NL's outstanding common stock, and reports its interest in NL by the equity method.

    Products, operations, and properties. Titanium has a unique combination of strength, light weight, stability at high temperatures and resistance to corrosion, which makes it highly desirable for certain applications. The aerospace industry (including airframe and engine construction) has historically accounted for approximately three-fourths of U.S. titanium mill products consumption. Consequently, the activity in the highly cyclical aerospace industry has a significant effect on the overall sales and profitability of the titanium industry. The titanium metals business continues to be significantly and adversely affected by, among other things, weak demand within the military and commercial aerospace markets and excess worldwide production capacity. Adverse selling price pressures have been exacerbated by the increasing availability of relatively inexpensive titanium scrap, sponge and mill products principally from Russia and other countries of the former Soviet Union (the Commonwealth of Independent States or "CIS"). Tremont expects that TIMET's and the industry's production levels and shipments over the next few years will remain substantially lower than the peak levels of the late 1980's and 1990.

    TIMET's titanium products are used in a wide variety of commercial and industrial applications, including commercial and military aircraft, chemical processing equipment, power generation facilities, medical applications and sports equipment. Titanium sponge, so called because of its appearance, is the elemental form of titanium metal used in processed titanium products and is produced by TIMET at its Nevada plant, described below. Titanium ingot results from melting sponge and/or scrap, often with various other alloying elements, while titanium wrought products are forged, rolled and/or extruded from ingot and/or cast slab. TIMET sends certain products to outside vendors for further processing, including hot rolling of titanium strip. Over 90% of TIMET's sales in the past three years were generated from the sale of titanium ingot and wrought products.

    TIMET owns and operates a 22 million pound (10,000 metric ton) annual rated capacity vacuum distillation process ("VDP") titanium sponge production facility in Henderson, Nevada. The VDP plant commenced production in early 1993 and has received substantially all necessary aerospace qualifications. TIMET expects to operate the VDP plant at approximately 60% of capacity during 1994. In December 1993, Union Titanium Sponge Corporation ("UTSC"), a consortium of Japanese companies that provided the advanced technology and a majority of the financing for the VDP plant, converted its $75 million of TIMET debentures into 25% of TIMET's outstanding voting common stock. UTSC has the right to acquire up to approximately 20% of TIMET's annual production capacity of VDP sponge at agreed-upon and formula-determined prices. TIMET also has a 32 million pound (14,500 metric ton) annual capacity titanium sponge plant at its Henderson site which utilizes the older Kroll-leach production process. TIMET expects to temporarily close this plant in 1994 and expects that it will remain closed until market conditions significantly improve.

    The titanium sponge produced at Henderson is used as the basic raw material for a 28 million pound (12,700 metric ton) annual capacity ingot facility also at the Nevada plant. Titanium wrought products are produced at TIMET's forging and rolling facility in Toronto, Ohio, which receives titanium ingots from the Nevada plant and titanium slab from 50%-owned Titanium Hearth Technologies ("THT"). Wrought products are also produced at TIMET's finishing facility in Morristown, Tennessee. TIMET has operated below production capacity during the past three years in response to lower demand levels. In 1993, the Nevada plant operated at about 50% of capacity, down from about 80% of capacity in 1992, while the Ohio and Tennessee facilities operated at 70% and 60%, respectively, of capacity in 1993, which approximated 1992 levels.

    THT, a TIMET and Axel Johnson Metals, Inc. joint venture formed in 1992, owns and operates a 12 million pound (5,400 metric ton) annual capacity cold hearth melting furnace formerly owned by Axel Johnson. TIMET has committed to have THT perform a substantial percentage of TIMET's requirements for melting certain titanium products. THT also provides melting services to unrelated parties.

    In March 1993, TIMET and Compagnie Europeenne du Zirconium ("CEZUS"), a French company, executed a series of agreements by which, following a transition period of approximately two years, TIMET expects to acquire CEZUS' titanium business and CEZUS would become an exclusive TIMET subcontractor, primarily for titanium melting and forging, pursuant to a long-term agreement. Any such acquisition is subject to, among other things, approval of the French Ministry of Finance. As part of the agreements, TIMET will generally be entitled to receive, or be obligated to pay (subject to certain limitations), 50% of the net income or loss of CEZUS's titanium business in 1994.

    TIMET has three service centers in the U.S. and two in Europe which maintain supplies of mill products for customer sales in their respective regions. Most of these service centers are located near major customers and have secondary shearing, cutting and machining capabilities to tailor mill products to meet customers' specifications. TIMET believes its service center network provides a competitive advantage.

    Raw materials. The primary raw materials used in the production of titanium sponge are titanium-containing rutile ore, chlorine, magnesium and coke. Chlorine, magnesium and coke are generally available from a number of suppliers. Titanium-containing rutile ore is currently available from a limited number of suppliers around the world, and substantially all of TIMET's rutile ore is currently purchased from Australian suppliers. While TIMET believes the availability of titanium-containing rutile ore is adequate in the near-term, tightening supplies may be encountered in the late 1990's. TIMET does not anticipate experiencing any interruptions of its raw material supplies. Various alloying elements used in the production of titanium ingot are available from a number of suppliers.

    Market and customer base. A majority of TIMET's sales in 1993 were to customers in the aerospace industry. TIMET expects that a majority of its 1994 sales will be to this sector but that industrial markets will represent an increasing portion of its sales over the next few years. TIMET's long-term goal is to transition from a dependence on aerospace markets to a closer balance between aerospace and industrial markets, in part because TIMET does not expect a return in government defense aerospace spending to prior levels and does not expect commercial aerospace spending to increase substantially over the next few years. TIMET does, however, expect a long-term increase in demand for new commercial aircraft, a significant portion of which is expected to be met by wide-body aircraft which use more titanium than narrow-body aircraft. Sales to industrial markets of titanium plate, strip and tube, which currently account for approximately 45% of TIMET's sales, are improving as the utility, desalination, and certain other industries increase capital spending. TIMET's five largest customers accounted for an aggregate of approximately 20% to 25% of its sales in each of the past three years.

    Competition. The worldwide titanium metals industry is highly competitive. TIMET competes primarily on the basis of price, quality of products, technical support and the availability of products to meet customers' delivery schedules. TIMET believes that the trademark TIMET, which is protected by registration in the U.S. and other countries, is significant to its business.

    Over 70% of TIMET's sales in the past three years were to customers in the U.S. where its principal competitors are Oregon Metallurgical Corporation ("Oremet"), RMI Titanium Company and Teledyne Allvac. TIMET estimates its share of U.S. sponge production capacity at the end of 1993 approximated 75%, including 40% related to its older Kroll-leach process plant. TIMET, Oremet, RMI and Teledyne Allvac represent an estimated aggregate 80% of U.S. sales of titanium mill products, and TIMET believes it has the largest share of these producers.

    TIMET competes with a number of non-integrated producers that produce titanium products from sponge, ingot and slab purchased from outside vendors (including TIMET and THT), and to a lesser extent with foreign integrated producers located primarily in Japan and Europe. While the mill product production of Japanese and European titanium producers is approximately one-half that of the U.S. titanium producers, they are significant competitors in international markets. Until recently, imports of foreign titanium products into the U.S. have not been significant, however, imports of titanium sponge and scrap, principally from the CIS, increased during 1991 and 1992 and substantially increased in 1993. TIMET purchased a considerable volume of CIS sponge in 1993 for use in producing certain industrial products.

    Historically, Russia and other members of the CIS have not been significant competitors as their titanium products were largely consumed internally. However, TIMET believes these producers are likely to become more significant competitors in the future. Although accurate information regarding the CIS's titanium industry is not readily available, TIMET believes the CIS's sponge production capacity and actual 1993 production may be as much as one-half of aggregate worldwide levels. The CIS is also known to have significant melting and wrought product production capacity. Although imports of CIS sponge have increased in recent years, TIMET believes the majority of the sponge produced in the CIS continues to be consumed internally.

    In September 1993, President Clinton issued an Executive Proclamation granting to Russia the status of "beneficiary developing country" under the U.S. trade laws. This had the effect of eliminating or reducing the tariffs on many products imported from Russia, including the elimination of tariffs on most wrought titanium products (excluding titanium ingot, slab and billet). A petition filed by a group of U.S. titanium producers (including TIMET) to reverse this action is currently pending. At present, there is no duty on titanium scrap from Russia, while titanium sponge from Russia (as well as from the other CIS sponge-exporting states, Ukraine and Kazakhstan) carries both regular and antidumping duties. TIMET understands the Ukraine sponge plant was temporarily closed in late 1993. The level of this antidumping duty is currently under review by the Department of Commerce at the request of TIMET and the other integrated U.S. titanium producer.

    Entry as an integrated titanium producer would require significant capital investment and substantial technical expertise. However, producers of other metal products, such as steel and aluminum, maintain forging, rolling and finishing facilities which could be modified to produce titanium products. Titanium mill products also compete with certain stainless steels and nickel alloy mill products in industrial applications.

    Research and development. TIMET's annual research and development expenditures have averaged $2 million during the past three years and are directed primarily towards improving process technology, developing new alloys, enhancing the performance of TIMET's products in current applications and searching for new uses of titanium products.

    Employees. At December 31, 1993, TIMET employed approximately 1,050 persons in the U.S. (down from 1,150 at the end of 1992) and 20 persons in Europe. Substantially all of TIMET's production and maintenance workers at its facilities in Nevada and Ohio are represented by the United Steel Workers of America. A strike of approximately 400 union workers at the Nevada facility commenced in October 1993 at the expiration of their contract. TIMET has unilaterally implemented its last contract proposal that includes modest wage increases, enhanced profit sharing opportunities and pension improvements over the life of the contract along with changes in TIMET's medical program and work rules. The union work stoppage has not materially impacted TIMET's production activities, as production is continuing during the strike utilizing salaried personnel and outside contract labor. The Ohio union contract, as extended in January 1994, expires in July 1994. During this period TIMET and the union will negotiate towards a new agreement and evaluate possible relocations of certain work and/or equipment to other TIMET locations or outside vendors.

    Regulatory and environmental matters. Tremont's operations conducted through TIMET are governed by environmental and worker safety laws and regulations. TIMET maintains procedures designed to ensure compliance with such laws, including those relating to raw material and product storage, atmospheric emissions, effluent discharge, waste disposal and environmental reporting and recordkeeping. In the area of environmental protection and compliance, TIMET's annual capital expenditures averaged over $1 million during the past three years, and its 1994 capital budget provides for such capital expenditures of less than $1 million.

    TIMET is and has been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of environmental and worker safety laws and regulations. In addition, in connection with TIMET's operation in Nevada, it handles substantial quantities of a material regulated as an extremely hazardous substance under the emergency planning and community right-to-know requirements of CERCLA. Although TIMET's policy is to comply with all such applicable laws, some risk of environmental and other damage is inherent in TIMET's operations and products, as it is with other companies engaged in similar businesses. Moreover, it is possible that future developments, such as implementation of stricter requirements under the environmental laws, worker safety laws, and enforcement policies thereunder, could bring into question the production, handling, use, storage, transportation, sale or disposal of TIMET's products and their by-products. Such developments could result in additional, presently unquantifiable, costs or liabilities to TIMET.

    TIMET's foreign operations are similarly subject to foreign laws respecting environmental and worker safety matters, which laws are generally less stringent than their U.S. counterparts and which have not had, and are not presently expected to have, a material adverse effect on TIMET.

    TIMET holds 32% of the outstanding common stock of Basic Investments, Inc. ("BII"). BII and its subsidiaries, including Basic Management, Inc. ("BMI"), provide utility services to, and owns property adjacent to, TIMET's plant at Henderson, Nevada (the "BMI Complex"). The other principal owners of BII, including Kerr McGee Chemical Corporation, Chemstar Lime Company and Pioneer Chlor Alkali Company, Inc., also operate facilities in the BMI Complex. Each of such companies, along with certain other companies that previously operated facilities in the BMI Complex, have executed an agreement with the Nevada Division of Environmental Protection ("NDEP") providing for a phased assessment of the environmental condition of the BMI Complex and each of the individual company sites. Phase I reports have been submitted to the NDEP. Negotiations between the NDEP and the BMI Complex companies over the scope of any necessary sampling and analysis, and the allocation of the costs therefor, are ongoing at this time. TIMET has accrued anticipated expenses in connection with the ongoing investigation. While no determination has been made with respect to the need for, or scope of, any environmental remediation at this site, there can be no assurance that TIMET will not incur some liability for any remediation costs which may result.

    In 1993, Tremont entered into a settlement agreement with the Arkansas Division of Pollution Control and Ecology in connection with certain alleged water discharge permit violations at an abandoned barite mining property in Arkansas. The settlement agreement, among other things, requires Tremont to undertake a remediation/reclamation program during 1994 at an approximate cost of $1 million.

    In 1993, TIMET discovered an anomaly in certain alloyed titanium material manufactured by TIMET for shipment to a jet engine manufacturer, resulting from tungsten-contaminated master alloy sold to TIMET by a third-party vendor and used as a alloying addition to its titanium material. The engine manufacturer has taken the precaution of requiring the inspection, and, in certain cases, the remelting, reprocessing and reinspection, of all titanium material that might have been manufactured using potentially contaminated master alloy from this vendor (which also includes titanium produced by another major U.S. titanium manufacturer that purchased master alloy from the same supplier). TIMET has accrued its estimate of out-of-pocket expenses in connection with this on-going investigation. TIMET believes that any liability for costs or damages incurred by TIMET and/or its customers in this matter should ultimately rest with the supplier of the defective master alloy. TIMET maintains substantial general liability insurance coverage against claims of this nature that it currently believes would cover most of any such claims in the event it were unable to recover from the master alloy supplier.

    Other. BII is actively engaged in efforts to develop for commercial, industrial and residential purposes approximately 3,000 acres of land surrounding the BMI Complex in Henderson, a suburb of Las Vegas. Any such development by BII would be in conjunction with TIMET and the other BII stockholders who hold water rights necessary for any development of such lands. The use of the water rights for this purpose is subject to governmental approval, which approval Tremont understands BII expects to receive during the first half of 1994. TIMET is also pursuing the possible commercial development of approximately 80 acres of unused land surrounding its Nevada plant, either independently or as a part of BII's land development activities.

    Indirect wholly-owned captive insurance subsidiaries of Tremont (collectively, "TRE Insurance") reinsured certain comprehensive general liability, auto liability, workers' compensation and employers' liability risks of NL (which then included both Tremont and Baroid) through June 1988, and also participated in various third party reinsurance treaties through December 1988. TRE Insurance's reinsurance business is on a runoff basis. NL, Baroid (now a Dresser subsidiary) and TRE Insurance are parties to insurance sharing agreements whereby NL and Baroid will reimburse TRE Insurance with respect to certain loss payments and reserves established by TRE Insurance that (i) arise out of claims against NL and Baroid and (ii) are subject to payment by TRE Insurance under certain reinsurance contracts. Also, TRE Insurance will credit NL and Baroid with respect to certain underwriting profits or recoveries, if any, that TRE Insurance receives from independent reinsurers that relate to NL and Baroid.

         MARKET FOR VALHI'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    Valhi's common stock is listed and traded on the New York and Pacific Stock Exchanges (symbol: VHI). As of February 28, 1994, there were approximately 6,500 holders of record of Valhi common stock. The following table sets forth the high and low sales prices for Valhi common stock for the years indicated, according to the New York Stock Exchange Composite Tape, and dividends paid during such periods. On February 28, 1994 the closing price of Valhi common stock according to the NYSE Composite Tape was $6.

                                                                                                 Dividends
                                                                       High          Low            paid
Year ended December 31, 1992

  First Quarter                                                       $7            $5 3/8           $.05
  Second Quarter                                                       7 1/8         5 1/8            .05
  Third Quarter                                                        6 1/4         4 3/8            .05
  Fourth Quarter                                                       5 3/8         4 1/4            .05

Year ended December 31, 1993

  First Quarter                                                       $6 1/2        $4 7/8           $.05
  Second Quarter                                                       5 1/4         3 3/4             -
  Third Quarter                                                        5 3/4         4                 -
  Fourth Quarter                                                       5 3/8         4 1/2             -


    On March 10, 1994, the Company declared a cash dividend of $.02 per common share, payable March 31, 1994 to holders of record on March 24, 1994, and adopted a policy which provides for regular quarterly dividends of $.02 per common share. However, declaration and payment of dividends and the amount thereof will be dependent upon the Company's results of operations, financial condition, cash requirements for its businesses, contractual requirements and restrictions and other factors deemed relevant by the Board of Directors. There are currently no contractual restrictions on the ability of Valhi to declare or pay dividends.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

        Note applicable.



                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS:

GENERAL

    The results of operations of the Company's consolidated business segments, general corporate and other items, as well as the Company's equity in losses of NL and Tremont, are discussed below. Consolidated operating income and margins increased in both 1992 and 1993, and interest expense declined in each of the past two years as both average borrowing levels and interest rates were reduced. The following table expresses income of consolidated companies before income taxes as a percentage of total sales. Segment operating income is expressed as a percentage of the respective segment's sales.

                                                                           YEARS ENDED DECEMBER 31,

                                                                               1991         1992        1993

Net sales:
  Refined sugar                                                                57.4%        56.6%       55.2%
  Forest products                                                              23.5         24.0        22.3
  Fast food                                                                    13.3         12.8        14.3
  Hardware products                                                             5.8          6.6         8.2

    Total net sales                                                           100.0%       100.0%      100.0%

Segment operating income:
  Refined sugar                                                                 9.6%         8.2%        8.7%
  Forest products                                                               4.5%        11.3%       15.1%
  Fast food                                                                     7.7%         8.2%        8.6%
  Hardware products                                                            17.6%        19.8%       27.2%

Total operating income                                                          8.6%         9.7%       11.6%
General corporate items:
  Business unit dispositions, net                                               -             .4         -
  Securities transactions                                                       8.2           .3          .1
  Interest and dividend income                                                   .8          1.1          .7
  General expenses                                                             (1.0)         (.9)       (1.1)
  Other, net                                                                     .5          -           (.1)
Interest expense                                                               (9.4)        (6.3)       (4.9)

    Income of consolidated companies before
     income taxes                                                               7.7%         4.3%        6.3%


    The Company's results for the past three years were also impacted by significant nonoperating transactions. The Company reported significant losses attributable to NL and Tremont in each of the past three years, including impairment charges for other than temporary declines in the market value of Tremont stock ($22 million in 1992) and NL stock ($84 million in 1993). In 1991, the Company reported a $64 million gain from securities transactions as a result of its sale of Baroid common stock, and both 1992 and 1993 included extraordinary losses related to prepayments of indebtedness.

    Changes in accounting methods by the Company, NL and Tremont for postretirement benefits other than pensions ("OPEB") and income taxes in 1992 resulted in a $70 million charge to earnings, of which about $64 million related
to NL and Tremont.   In 1993, a change in accounting for marketable securities
resulted in a $42 million increase in stockholders' equity, substantially all of which related to the Company's remaining Baroid (now Dresser) common stock, and which was recorded as a direct credit to equity.

    The Company's business plan for 1994 reflects profitable operations for its consolidated companies, and reflects continuing but reduced losses attributable to its equity in NL and Tremont.

REFINED SUGAR

                                         YEARS ENDED DECEMBER 31,         % CHANGE
                                             1991         1992          1993        1991-92        1992-93
                                                    (IN MILLIONS)

Net sales:
  Refined sugar                             $397.6       $417.0        $396.6        + 5%            - 5%
  By-products and other                       42.1         42.2          34.2        + 0%            -19%

                                            $439.7       $459.2        $430.8        + 4%            - 6%

Operating income                            $ 42.0       $ 37.8        $ 37.5        -10%            - 1%

Operating income margin                        9.6%         8.2%          8.7%

Percentage change in:

  Sugar sales volume                                                                 +10%            - 2%
  Average sugar selling
   price                                                                             - 5%            - 3%


    During 1993, average refined sugar selling prices declined for the third year in a row, principally as a result of an oversupply of sugar resulting from increases in allowable imports and increases in domestic production. Sugar sales volume in 1993 was lower than in 1992 in large part as a result of marketing allotments imposed by the United States Department of Agriculture on domestic sugarcane and sugarbeet processors, which allotments limited the amount of sugar which each processor could market for the crop year ended September 30, 1993. Amalgamated's allotment equated to approximately 95% of its production from the 1992 crop and, accordingly, resulted in a larger than normal carryover of refined sugar inventory into the new crop year. The marketing allotments, imposed in June, had a positive impact on prices in the third quarter of 1993. Prices weakened during the fourth quarter following expiration of the allotments. The Company believes that sugar import quota levels are too high for current domestic production levels. As a result, absent import quota reductions or imposition of marketing allotments on domestic producers, the pressure on selling prices will likely continue.

    Due primarily to a projected record high sugar content of the beets, Amalgamated's sugar production from the crop harvested in the fall of 1993 is currently expected to establish a new record for the fourth consecutive year. Refined sugar inventories were significantly higher at December 31, 1993 than one year ago due to the carryover effects of the 1993 marketing allotments, as well as the size of this year's crop. Absent any marketing allotment restrictions, these combined factors are expected to result in an increase in 1994 refined sugar sales volume over 1993 levels. Amalgamated currently expects contracted acreage for the 1994 crop will approximate that harvested in 1993.

    Refined sugar historically represents approximately 90% of Amalgamated's annual sales. Fluctuations in the volume of by-products sold, generally sold principally in the first and fourth calendar quarters, approximate those of refined sugar. The selling prices of by-products are affected by the prices of competing animal feeds and are, therefore, independent of the price of sugar. Average selling prices of dried pulp, the principal by-product, were 11% lower in 1993 than in 1992.

    Sugarbeet purchase cost is the largest cost component of producing refined sugar and the price Amalgamated pays for sugarbeets is, under the terms of its contracts with sugarbeet growers, a function of the average selling price of Amalgamated's refined sugar. As a result, changes in sugar selling prices impact sugarbeet purchase costs as well as revenues. Processing costs per hundredweight of refined sugar were higher in 1992 than in either 1991 or 1993 due in part to relatively adverse weather conditions during the sugarbeet processing campaign. Processing costs per hundredweight for the current crop are expected to be slightly higher than last year in part due to a new three-year labor contract which extends through July 1996. This labor contract provides for wage increases averaging approximately 3% per year and for increased employee deductibles and co-payments for medical insurance. The largest component of Amalgamated's selling, general and administrative expenses is the freight cost of sugar and by-products delivered to customers. Consequently, such expenses vary significantly with the volume of refined sugar and by-products sold.

    Amalgamated's cost of sales is determined under the last-in, first-out accounting method. In periods of declining sugar prices, such as during much of the past three years, LIFO operating income will be higher than on a FIFO basis. Supplemental information comparing refined sugar segment operating income and margins computed on a LIFO basis and on a FIFO basis is presented below.

                                           YEARS ENDED DECEMBER 31,                   % CHANGE
                                                1991         1992        1993       1991-92        1992-93
                                                      (IN MILLIONS)


Operating income:
  LIFO accounting method                       $42.0        $37.8       $37.5        -10%            -1%
  FIFO accounting method                        39.8         32.2        31.9        -19%            -1%

Operating income margin:
  LIFO accounting method                        9.6%         8.2%        8.7%
  FIFO accounting method                        9.0%         7.0%        7.4%


FOREST PRODUCTS

    Medite's operations are grouped into two components: MDF (an engineered wood product) and solid wood (logs, lumber and other wood products).

                                           YEARS ENDED DECEMBER 31,        % CHANGE
                                             1991         1992         1993         1991-92        1992-93
                                                      (IN MILLIONS)
Net sales:
  Medium density fiberboard                   $ 98.0       $111.6      $112.1        + 14%           + 0%
  Solid wood products                           85.5         85.4        63.7        -  0%           -25%
  Eliminations                                  (3.8)        (2.2)       (1.5)

                                              $179.7       $194.8      $174.3        +  8%           -11%

Operating income:
  Medium density fiberboard                   $  1.6       $ 12.1      $ 13.9        +649%           +15%
  Solid wood products                            6.4          9.9        12.4        + 56%           +26%

                                              $  8.0       $ 22.0      $ 26.3        +176%           +20%

Operating income margins:
  Medium density fiberboard                     1.6%        10.8%       12.4%
  Solid wood products                           7.4%        11.6%       19.5%


    Medium density fiberboard.  Medite's worldwide MDF sales volume increased
3% in 1993, setting a new volume record for the second consecutive year. Volume in the second half of 1993 was stronger than in the first half of the year while in 1992 the reverse was true. The improvements in volume reflect, in Medite's opinion, increased demand for engineered wood products. Sales of specialty MDF products have continued to increase, with these higher-margin sales representing 20% of MDF sales dollars (12% of MDF volume) in 1993 compared to 14% and 7%, respectively, in 1992 and 12% and 6%, respectively, in 1991. Overall MDF average selling prices, in billing currency terms, were favorably impacted in 1993 by product price increases and the higher percentage of specialty product sales. These increases were more than offset by adverse effects of currency fluctuations and, in U.S. dollar terms, worldwide average selling prices were 2% lower than in 1992.

    The improvements in MDF sales and operating income in 1992 resulted from an 8% increase in volume and higher average selling prices. Fluctuations in the value of the U.S. dollar relative to other currencies had a generally positive impact on 1992 average selling prices, in U.S. dollar terms, although a significant decline in the value of the pound sterling had a negative impact late in the year. Sales of higher-margin specialty grades of MDF increased, as noted above. Volume comparisons in 1992 were aided by the extremely low volume in the first quarter of 1991, in part as a result of the Persian Gulf War, and sales resulting from the reduction of inventories during 1992 which were higher than normal in Europe at the end of 1991. Medite had determined to build inventories during the later part of 1991 in anticipation of improved demand and pricing in 1992. MDF operating income was also favorably impacted in 1992 by increased production volume and improved operational efficiency at the New Mexico MDF plant.

    Medite is operating at a high rate of capacity and while its total MDF volume is not expected to increase significantly prior to completion of the Irish plant expansion in 1995, Medite plans to continue to pursue further penetration of higher-margin specialty MDF markets in 1994.

    Solid wood products. Solid wood operations for the past three years are not, in certain respects, directly comparable due to the closure of Medite's plywood operations in January 1993 and the destruction by fire of its Rogue River, Oregon chipping and veneer plant in June 1992, as discussed below. Excluding plywood and veneer operations, solid wood sales increased 48% in 1993 compared to 1992.

    Medite's solid wood products are principally commodity-type products with selling prices significantly influenced by relative industry supply and demand factors. Average selling prices of solid wood products increased significantly in 1993 over 1992 levels (lumber up 29%; logs up 46%) due primarily to the combined effects of the continuing Pacific Northwest timber shortage, closure of certain competitor operations and increased demand for building products. These factors also increased Medite's timber costs, as discussed below. The increase in average selling prices of logs in 1993, as well as a significant increase in log volume, was also impacted by Medite's decision to sell higher-quality logs rather than using such logs in plywood manufacturing operations, which were closed in January 1993. Solid wood sales declined slightly in 1992 compared to 1991 due to the net effects of increases in product line average selling prices of 12% to 19%, an 18% decrease in total volume and changes in product mix, including lower wood chip sales. The Rogue River fire contributed to the volume decline and product mix changes in 1992.

    The average unit cost of logs used in Medite's solid wood operations increased about 25% in 1993 following a 28% increase in 1992. These cost increases were due primarily to increases in the cost of timber from government and other sources, offset in part by the favorable impact of planned reductions in LIFO log and other inventory levels, which were being reduced as a result of the closure of the plywood operations. The favorable impact on operating income from the reduction of LIFO inventories was $.8 million in 1991, $1.9 million in 1992 and $.5 million in 1993.

    The current Pacific Northwest timber shortage, and the resulting high cost of public and other purchased timber, is expected to continue for the foreseeable future. In response, Medite has reduced its longer-term need for government timber by closing marginal production facilities (including its plywood operations), increasing its emphasis on the direct sale of logs, reducing the rate of harvest of its fee timber and adopting a more sustained yield approach to harvesting timber from company-owned lands. Medite believes that, over the longer term, approximately 40% of the log requirements for its solid wood operations will be obtained from its own lands. The percentage of logs obtained from company-owned lands in 1993 (20%), and expected in 1994 (10%), is unusually low due to the harvest of timber under government contracts that expire in 1994. The combined net effects of this relatively low percentage of lower-cost fee timber and a substantial reduction in the volume of logs sold is expected to negatively impact solid wood operating income comparisons in 1994.

    Medite's Rogue River veneer operations contributed about $19 million to 1991 solid wood sales and $10 million to 1992 sales before the fire.
Replacement chipping operations resumed in July 1993 and new veneer operations resumed in January 1994. The new veneer operations are designed to process the smaller, second-growth timber expected to be available from company-owned timberlands on a longer-term sustainable basis. Recognition of business interruption insurance helped, to some extent, to offset the loss of Rogue River earnings in late 1992 and part of 1993. Business interruption insurance, received in 1992 and recognized as a component of operating income from July 1992 through August 1993 ($3.7 million in 1992 and $1.9 million in 1993), was allocated to each month that the various operations were originally expected to be down based upon estimates of the expected operating profit of the Rogue River operations during such periods. Such estimates of lost operating earnings were based upon selling prices in effect at the time they were prepared in 1992 and the expected reconstruction schedule at that time. Medite believes that business interruption insurance did not fully compensate for the aggregate dollar amount of operating earnings that Rogue River would have generated had it been operating because industry price levels were higher than those inherent in the insurance estimates and because operations did not resume as soon as originally expected. Inclusion of business interruption insurance in the results of operations did, however, have a significant favorable, non-recurring effect on the aggregate solid wood operating income margins during the July 1992
- - August 1993 period as this income had no associated cost.

    Medite closed its plywood operations principally as a result of increased wood costs (the full effect of which could not be passed through in increased selling prices) and the relative shortage of public timber to supply the large diameter logs required to match the plywood plant's manufacturing capabilities. Plywood operations accounted for approximately $2 million of solid wood sales in 1993 before the closure compared to $36 million in 1992 and $31 million in 1991. As a result of improvement in market conditions late in the year, Medite's plywood operations were approximately break-even during 1992 after losing approximately $2 million in 1991.

    Reductions in overhead and administrative costs due to the reduced scale of manufacturing operations and overall cost containment programs also favorably impacted 1993 solid wood operating income. Costs in 1991 were, in certain respects, not directly comparable to 1992 and 1993 as a result of adopting SFAS Nos. 109 (income taxes) and 106 (OPEB), which increased costs due primarily to additional depreciation and depletion resulting from adjustment of assets acquired in prior business combinations originally recorded net-of-tax, and an offsetting cost decrease in depletion resulting from lower depletion rates on company-owned timber, as depletion rates were revised due to a change in estimate of remaining standing timber based upon a cruise of Medite's timber holdings.

FAST FOOD

                                        YEARS ENDED DECEMBER 31,                      % CHANGE
                                            1991          1992          1993        1991-92        1992-93
                                                    (IN MILLIONS)

Net sales                                  $101.5        $103.8        $111.6         +2%            + 7%
Operating income                              7.8           8.5           9.7         +9%            +13%

Operating income margin                       7.7%          8.2%          8.6%

Arby's units operated:
  At end of year                              158           160           160         +1%            -
  Average during the year                     155           158           159         +2%            + 1%


    Sales in 1993 established a new record for Sybra, and operating income was a near-record, as comparable store sales increased 6%. Customer traffic increased in part due to certain promotional sandwiches positioned as limited-time only products in certain regions and marketed to price-driven consumers with various levels of advertising support. Improving general economic conditions also contributed to the increase in comparable store sales in 1993.

    Extensive menu-price discounting caused by the continued high level of competition in the fast food industry and weak economic conditions impacted Sybra's results during much of 1991 and 1992. As a result of a 4% increase in comparable store sales during the fourth quarter, comparable store sales for 1992 were only nominally below 1991 levels. Stable food product costs and higher average transactions contributed to the improvement in operating income in 1992.

    As a result of the strengthening in sales beginning in September 1992, and the resulting 16 consecutive months of increases in comparable store sales through December 1993 following declines in 18 of the previous 20 months going back to the beginning of 1991, comparative increases may not be as favorable during 1994 as those of 1993. In addition, winter weather in certain of Sybra's markets during early 1994 was much more severe than in the comparable period of 1993. Sybra continues to seek opportunities to broaden its menu and expand high volume service hours.

HARDWARE PRODUCTS

                                         YEARS ENDED DECEMBER 31,                     % CHANGE
                                          1991          1992          1993          1991-92        1992-93
                                                    (IN MILLIONS)

Net sales                                   $44.8         $54.0         $64.4        +21%            +19%
Operating income                              7.9          10.7          17.5        +36%            +63%

Operating income margin                      17.6%         19.8%         27.2%


    Hardware products reported record sales and operating income in 1993.
Sales, operating income and margins improved in both 1993 and 1992 due primarily to increased volumes in the three major product lines. In 1993, lock sales dollars were up 24%, drawer slides were up 10% and computer keyboard support arms were up 38% following increases of 33%, 21% and 16%, respectively, in 1992. A lock contract with a U.S. Government agency obtained in 1992 and extended through much of 1993, along with a new contract with the same agency covering May 1993 through 1994 at higher than prior contract volume levels, contributed significantly to the lock volume increase. The operations acquired in June 1992 from a Canadian competitor, which complemented the existing drawer slide and lock product lines, also contributed to volume increases in both 1992 and 1993.

    Almost two-thirds of National Cabinet Lock's sales are generated by its Canadian operations. About 60% of the Canadian-produced sales are denominated in U.S. dollars while substantially all of the related costs are incurred in Canadian dollars. As a result, fluctuations in the value of the U.S. dollar relative to the Canadian dollar favorably impacted operating results in both 1993 and 1992 compared to the respective prior year.

    National Cabinet Lock currently expects more modest growth in 1994 than in the prior two years in part due to production capacity considerations. Capital spending in 1994 emphasizes capacity increases.

BUSINESS UNIT DISPOSITIONS

    See Note 4 to the Company's Consolidated Financial Statements.

GENERAL CORPORATE

    Securities transactions - Securities transactions in 1991 relate principally to the sale of Baroid common stock and in 1992 and 1993 relate to U.S. Treasury securities. As described in Note 1 to the Company's Consolidated Financial Statements, the Company adopted the accounting for certain marketable debt and equity securities prescribed by SFAS No. 115 effective December 31, 1993. Accordingly, timing of recognition of gains and losses related to marketable securities beginning in 1994 will, in certain respects, be different than in prior years.

Other general corporate income (expense)

                                           YEARS ENDED DECEMBER 31,
                                                                                INCREASE (DECREASE)
                                               1991         1992        1993       1991-92       1992-93
                                                                      (IN MILLIONS)

Interest and dividend income                  $  6.0        $ 9.3       $ 5.2         $ 3.3         $(4.1)
General expenses                                (7.6)        (7.4)       (8.9)           .2          (1.5)
Other, net                                       4.2           .3        (1.1)         (3.9)         (1.4)


                                              $  2.6        $ 2.2       $(4.8)        $ (.4)        $(7.0)


    Interest and dividend income fluctuates based on levels of investments and yields thereon. The average balance of funds available for temporary investment was higher in 1992 than in either 1991 or 1993 while yields generally declined in both 1992 and 1993. The increase in general corporate expenses in 1993 resulted in large part from lower net charges to affiliates. Other, net in 1991 includes $3.3 million of income related to the Company's equity in undistributed earnings of Baroid prior to May 1991. A $1.5 million provision for additional environmental remediation expenses relating to certain operations no longer conducted by the Company was a principal reason for the increase in other expenses, net in 1993.

INTEREST EXPENSE

    Interest expense declined $20.7 million (29%) in 1992 and further declined $12.9 million (25%) in 1993 as a result of lower average indebtedness levels and lower interest rates. The lower average interest rates resulted in part from the prepayment of Valhi 121/2% Senior Subordinated Notes from the proceeds of lower-rate borrowings.

    At December 31, 1993, about one-half of the Company's aggregate long-term debt and credit facilities, including unused amounts, have variable interest rates and the remainder (principally Valhi's 9.25% LYONs, Valcor's 95/8% Senior Notes and a portion of Medite's Timber Credit Agreement term loan) have fixed rates. No periodic interest payments are required on the deferred coupon LYONs, resulting in cash interest payments lower than accrual basis interest expense.

PROVISION FOR INCOME TAXES

    The principal reasons for the difference between the Company's effective income tax rates and the U.S. federal statutory income tax rates are explained in Note 14 to the Company's Consolidated Financial Statements.

    The Company's provision for income tax benefits in both 1992 and 1993 includes deferred tax benefits in excess of taxes currently payable. At December 31, 1993, the Company had net deferred tax assets of approximately $24 million resulting primarily from amounts related to the excess of tax basis over book basis of investments in subsidiaries and affiliates that are not members of the Company's consolidated tax group. The Company has, among other things, significant appreciated assets and the ability to generate significant taxable capital gains should it need to offset any capital losses reported for tax purposes.

EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

    See Notes 16 and 18, respectively, to the Company's Consolidated Financial Statements.


UNCONSOLIDATED AFFILIATES - NL AND TREMONT

    The Company's interests in NL and Tremont are reported by the equity method. The information included below related to the financial position, results of operations and liquidity and capital resources of NL and Tremont has been summarized from the reports filed with the Commission by NL and Tremont, which reports contain more detailed information concerning such companies, including complete financial statements prepared on their historical bases of accounting.

    Valhi's equity in earnings (losses) of NL and Tremont is different than its percentage ownership in their separately-reported earnings due to amortization of basis differences arising from purchase accounting adjustments made by the Company in conjunction with the acquisition of its interests in NL and Tremont.

Amortization of such basis differences generally reduces earnings, or increases losses, attributable to affiliates, as reported by Valhi. In 1993, aggregate basis difference amortization expense was reduced by approximately $7 million as a result of enacted changes in certain income tax rates, principally a reduction in German rates. Substantially all of such favorable impact, which is not of a normal recurring nature, relates to NL.

    The Company periodically evaluates the net carrying value of its long-term assets, including its investments in NL and Tremont, to determine if there has been any decline in value below their respective net carrying values that is considered to be other than temporary and would, therefore, require a write-down accounted for as a realized loss. As a result of this process, Valhi recorded a $22 million writedown of its investment in Tremont in 1992 and each of Valhi and Tremont recorded writedowns of their respective investments in NL in 1993, resulting in an $84 million pre-tax charge to Valhi. While the accounting rules may require an investment in a security accounted for by the equity method to be written down if the market value of that security declines, they do not permit a writeup if the market value subsequently recovers. The Company's per share net carrying value of NL at December 31, 1993 was $2.43, compared to quoted market values of $4.50 at that date and $8.875 at February 28, 1994. The Company's per share net carrying value of Tremont at December 31, 1993 was $4.17, compared to quoted market values of $6.875 at that date and $7.875 at February 28, 1994.

    NL Industries. NL's chemical operations are conducted through its wholly-owned subsidiaries Kronos, Inc. (TiO2) and Rheox, Inc. (specialty chemicals). NL is highly leveraged and has reported significant losses in the past three years. The future profitability of NL is dependent upon, among other things, improved pricing for TiO2, NL's principal product. Selling prices for TiO2 are significantly influenced by industry supply and demand. In the fourth quarter of 1993, TiO2 prices increased slightly in certain markets. Based on, among other things, NL's current near-term outlook for its TiO2 business, NL expects its results for 1994, while improved from 1993, will still result in a net loss for the year. Accordingly, Valhi expects to report a loss attributable to its equity in NL in 1994.

                                        YEARS ENDED DECEMBER 31,            CHANGE
                                            1991          1992          1993        1991-92        1992-93
                                                    (IN MILLIONS)
Net sales:
  Kronos                                  $ 732.1       $ 784.6       $ 697.0        + 7%            -11%
  Rheox                                     108.2         108.9         108.3        + 1%            - 1%

                                          $ 840.3       $ 893.5       $ 805.3        + 6%            -10%

Operating income:
  Kronos                                  $ 110.8       $  81.9       $  36.1        -26%            -56%
  Rheox                                      28.2          28.8          26.3        + 2%            - 9%
                                            139.0         110.7          62.4        -20%            -44%

General corporate items:
  Interest and dividends                     40.5          14.2           4.1
  Securities transactions                   (53.1)         (6.0)          4.4
  Expenses, net                             (45.0)        (43.4)        (41.6)
Interest expense                           (100.4)       (118.5)        (99.1)
                                            (19.0)        (43.0)        (69.8)         $(24.0)        $(26.8)
Income taxes                                 (3.9)          (.5)        (12.7)
Minority interest                            (1.1)         (1.1)          (.7)

Loss before extraordinary
 items and cumulative
 effect of changes in
 accounting principles                    $ (24.0)      $ (44.6)      $ (83.2)         $(20.6)        $(38.6)

Valhi's equity in NL's
 losses, including
 amortization of basis
 differences (*)                          $ (19.3)      $ (32.1)      $ (44.7)         $(12.8)        $(12.6)

(*) Excludes Valhi's $84 million impairment provision for an other than temporary decline in the market value of NL common stock in 1993. Such impairment provision is separately disclosed in Note 2 to the Company's Consolidated Financial Statements.


    The worldwide TiO2 industry continues to be adversely affected by, among other things, production capacity in excess of current demand. Largely as a result thereof, TiO2 selling prices continued to decline during most of 1993 and Kronos' operating income and margins significantly declined. Recessionary economic conditions in Europe and changes in the relative values of European currencies were principal additional factors influencing current demand and pricing levels during 1993. In billing currency terms, Kronos' 1993 average TiO2 selling prices were approximately 8% lower than in 1992 and were 6% lower in 1992 than in 1991. A significant amount of sales are denominated in currencies other than the U.S. dollar, and fluctuations in the value of the U.S. dollar relative to other currencies further decreased 1993 sales by $45 million compared to 1992 and increased 1992 sales by $22 million compared to 1991. Average TiO2 prices at the end of 1993 were approximately 5% below year-end 1992 levels and approximately one-third below those of the last cyclical peak in early 1990. While TiO2 prices are significantly below prior year levels, most of the 1993 decline occurred in the first half of the year as average prices declined only slightly during the third quarter and increased slightly during the fourth quarter.

    TiO2 sales volume of 346,000 metric tons in 1993 increased 3% compared to 1992, as increases in North American sales volume more than offset weakened demand in Europe. In response to weakened demand, and in order to reduce inventories, Kronos made further reductions in its TiO2 production rates during 1993. TiO2 sales volume increased 11% in 1992, primarily in U.S. and European markets. Approximately one-half of Kronos' 1993 TiO2 sales, by volume, were attributable to markets in Europe with about two-fifths attributable to North America and the balance to export markets.

    As a result of continued cost reduction and containment efforts, Kronos' raw material and production costs increased only slightly in 1993 compared to year-ago levels. Start-up costs at the chloride process plant in Lake Charles, Louisiana, which commenced production during the first half of 1992, unfavorably impacted operating income in 1992. Kronos' 1992 operating income was also impacted by slightly lower unit production costs resulting from its continued emphasis on costs reduction efforts and increased production volumes. Kronos' water treatment chemicals business, which utilizes TiO2 co-products, contributed more to operating income in 1992 than in either 1991 or 1993.

    Demand, supply and pricing of TiO2 have historically been cyclical and, as noted above, the last cyclical peak for TiO2 prices occurred in early 1990. Kronos believes that its operating income and margins for 1994 will be higher than in 1993 due principally to slightly higher sales and production volumes and the favorable effect of the joint venture with Tioxide, discussed below. However, NL expects that the TiO2 industry will continue to operate at lower capacity utilization levels over the next few years relative to the high utilization levels prevalent during the late 1980's, primarily because of the slow recovery from worldwide recession and the impact of capacity additions since the late 1980's. The economic recovery has been particularly slow in Europe, where a significant portion of Kronos' TiO2 manufacturing facilities are located.

    During the current period of depressed TiO2 prices, NL has operated with a strategy to maintain its competitive position. During the past three years, Kronos has increased its estimated worldwide market share from 10% to 11%. Kronos has implemented a cost reduction and control program which favorably impacted Kronos' operating results, and Kronos has continued its environmental improvement efforts. In October 1993, NL formed a manufacturing joint venture with Tioxide and refinanced certain debt which, among other things, increased NL's liquidity, reduced its aggregate debt level and extended its debt maturities. See also "Liquidity and Capital Resources."

    The manufacturing joint venture, which is equally owned by subsidiaries of Kronos and Tioxide, owns and operates the Louisiana chloride process TiO2 plant formerly owned by Kronos. Under the terms of the joint venture and related agreements, Kronos contributed the plant to the joint venture, Tioxide paid an aggregate of approximately $205 million, including its tranche of the joint venture debt, and Kronos and certain subsidiaries exchanged proprietary chloride process and product technologies with Tioxide and certain of its affiliates. Of the total consideration paid by Tioxide, $30 million was attributable to the exchange of technologies and is being reported as a component of operating income ratably over three years from October 1993. Production from the plant is being shared equally by Kronos and Tioxide pursuant to separate offtake agreements. The formation of the joint venture resulted in a 12% decrease in Kronos' total TiO2 production capacity, however Kronos' remaining capacity is about 10% higher than Kronos' 1993 sales volume.

    Rheox's aggregate operating results have been relatively consistent during the past three years. Changes in currency exchange rates had a negative effect in 1993 and a positive effect in 1992 compared to the respective prior year, and operating costs generally increased during both years.

    NL has substantial operations and assets located outside the United States. Foreign operations are subject to currency exchange rate fluctuations and NL's results of operations have in the past been both favorably and unfavorably affected by the fluctuations in currency exchange rates. To the extent NL both manufactures and sells in a given country, the impact of currency exchange rate fluctuations is to some extent mitigated.

    NL's interest and dividend income fluctuates based upon the amount of funds invested and yields thereon. Amounts available for investment and the yield thereon in 1993 were lower than in 1992 and 1991.

    After unsuccessful attempts to gain representation on the board of directors of Lockheed Corporation, NL disposed of its interest in Lockheed in 1991, and the significant loss from securities transactions in 1991 relates principally to that disposition. In February 1994, NL settled its lawsuit against Lockheed and Lockheed's directors, and Lockheed made a cash payment to NL. See Note 20 to the Company's Consolidated Financial Statements. Securities transactions in 1992 and 1993 relate principally to U.S. Treasury securities.
NL does not anticipate acquiring marketable securities (other than U.S. Treasury or similar securities) in the foreseeable future.

    NL's corporate expenses, net have decreased slightly during each of the past two years. In 1992, reductions in certain proxy solicitation and litigation settlement expenses of $5 million and $9 million, respectively, compared to 1991 were partially offset by an $11 million increase in environmental remediation costs. Environmental remediation costs were $4 million higher in 1993 than in 1992.

    Lower average levels of indebtedness in 1993 and lower DM interest rates reduced NL's interest expense in 1993 compared to 1992. In addition, 1992 interest expense reflected the benefit of $9 million of capitalized interest related principally to the Louisiana plant completed in March 1992. Interest expense increased from 1991 to 1992 due to the net effects of lower average levels of indebtedness, a $17 million decline in capitalized interest and a $9 million reduction in NL's accrual for income tax related interest in 1991. Overall, NL expects its October 1993 reduction and refinancing of certain indebtedness will result in a modest decrease in NL's interest expense.

    NL's operations are conducted on a worldwide basis and the geographic mix of income can significantly impact NL's effective income tax rate. In both 1992 and 1993, the geographic mix, including losses in certain jurisdictions for which no current refund was available and in which recognition of a deferred tax asset is not currently considered appropriate, contributed significantly to its effective tax rate varying from a normally expected rate. In 1991, realization of the available capital loss carryback of NL's securities transactions at a relatively low rate due to the alternative minimum tax rates in prior years also significantly impacted NL's effective tax rate.

    NL reported an extraordinary loss of approximately $28 million in 1993 related to the settlement of certain interest rate swaps in conjunction with prepaying the existing Louisiana plant borrowings and from the write-off of deferred financing costs related to prepayment of such Louisiana plant indebtedness and a portion of Kronos' Deutsche mark denominated bank credit facility.

    Tremont Corporation - Tremont's consolidated operations consist of one industry segment, titanium metals operations conducted through its now 75%-owned TIMET subsidiary. Tremont also holds approximately 18% of NL's outstanding common stock and reports its interest in NL by the equity method. Discontinued operations represent Tremont's former bentonite mining operations, which were sold to Baroid in July 1993.

    As discussed below, the titanium metals business has been adversely affected by, among other things, excess worldwide production capacity and changes in market conditions. Tremont has reported significant losses during the past two years and expects to report a net loss for 1994. Accordingly, Valhi expects to report a loss attributable to its equity in Tremont for 1994.

                                        YEARS ENDED DECEMBER 31,            CHANGE
                                            1991          1992          1993        1991-92        1992-93
                                                    (IN MILLIONS)

Net sales                                  $155.7        $153.9        $151.2           - 1%           - 2%

Operating income (loss)                    $  4.8        $ (9.7)       $(16.7)        $(14.5)        $ (7.0)
General corporate items                      (1.0)        (11.9)          4.3
Interest expense                             (3.8)         (3.7)         (4.3)
                                              -           (25.3)        (16.7)

Equity in loss of NL:
  Equity in NL's loss                         (.3)        (10.9)        (15.7)
  Provision for market
   value impairment                           -             -           (29.0)
                                              (.3)        (10.9)        (44.7)

Loss before income taxes                      (.3)        (36.2)        (61.4)

Income tax benefit
 (expense)                                   (1.1)          2.1           1.3
                                             (1.4)        (34.1)        (60.1)
Discontinued operations                       (.1)           .4           7.5

  Loss before extraordinary
   items and cumulative
   effect of changes in
   accounting principles                   $ (1.5)       $(33.7)       $(52.6)        $(32.2)        $(18.9)

Valhi's equity in Tremont's
 losses, including
 amortization of basis
 differences (*)                           $  (.4)       $(16.6)       $(15.1)        $(16.2)        $  1.5

(*) Excludes (i) Valhi's $22 million impairment provision for an other than temporary decline in the market value of Tremont common stock in 1992 and
    (ii) Valhi's $14 million share of Tremont's 1993 impairment provision for an other than temporary decline in the market value of NL common stock, which equity is included as a component of Valhi's impairment charge related to NL. Such impairment provisions are separately disclosed in Note 2 to the Company's Consolidated Financial Statements.


    TIMET's 1993 operating results reflect a 14% decrease in pounds shipped compared to 1992, partially offset by changes in product mix. The volume decline occurred in the last half of 1993 (TIMET reported comparative volume increases for the first half of the year), and reflected several significant customer order cancellations and delays. Start-up costs related to TIMET's new VDP titanium sponge facility and other production variances also adversely impacted operating income comparisons. TIMET's 1993 operating loss included a $4.7 million restructuring charge related to cost reduction measures, including closing certain service centers in 1993 and severance costs associated with workforce reductions expected to occur principally in 1994.

    Sales volume in 1992 increased approximately 32% compared to pounds shipped in 1991 reflecting, in part, an increase in TIMET's market share. TIMET's average selling prices in 1992 were approximately 15% lower than in 1991 and changes in product mix also adversely affected operating income.

    The titanium metals industry continues to be adversely affected by, among other things, weak demand within the military and commercial aerospace markets and excess worldwide production capacity. Selling price pressures are being exacerbated by the increasing availability of relatively inexpensive titanium scrap, sponge and other mill products principally from Russia and other CIS countries. Sales of titanium for industrial markets, which currently account for approximately 45% of TIMET's sales, are improving as the utility, desalination, and certain other industries increase capital spending.

    Tremont expects that TIMET's and the industry's production levels and shipments over the next few years will remain substantially lower than the peak levels of the late 1980's and 1990. TIMET also expects industry conditions will continue to result in adverse selling price pressures. TIMET's efforts to return to profitability are focused on improving manufacturing processes, reducing overall costs and developing new markets for titanium products. TIMET expects its new VDP titanium sponge facility in Nevada to operate at approximately 60% of capacity during 1994. TIMET also expects to temporarily close its older Kroll-leach titanium sponge production plant in 1994 until market conditions substantially improve.

    Union workers at TIMET's Nevada facility commenced a work stoppage in October following expiration of their contract. TIMET has unilaterally implemented its last contract proposal, which includes modest wage increases, enhanced profit sharing opportunities and pension improvements over the life of the contract along with changes in TIMET's medical program and work rules. The union work stoppage has not materially impacted TIMET's production activities as production is continuing during the strike utilizing salaried personnel and outside contract labor. The Ohio union contract, as extended in January 1994, expires in July 1994. During this period, TIMET and the union will negotiate towards a new agreement and evaluate possible relocation of certain operations to other TIMET locations or outside vendors.

    UTSC converted its $75 million of debentures into a 25% equity interest in TIMET in December 1993. In addition to its minority interest in TIMET, UTSC has the right to acquire up to approximately 20% of TIMET's annual production capacity of VDP sponge at agreed-upon and formula-determined prices.

    General corporate items, net include (i) a $5.5 million gain in 1993 from the sale of Tremont's 50% interest in a gold mining venture and (ii) losses aggregating $3.4 million in 1991 and $5.9 million in 1992 resulting from changes in estimated net realizable value of certain properties and other assets held for sale.

    Average outstanding borrowings increased in each of the past three years. Capitalized interest, related primarily to the VDP sponge facility, was $1.5 million in 1991, $4.9 million in 1992 and $3.1 million in 1993. Interest expense in 1994 is expected to be slightly higher than in 1993.

    Valhi may be deemed to control each of NL and Tremont and, accordingly, Tremont reports its 18% interest in NL by the equity method. Similarly to Valhi, Tremont's amortization of basis differences generally reduces earnings, or increases losses, attributable to NL, as reported by Tremont compared to the amount that would be expected by applying its ownership interest to NL's separately-reported earnings.

    Tremont's income tax benefit in both 1992 and 1993 varies from a normally expected rate due primarily to losses, including losses related to NL, resulting in temporary differences between book and taxable income for which recognition of a deferred tax asset is not currently considered appropriate. In 1991, Tremont's equity in losses of affiliates for which no tax benefit was provided also impacted its effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES:

CONSOLIDATED CASH FLOWS

                                                                         YEARS ENDED DECEMBER 31,
                                                                             1991        1992          1993
                                                                                    (IN MILLIONS)

Net cash provided (used) by:
  Operating activities:
    Net income (loss)                                                      $  24.8      $(98.3)      $ (79.1)
    Depreciation, depletion and amortization                                  29.4        27.6          25.6
    Noncash interest expense                                                   2.2         3.1          10.3
    Noncash OPEB expense                                                       -           1.0            .6
    Deferred income taxes (benefit)                                            2.7       (27.3)        (52.9)
    Equity in losses of NL and Tremont                                        14.6        70.7         159.7
    Dividends from NL and Tremont                                             24.4        10.7           -
    Change in assets and liabilities, net                                    (29.1)       (4.2)        (36.4)
    Other, net                                                               (64.8)        5.7           5.4
    Cumulative effect of changes in accounting
     principles                                                                -          69.8           (.4)

                                                                               4.2        58.8          32.8

  Investing activities:
    Capital expenditures                                                     (26.8)      (28.0)        (39.1)
    Sale (purchase) of securities, net                                       261.8       (13.6)         99.6
    Business unit dispositions, net                                            6.1         9.7           (.9)
    Other, net                                                                22.0        (7.5)          4.3

                                                                             263.1       (39.4)         63.9

  Financing activities:
    Net borrowings (repayments)                                             (259.9)       36.8        (113.1)
    Dividends                                                                (22.7)      (22.8)         (5.7)
    Other, net                                                                 (.1)         .1           -

                                                                            (282.7)       14.1        (118.8)

      Net cash provided (used) by operating,
       investing and financing activities                                  $ (15.4)     $ 33.5       $ (22.1)


    Operating activities. Depreciation, depletion and amortization for each business segment is presented in Note 2 to the Company's Consolidated Financial Statements. The lower volume of fee timber harvested by Medite was a principal reason for the declines in depreciation, depletion and amortization. Noncash interest expense consists principally of amortization of original issue discount ("OID") on Valhi's 121/2% Notes and, beginning in the fourth quarter of 1992, on Valhi's LYONs. The net deferred tax benefits in 1992 and 1993 relate principally to equity in losses of NL and Tremont. Both NL and Tremont suspended payment of dividends in 1992.

    Changes in assets and liabilities relate to the relative timing of sales, production and purchases, including, among other things, significant seasonal fluctuations related to refined sugar operations. Other, net includes items, such as the gain on selling Baroid stock in 1991 and losses related to prepaying 121/2% Notes in 1992 and 1993, that are included in the determination of net income but are excluded from the determination of cash flow from operating activities.

    Cash provided by operating activities is summarized below. Approximately 80% of the aggregate net change in assets and liabilities during the last three years relates to Amalgamated as year-to-year fluctuations in the size of the sugarbeet crop can have a material impact on working capital levels.

                                                                         YEARS ENDED DECEMBER 31,
                                                                             1991         1992         1993
                                                                                    (IN MILLIONS)
Before changes in assets and liabilities:
  Amalgamated                                                               $ 28.9        $27.7       $ 26.6
  Medite                                                                      16.2         25.7         25.6
  Sybra                                                                        9.4         10.0         10.3
  National Cabinet Lock                                                        5.9          9.0         11.2
  Valhi/Valcor corporate and eliminations, net                               (27.1)        (9.4)        (4.5)
                                                                              33.3         63.0         69.2
Changes in assets and liabilities, net                                       (29.1)        (4.2)       (36.4)

                                                                            $  4.2        $58.8       $ 32.8

    Investing activities. Capital expenditures during the past three years for each business segment are presented in Note 2 to the Company's Consolidated Financial Statements and discussed in the individual segment sections below.

    At December 31, 1993, the estimated cost to complete capital projects in process approximated $36 million ($26 million in firm purchase commitments), most of which relates to the expansion of Medite's Irish MDF production facility discussed below. The Company's total capital expenditures for 1994 are estimated at approximately $70 million, including $22 million related to the Irish expansion and $6 million related to environmental protection and improvement programs, principally air and water facilities at certain of Amalgamated's factories. Capital expenditures in 1994 are expected to be financed primarily from the respective unit's operations or existing credit facilities.

    Net sales of securities in 1993 include sales of U.S. Treasury securities made in conjunction with the redemptions of 121/2% Notes. On a net basis, cash was used to purchase Treasury securities in both 1991 and 1992. The purchase of such securities in 1991 was more than offset from the proceeds of Baroid stock sold, the sale of NL shares pursuant to NL's "Dutch Auction" self-tender offer and the sale of NL shares to Tremont, which transactions are described in Note 3 to the Company's Consolidated Financial Statements.

    Net cash used from business unit dispositions in 1993 relates to Medite's plywood plant. Net cash provided in 1992 includes $11 million of insurance proceeds related to the fire at Medite's Rogue River plant, and in 1991 relates to a Medite unit sold in 1990.

    Financing activities. Net repayments of indebtedness in 1993 relate principally to (i) Valhi's redemptions of $235 million principal amount of 121/2% Notes, (ii) Valcor's issuance of $100 million of 95/8% Senior Notes Due 2003, and (iii) net new borrowings of approximately $39 million under Medite's Timber Credit Agreement. Net borrowings in 1992 include $94 million of net proceeds from the issuance of the LYONs and $59 million expended to repurchase 121/2% Notes in market transactions. Net borrowing transactions in 1991 include

Valhi's repayment of $252 million of parent company bank debt, principally from the proceeds of Baroid and NL stock sold.

    At December 31, 1993, the Company had aggregate unused borrowing availability of $93 million under subsidiary credit facilities. See Note 11 to the Company's Consolidated Financial Statements.

REFINED SUGAR

    Amalgamated's cash requirements are seasonal in that a major portion of the total payments for sugarbeets is made, and the costs of processing the sugarbeets are incurred, in the fall and winter of each year. Accordingly, Amalgamated's operating activities provide significant cash flow in the second and third calendar quarters and use significant amounts of cash in the first and fourth calendar quarters of each year. To meet its seasonal cash needs, Amalgamated obtains short-term borrowings, primarily pursuant to the Government's sugar price support loan program and bank credit facilities. Amalgamated expects to meet its seasonal cash needs for the remainder of the 1993 crop year and for the 1994 crop through borrowings from such sources and from internally-generated funds.

    The effective net Government loan rate available to Amalgamated for refined sugar from the 1993 crop is approximately 20.75 cents per pound, up from 20.47 cents per pound for the 1992 crop. Borrowings under the Government loan program are secured by refined sugar inventory and are otherwise nonrecourse to Amalgamated. At December 31, 1993, approximately 3.6 million hundredweight of refined sugar inventory with a LIFO carrying value of approximately $67 million (18.42 cents per pound) was the sole collateral for nonrecourse Government loans of $76 million.

    Amalgamated's capital expenditures in the past three years, which emphasized equipment to improve productivity, aggregated $38 million and were financed principally from operations and $18 million of term loan borrowings. Estimated 1994 capital expenditures approximate $25 million, including $15 million for sugar extraction enhancing equipment and $5 million for environmental protection and improvement programs, principally air and water treatment facilities. Capital expenditures in 1995 are also currently expected to exceed the averages of the past few years and aggregate over $20 million. In view of, among other things, the level of capital expenditures expected during the next few years, Amalgamated is exploring additional financing alternatives.

    At December 31, 1993, Amalgamated had $24 million of borrowing availability under the government loan program and bank credit facilities.

    The Company believes the recently enacted North American Free Trade Agreement will not adversely impact the U.S. sugar industry, and that the new General Agreement on Tariffs and Trade, finalized in late 1993 but not yet enacted by Congress, can be supported by the industry.

FOREST PRODUCTS

    Medite's primary strategic focus is to continue its expansion in the growing market for MDF with particular emphasis on higher-margin specialty products and to increase its presence in Europe and Mexico. Medite's present access to adequate and reliable wood fiber raw materials represents a significant aspect of its MDF operations, and expanded MDF production capabilities will generally be directed to those regions providing attractive long-term availability of wood fiber. Medite also actively manages its fee timberlands, which are a valuable resource as the existing shortage of Pacific Northwest public timber available for harvest is expected to continue for the foreseeable future. In this regard, and as a result of the uncertain supply and increased cost of government timber, Medite has closed marginal production facilities, reduced the rate of harvest of its fee timber and adopted a more sustained yield approach to managing its fee timber holdings.

    Medite has commenced an expansion of its Clonmel, Republic of Ireland MDF plant, which will increase its Irish MDF production capacity by approximately

75% and increase its worldwide MDF capacity by approximately 25%. This expansion is expected to be completed in 1995, cost approximately $33 million and will be financed in part by a $26 million multi-currency bank term loan. In connection with the expansion, Medite obtained approximately $4 million of grants from the Irish government, approximately $2 million of which will reduce bank borrowings.

    Medite's fee timberlands in Southern Oregon contain approximately 645 MMBF of generally second-growth merchantable timber. The average annual timber growth rate is approximately 4%. Medite's new Rogue River chipping facility began operations in July 1993 and its new veneer operations resumed in January 1994. These facilities, as well as Medite's Oregon stud lumber mill, are designed to process the smaller, second-growth timber expected to be available from company-owned timberlands on a longer-term basis.

    At December 31, 1993, Medite had contracts to acquire approximately 20 MMBF of timber from Government sources in 1994. The Federal Timber Contract Payment Modification Act of 1986 contains certain restrictions on the volume of Government timber that may be offered for sale, and Medite does not anticipate acquiring any significant amount of new Government timber contracts in the foreseeable future. As discussed above, Medite has adjusted its manufacturing operations in response to the expected timber supply and expects to meet its longer-term timber needs from its own lands and other private sources.

    Medite's capital expenditures in the past three years totaled $35 million and included an aggregate of $11 million in 1992 and 1993 related to the replacement of the Rogue River facilities, $6 million in 1993 related to the Irish expansion and over $4 million during the three-year period for additions to timber and timberland and reforestation activities. Capital expenditures in 1994 are estimated at $32 million, including $22 million related to the Irish MDF plant expansion.

    At December 31, 1993, amounts available for borrowing under Medite's existing U.S. and non-U.S. bank credit agreements were $29 million and $26 million, respectively.

    As a result of the closure of its plywood operations, Medite has a 105 acre site in Medford, Oregon which is believed to have alternative development possibilities and is held for sale.

FAST FOOD

    Sybra, like most restaurant businesses, is able to operate with nominal working capital because sales are for cash, inventory turnover is rapid, and payments to trade suppliers are generally not due for 30 days.

    During the past three years, Sybra has opened 14 new Arby's restaurants. Sybra currently plans to open six to ten new Arby's restaurants during 1994, and the first new store opened in late February. Sybra's 1994 capital expenditures are estimated at $11 million, approximately 75% of which are for new restaurants, and the remainder for Sybra's continuing program to remodel and update existing stores. Approximately 40% of Sybra's capital expenditures in the past three years related to remodeling older stores.

    Sybra continually evaluates the profitability of its individual restaurants and intends to continue to close unprofitable stores when appropriate. In this regard, Sybra closed eight stores during the past three years, closed another four stores in January 1994 and may close one or two additional stores later in 1994.

    Sybra's Consolidated Development Agreement with Arby's, Inc. requires it to open 31 new stores during 1993-1997 in its existing markets, of which three units had been opened through December 31, 1993. The aggregate cost of this expansion during the remaining four years of the CDA is estimated at approximately $23 million, including $8 million in 1994, and is expected to be financed with a combination of new mortgage and capital lease financing and internally generated funds. Sybra currently anticipates that its planned expansion program will enable it to retain its exclusive Dallas/Fort Worth and Tampa development rights over the term of the CDA.

    At December 31, 1993, Sybra had $8 million of borrowing availability under its existing unsecured revolving credit agreements.

HARDWARE PRODUCTS

    In early 1993, National Cabinet Lock completed the relocation of the Canadian manufacturing operations acquired in June 1992, certain of which operations were integrated into existing facilities. In late 1993, National Cabinet Lock completed an expansion of its South Carolina lock facility and terminated certain low-margin furniture component product lines previously manufactured in Canada. Capital expenditures for 1994 are estimated at $4 million and are directed principally at capacity-related projects.

    At December 31, 1993, National Cabinet Lock's Canadian subsidiary had $6 million of borrowing availability under its existing revolving credit agreements.

GENERAL CORPORATE

    Valhi's operations are conducted through its wholly-owned subsidiaries (Amalgamated and Valcor) and through NL and Tremont, publicly-held affiliates which Valhi may be deemed to control. Valcor is an intermediate parent company with its operations conducted through wholly-owned subsidiaries (Medite, Sybra and National Cabinet Lock). Accordingly, Valhi's and Valcor's long-term ability to meet their respective parent company level obligations is dependent in large measure on the receipt of dividends or other distributions from their respective subsidiaries, the realization of their investments through the sale of interests in such entities and investment income. Various credit agreements to which subsidiaries are parties contain customary limitations on the payment of dividends, typically a percentage of net income or cash flow; however, such restrictions have not significantly impacted the Company's ability to service parent company level obligations. Valhi has not guaranteed any indebtedness of its direct and indirect wholly-owned subsidiaries or of NL or Tremont.

    Valcor. Valcor was formed in 1993 to hold three of the Company's core operating businesses and enable the Company to obtain lower cost borrowings than could have been obtained through a similar-sized issue of Valhi notes. In the fourth quarter of 1993, Valcor issued $100 million of 95/8% Senior Notes Due 2003 and dividended $75 million of the proceeds to Valhi. The Company believes that distributions from Valcor's operating subsidiaries (Medite, Sybra and National Cabinet Lock) will be sufficient to enable Valcor to meet its obligations, which consist principally of the 95/8% Notes. In addition, a portion of the net proceeds from the Valcor Note issue were retained within the Valcor group for general corporate purposes, including maintenance of a liquidity cushion and temporary reduction of subsidiary revolving borrowings. Valcor has not guaranteed any indebtedness of its subsidiaries. Future Valcor dividends to Valhi are generally limited to 50% of Valcor's consolidated net income, as defined, after 1993.

    Valhi. At December 31, 1993, Valhi's parent company debt consists solely of the LYONs, which do not require current cash debt service. The Company believes that distributions from Amalgamated and Valcor will be more than sufficient to enable Valhi to satisfy its net parent level expenses. In addition, Valhi had cash, cash equivalents and trading securities of $39 million at year-end 1993.

    Valhi owns 5.5 million shares of Dresser common stock, which shares are held in escrow for the benefit of holders of the LYONs. The LYONs are exchangeable, at the option of the holder, for the Dresser shares owned by Valhi. Prior to the January 1994 merger of Dresser and Baroid, the LYONs were exchangeable for Baroid common stock held by the Company. Exchanges of LYONs for Dresser stock would result in the Company reporting income related to the disposition of the Dresser stock for both financial reporting and income tax purposes, although no cash proceeds would be generated by such exchanges. As of February 28, 1994, the market value of the Dresser stock held by Valhi was $124 million, or approximately $14 million in excess of the LYONs obligation at that date and equal to the accreted value of the LYONs through June 1995. Valhi continues to receive regular quarterly Dresser dividends (recently increased to $.17 per quarter) on the escrowed shares. At such rate, dividends from Dresser in 1994 would be 36% higher than those received from Baroid in 1993.

    The Company routinely compares its liquidity requirements and alternative uses of capital against the estimated future cash flows to be received from its subsidiaries and unconsolidated affiliates, and the estimated sales value of those units. As a result of this process, the Company has in the past and may in the future seek to raise additional capital, refinance or restructure indebtedness, modify its dividend policy, consider the sale of interests in subsidiaries or unconsolidated affiliates, business units, marketable securities or other assets, or take a combination of such steps or other steps, to increase liquidity, reduce indebtedness and fund future activities. Such activities have in the past and may in the future involve related companies. From time to time, the Company also evaluates the restructuring of ownership interests among its subsidiaries and related companies. The Company routinely evaluates acquisitions of interests in, or combinations with, companies, including related companies, perceived by management to be undervalued in the marketplace. These companies may or may not be engaged in businesses related to the Company's current businesses. The Company intends to consider such acquisition activities in the future and, in connection with this activity, may consider issuing additional equity securities and increasing the indebtedness of the Company, its subsidiaries and related companies.

UNCONSOLIDATED AFFILIATES - NL AND TREMONT

    Summarized historical balance sheet and cash flow information of NL and Tremont is presented below.

                                                             NL INDUSTRIES              TREMONT CORPORATION
                                                              DECEMBER 31,                  DECEMBER 31,
                                                           1992           1993            1992        1993
                                                                           (IN MILLIONS)

Cash, equivalents and securities                         $  187.9       $  147.6         $ 14.7      $ 20.3
Other current assets                                        447.9          319.9           99.9        93.7
Noncurrent securities                                        23.6           18.4            8.8         7.7
Investment in NL                                             -              -              76.5        22.3
Investment in joint ventures                                  2.4          190.8           11.0        13.6
Other noncurrent assets                                      64.3          151.2           47.9        18.3
Property and equipment                                      746.0          378.6          139.5       147.3

                                                         $1,472.1       $1,206.5         $398.3      $323.2


Current liabilities                                      $  248.8       $  232.5         $ 52.4      $ 66.0
Long-term debt                                              992.0          835.2          124.0        43.5
Accrued OPEB costs                                           71.8           68.3           51.5        51.7
Deferred income taxes                                       145.7          139.0            -           -
Other noncurrent liabilities                                157.8          193.9           21.1        16.4
Minority interest                                             2.3            2.4           -           27.2
Stockholders' equity (deficit):
  Capital and retained earnings                             (33.6)        (143.4)         153.5       126.7
  Adjustments, principally foreign
   currency translation                                    (112.7)        (121.4)          (4.2)       (8.3)

                                                           (146.3)        (264.8)         149.3       118.4

                                                         $1,472.1       $1,206.5         $398.3      $323.2

                                                                   YEARS ENDED DECEMBER 31,

                                                         NL INDUSTRIES                      TREMONT

                                                  1991       1992       1993       1991      1992      1993
                                                                        (IN MILLIONS)

Net cash provided (used) by:
  Operating activities                          $  58.1    $ (44.7)   $  (7.3)   $  24.8    $ (3.7)   $  1.5
  Investing activities:
    Capital expenditures                         (195.1)     (85.2)     (48.0)     (30.3)    (67.7)    (16.3)
    Other, net                                     85.7      320.1      229.9     (113.0)      5.5      19.5
  Financing activities:
    Net borrowings (repayments)                    (5.7)    (201.4)    (154.7)      18.9      55.1      (5.3)
    Capital transactions, net                    (202.5)      (3.6)       -         (3.0)       .2       -
    Dividends and other, net                      (35.6)     (18.1)       (.6)      (3.8)     (5.3)      (.3)

                                                $(295.1)   $ (32.9)   $  19.3    $(106.4)   $(15.9)   $  (.9)

Cash paid for:
  Interest, net of amount capitalized           $ 107.6    $ 138.0    $  91.6    $   3.9    $  1.6    $  1.0
  Income taxes (refund)                            54.6       31.4       11.9       (3.6)     (1.8)     (3.4)


    NL Industries. During 1993, NL's operations continued to use significant amounts of cash. TiO2 production rates were reduced in late 1992 and during 1993 in order to reduce inventory levels. The $30 million received from Tioxide in October 1993 related to the exchange of technologies, which is being recognized as a component of operating income over three years, favorably impacted 1993 cash flow from operating activities. Other relative changes in working capital items, which result principally from the timing of purchases, production and sales, also contributed to the comparative decrease in NL's cash used by operating activities in 1993. The significant deterioration in NL's cash flow from operating activities from 1991 to 1992 resulted primarily from the decline in earnings and the relative change in NL's receivables, inventories and payables.

    Cash provided by investing activities relates primarily to net sales of marketable securities in each period to fund debt repayments, capital expenditures and operations, and in 1993 includes $161 million net cash generated related to the formation of the Tioxide manufacturing joint venture.

    NL's capital expenditures during the past three years include an aggregate of $204 million related to the completion of the Louisiana chloride process TiO2 plant and an aggregate of $57 million ($30 million in 1993) for NL's ongoing environmental protection and compliance programs, including a Canadian waste acid neutralization facility, a Norwegian onshore tailings disposal system and off-gas desulfurization systems at various operating facilities. NL's estimated 1994 capital expenditures are $44 million and include $30 million in the area of environmental protection and compliance, primarily related to the Canadian waste acid neutralization facility and the German off-gas desulfurization systems.

    Net repayments of indebtedness in 1993 included payments on the DM bank credit facility of DM 552 million ($342 million when paid), a $110 million net reduction in indebtedness related to the Louisiana TiO2 plant and $350 million proceeds from NL's October 1993 public offering of debt, all as discussed below. Net repayments of indebtedness in 1992 included payments on the DM term loan aggregating DM 350 million ($225 million when paid) and $61 million drawn under Kronos' Louisiana plant credit facilities. Net borrowings in 1991 included a $115 million Rheox term loan, a $52 million increase in the Louisiana plant term construction loan and a DM 150 million ($87 million when paid) reduction in the DM term loan. NL and Kronos have agreed, under certain conditions, to provide Kronos' principal international subsidiary with up to an additional DM 125 million through January 1, 2001.

    In October 1993, NL (i) completed the formation of the manufacturing joint venture with Tioxide, including related refinancing of Louisiana plant indebtedness, (ii) completed a public offering of $250 million of 11.75% Senior Secured Notes Due 2003 and $100 million proceeds ($188 million principal amount at maturity) of 13% Senior Secured Discount Notes Due 2005 (collectively, the "NL Notes"), (iii) prepaid DM 552 million ($342 million when paid) of the DM bank credit facility and amended the DM loan agreement, and (iv) redeemed the remaining $10 million of NL's 71/2% sinking fund debentures.

    The DM bank credit facility, as amended, consists of a DM 448 million term loan and a DM 250 million revolving credit facility. At December 31, 1993, DM 150 million was available for future borrowings under the revolving facility. The final maturities of the term and revolving portion of the DM credit facility were extended to 1999 and 2000, respectively, with the first payment of the term loan due in 1997.

    Upon formation, the joint venture obtained $216 million in new financing consisting of two equal tranches, one attributable to each partner, which is serviced through the purchase of the plant's TiO2 output in equal quantities by the partners. Each partner is required to make capital contributions to the joint venture to pay principal on their respective portion of the joint venture indebtedness. Kronos' pro rata share of the joint venture debt is reflected as outstanding consolidated indebtedness of NL because Kronos has guaranteed the purchase obligation relative to the debt service of its tranche.

    Formation of the joint venture and related refinancing, issuance of the NL Notes and prepayment of a portion of the DM bank credit facility significantly improved NL's liquidity and financial flexibility by (i) increasing cash and cash equivalents by approximately $75 million, (ii) reducing total outstanding indebtedness by approximately $109 million, (iii) providing for approximately DM 150 million of borrowing availability under the revolving portion of the amended DM bank credit facility, (iv) eliminating the near-term principal amortization requirements and extending the remaining principal amortization schedule of the DM bank credit facility, and (v) replacing approximately $100 million of outstanding debt with the Senior Secured Discount Notes which do not require cash interest payments for five years. The NL Notes are intended to be serviced from the cash flow generated by Kronos' international subsidiaries, principally through a series of intercompany notes whose terms mirror those of the NL Notes.

    Financing activities include treasury stock purchases, including $181 million expended in 1991 in connection with NL's "Dutch Auction" self-tender offer. Dividends paid were $35 million in 1991 and $18 million in 1992. NL suspended dividend payments in October 1992.

    At December 31, 1993, approximately one-fourth of NL's cash, cash equivalents and current securities were held by non-U.S. subsidiaries. NL's subsidiaries had $14 million and $117 million available for borrowing at December 31, 1993 under existing U.S. and non-U.S. credit facilities, respectively.

    NL has taken and continues to take measures to manage its near-term and long-term liquidity requirements, including cost reduction and containment efforts, tightening of controls over working capital, deferral and reduction of capital expenditures, discontinuance of unrelated business acquisition activities, suspension of dividends, formation of the manufacturing joint venture and the refinancing discussed above. NL currently expects to have sufficient liquidity to meet its near-term obligations including operations, capital expenditures and debt service. A prolonged period of depressed TiO2 selling prices and continued use of cash by operations would, however, over the long term, have an adverse effect on NL's liquidity and financial condition.

    Certain of NL's income tax returns in various U.S. and non-U.S. jurisdictions, including Germany, are being examined and tax authorities have proposed or may propose tax deficiencies. In June 1993, German tax authorities issued assessment reports in connection with examinations of NL's German income tax returns disallowing NL's claims for refunds, primarily for 1989 and 1990, aggregating DM 160 million ($92 million at year-end exchange rates), and proposing additional taxes of approximately DM 100 million ($58 million). NL has applied for administrative relief from collection procedures and may grant a lien on certain German assets while NL contests the proposed adjustments. Although NL believes that it will ultimately prevail, in June 1993 NL reclassified the DM 160 million of refundable income tax claims disallowed by the German tax authorities from current assets to noncurrent assets due to the uncertain timing of a resolution. NL believes that it has adequately provided accruals for additional income taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of all such examinations should not have a material adverse effect on NL's consolidated financial position, results of operations or liquidity. Pursuant to the amended DM bank credit facility, any receipt of the refundable German income taxes will be applied ratably to prepay installments of the term portion of the DM bank credit facility, with any remaining proceeds of the tax refund used to permanently reduce the revolving credit portion.

    At December 31, 1993, NL had recorded net deferred tax liabilities of $139 million. NL operates in several tax jurisdictions, in certain of which it has temporary differences that net to deferred tax assets (before valuation allowance). NL has provided a deferred tax valuation allowance of $133 million, principally related to the U.S. and Germany, for deferred tax assets which NL believes may not currently meet the "more likely than not" realization criteria for asset recognition.

    NL has been named as a defendant, PRP, or both, in a number of legal proceedings associated with environmental matters, including waste disposal sites currently or formerly owned, operated or used by NL, many of which disposal sites or facilities are on the U.S. Environmental Protection Agency's Superfund National Priorities List or similar state lists. On a regular basis, NL evaluates the potential range of its liability at sites where it has been named as a PRP or a defendant. NL believes it has provided adequate accruals ($70 million at December 31, 1993) for reasonably estimable costs of such matters, but NL's ultimate liability may be affected by a number of factors, including changes in remedial alternatives and costs and the allocation of such costs among PRPs. NL is also a defendant in a number of legal proceedings seeking damages for personal injury and property damage arising out of the sale of lead pigments and lead-based paints. NL has not accrued any amounts for the pending lead pigment litigation. Although no assurance can be given that NL will not incur future liability in respect of this litigation, based on, among other things, the results of such litigation to date, NL believes that the pending lead pigment litigation is without merit. Any liability that may result is not reasonably capable of estimation by NL. NL currently believes the disposition of all claims and disputes, individually and in the aggregate, should not have a material adverse effect on NL's consolidated financial position, results of operations or liquidity. There can be no assurance that additional matters of these types will not arise in the future.

    NL periodically evaluates its liquidity requirements, capital needs and availability of resources in view of, among other things, its debt service requirements and estimated future operating cash flows. As a result of this process, NL has in the past and may in the future seek to refinance or restructure indebtedness, raise additional capital, restructure ownership interests, sell interests in subsidiaries, marketable securities or other assets, or take a combination of such steps or other steps to increase or manage its liquidity and capital resources. Such activities have in the past and may in the future involve related companies.

    Tremont Corporation. Tremont's cash flow from operations improved in 1993, despite higher operating losses, in large part as a result of relative changes in operating assets and liabilities, including TIMET's restructuring charge accrual.

    TIMET's new VDP titanium sponge facility accounted for over two-thirds of aggregate capital expenditures during the past three calendar years (90% in 1993). Capital expenditures for 1994 are currently estimated at about $3 million, significantly lower than in recent years due principally to the completion of the VDP plant.

    Investing activities in 1993 included aggregate proceeds of approximately $26 million from the sale of Tremont's interest in a gold mining venture and the sale of its bentonite mining business, and included purchases of NL common stock of $92 million in 1991 and $10 million in 1992.

    Average outstanding borrowings increased in each of the past three years due to relative operating needs and funding of TIMET's capital expenditures. Net borrowings in 1991 and 1992 included $61 million of TIMET subordinated debentures issued to UTSC, which increased the debentures outstanding to $75
million at the end of 1992.   Dividends paid were $4 million in 1991 and $5
million in 1992.  Tremont suspended payment of dividends in 1992.

    In December 1993, UTSC converted its $75 million of debentures into 25% of TIMET's outstanding voting common stock. Such conversion (i) decreased Tremont's ownership of TIMET to 75%, resulting in recognition of minority interest of $27 million, (ii) eliminated $75 million of long-term debt from Tremont's consolidated balance sheet, and (iii) increased Tremont's consolidated stockholders' equity by about $31 million, net of related deferred income taxes.

    During the past several years, TIMET's combined operations, capital expenditures and debt service have consumed significant amounts of cash. TIMET has taken and continues to take measures to manage its near-term and long-term liquidity requirements including, among other things, continued cost reduction efforts, deferral and reduction of capital expenditures, sale of certain assets, deferral of certain payments and other efforts to reduce the level of working capital, including reducing production rates and closing certain facilities. At December 31, 1993, TIMET had outstanding borrowings and letters of credit of approximately $29 million under the $30 million revolving portion of its bank credit agreement. TIMET is pursuing additional sources of liquidity. UTSC has allowed TIMET to defer interest payments aggregating approximately $6 million originally due prior to July 1993 until June 1994, and TIMET is currently negotiating for a further deferral. TIMET believes these measures, if successful, will provide it with the liquidity to meet its near-term obligations including operations, capital expenditures and debt service. However, the continued consumption of cash would have a further adverse effect on TIMET's liquidity and financial condition. Neither Tremont or UTSC have guaranteed any indebtedness of TIMET nor are they obligated to provide additional funds to TIMET.

    Tremont, with its 75% equity interest in TIMET and 18% equity interest in NL, is principally a holding company. At December 31, 1993, Tremont had parent level cash, equivalents and securities of approximately $13 million. Tremont has suspended both its regular quarterly dividend and its unrelated business acquisition activities. Tremont believes it will have sufficient liquidity to meet its existing near-term parent company level obligations.

    Tremont loaned $25 million to TIMET over the past two years, a portion of which was contributed to TIMET's capital in 1993. TIMET's repayment of the remaining $19 million of such loans and related accrued interest, and the payment of dividends by TIMET, is subject to TIMET achieving certain financial targets under its bank credit agreement and are not currently permitted.

    Approximately one-half of Tremont's consolidated accrued OPEB costs relate to TIMET's plans, with substantially all of the remainder relating to retirees of former units from periods prior to the 1990 separation of Tremont and Baroid for which Tremont retained the obligation.

    Tremont periodically evaluates its liquidity requirements, capital needs and availability of resources in view of, among other things, its debt service requirements and estimated future operating cash flows. As a result of this process, Tremont may seek to raise additional capital, restructure ownership interests, refinance or restructure indebtedness, sell interests in subsidiaries, marketable securities or other assets, or take a combination of such steps or other steps to increase or manage its liquidity and capital resources. Such activities have in the past and may in the future involve related companies.


                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and Board of Directors of Valhi, Inc.:

    We have audited the accompanying consolidated balance sheets of Valhi, Inc. and Subsidiaries as of December 31, 1992 and 1993, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the refined sugar (The Amalgamated Sugar Company) and forest products (Medite Corporation) subsidiaries constituting approximately 48% and 59% of consolidated assets as of December 31, 1992 and 1993, respectively, and approximately 81%, 81% and 77% of consolidated net sales for the years ended December 31, 1991, 1992 and 1993, respectively. These statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion, insofar as it relates to amounts included for such subsidiaries, is based solely upon their reports.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

    In our opinion, based upon our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Valhi, Inc. and Subsidiaries as of December 31, 1992 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

    As discussed in Notes 1 and 18 to the consolidated financial statements, in 1993 the Company changed its method of accounting for certain investments in debt and equity securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 and in 1992 changed its method of accounting for postretirement benefits other than pensions and income taxes in accordance with SFAS Nos. 106 and 109, respectively.





                                                               COOPERS & LYBRAND

Dallas, Texas
February 25, 1994


VALHI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 1992 AND 1993

(IN THOUSANDS, EXCEPT PER SHARE DATA)


              ASSETS
                                                                                     1992             1993
Current assets:
  Cash and cash equivalents                                                      $   44,538         $ 22,189
  Marketable securities                                                             127,459           28,518
  Accounts and notes receivable                                                      56,864           61,135
  Receivable from affiliates                                                            306              272
  Inventories                                                                       265,262          276,125
  Prepaid expenses                                                                    9,504            6,126
  Deferred income taxes                                                                 638               75

      Total current assets                                                          504,571          394,440

Other assets:
  Marketable securities                                                              44,250          108,800
  Investment in affiliates                                                          248,395           74,897
  Timber and timberlands                                                             51,591           51,868
  Deferred income taxes                                                                -              27,723
  Other                                                                              39,872           42,887

      Total other assets                                                            384,108          306,175

Property and equipment:
  Land                                                                               18,181           18,822
  Buildings                                                                          41,517           43,522
  Equipment                                                                         321,720          341,868
  Construction in progress                                                            4,081           17,344
                                                                                    385,499          421,556
  Less accumulated depreciation                                                     197,184          218,300

      Net property and equipment                                                    188,315          203,256

                                                                                 $1,076,994         $903,871

VALHI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

DECEMBER 31, 1992 AND 1993

(IN THOUSANDS, EXCEPT PER SHARE DATA)




   LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                                     1992             1993
Current liabilities:
  Notes payable                                                                  $  122,180         $117,753
  Current maturities of long-term debt                                              110,279           16,086
  Accounts payable and accrued liabilities                                          251,128          223,528
  Payable to affiliates                                                               1,623               43
  Income taxes                                                                        3,753            4,916
  Deferred income taxes                                                                -               2,494

      Total current liabilities                                                     488,963          364,820

Noncurrent liabilities:
  Long-term debt                                                                    288,704          302,490
  Deferred income taxes                                                              10,771            1,732
  Other                                                                              29,432           27,328

      Total noncurrent liabilities                                                  328,907          331,550

Stockholders' equity:

  Preferred stock, $.01 par value; 5,000 shares
   authorized; none issued                                                             -                -
  Common stock, $.01 par value; 150,000 shares
   authorized; 124,290 and 124,435 shares issued                                      1,243            1,244
  Additional paid-in capital                                                         33,300           33,409
  Retained earnings                                                                 307,599          222,810
  Adjustments:
    Currency translation                                                            (10,277)         (17,776)
    Marketable securities                                                              (232)          41,075
    Pension liabilities                                                                -              (1,619)
  Common stock reacquired, at cost -  10,237 and
   10,182 shares                                                                    (72,509)         (71,642)

      Total stockholders' equity                                                    259,124          207,501

                                                                                 $1,076,994         $903,871

Commitments and contingencies (Note 20)



VALHI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  1991               1992             1993

Revenues and other income:
  Net sales                                                     $765,653           $811,821        $ 781,154
  Securities transactions                                         63,201              2,113            1,167
  Business unit dispositions, net                                   -                 3,490              500
  Interest and other, net                                         14,696             17,938           11,191

                                                                 843,550            835,362          794,012
Costs and expenses:
  Cost of sales                                                  610,975            634,073          592,979
  Selling, general and administrative                            101,093            114,500          113,107
  Interest                                                        72,173             51,497           38,648

                                                                 784,241            800,070          744,734
    Income of consolidated companies
     before income taxes                                          59,309             35,292           49,278

Equity in losses of affiliates                                   (19,667)           (70,700)        (143,819)


    Income (loss) before income taxes                             39,642            (35,408)         (94,541)

Income tax benefit (expense)                                     (19,632)            13,171           30,417

    Income (loss) before extraordinary
     items and cumulative effect of
     changes in accounting principles                             20,010            (22,237)         (64,124)

Extraordinary items                                                4,752             (6,277)         (15,390)

Cumulative effect of changes in
 accounting principles                                              -               (69,774)             429

    Net income (loss)                                           $ 24,762           $(98,288)       $ (79,085)


VALHI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                    1991               1992             1993

Income (loss) per common share:
  Before extraordinary items                                        $.18              $(.19)           $(.56)
  Extraordinary items                                                .04               (.06)            (.13)
  Cumulative effect of changes in
   accounting principles                                              -                (.61)             -

    Net income (loss)                                               $.22              $(.86)           $(.69)


Cash dividends per share                                            $.20              $ .20            $ .05


Weighted average common shares
 outstanding                                                     113,534            113,886          114,098


                          VALHI, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                 (IN THOUSANDS)


                                                                      1991           1992             1993

Cash flows from operating activities:
  Net income (loss)                                                 $ 24,762       $(98,288)        $(79,085)
  Adjustments:
    Depreciation, depletion and amortization                          29,403         27,616           25,569
    Noncash interest expense (original issue
     discount and deferred financing costs)                            2,192          3,097           10,267
    Noncash OPEB expense                                                -             1,009              585
    Deferred income taxes                                              2,711        (27,270)         (52,850)
    Equity in losses of affiliates                                    14,566         70,700          159,747
    Dividends from affiliates                                         24,414         10,740             -
    Securities transactions                                          (63,201)        (2,113)          (1,167)
    Business unit dispositions, net                                     -            (3,490)            (500)
    Prepayments of senior subordinated notes                            -             9,511            7,749
    Other, net                                                        (1,603)         1,728             (648)
    Change in assets and liabilities:
      Accounts and notes receivable                                       54         (3,591)          (4,257)
      Inventories                                                    (14,063)        (1,274)         (10,863)
      Accounts payable and accrued
       liabilities                                                   (14,585)        (4,891)         (20,155)
      Accounts with affiliates                                        (7,267)         2,269           (1,546)
      Other, net                                                       6,824          3,286              355
    Cumulative effect of changes in
     accounting principles                                              -            69,774             (429)

      Total adjustments                                              (20,555)       157,101          111,857


        Net cash provided by operating
         activities                                                    4,207         58,813           32,772


                          VALHI, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                 (IN THOUSANDS)


                                                                      1991           1992             1993

Cash flows from investing activities:
  Capital expenditures                                           $   (26,779)     $ (27,954)       $ (39,086)
  Business unit dispositions:
    Insurance proceeds                                                  -            10,887             -
    Sale proceeds and other, net                                       6,105         (1,231)            (924)
  Proceeds from disposition of:
    Marketable and other securities                                  463,596        280,486          381,395
    Property and equipment                                               186            253             -
  Purchases of:
    Marketable securities                                           (201,820)      (294,105)        (281,795)
    Stock of affiliates                                                 -            (4,853)            -
    Business units                                                      -            (1,237)            -
  Loans to affiliates:
    Loans                                                            (49,675)       (66,953)         (11,800)
    Collections                                                       67,825         66,953           11,800
  Other, net                                                           3,667         (1,685)           4,287

      Net cash provided (used) by
       investing activities                                          263,105        (39,439)          63,877

Cash flows from financing activities:
  Notes payable and long-term debt:
    Additions                                                        861,998        972,141          681,487
    Principal payments, including
     retirement premiums                                          (1,121,922)      (931,462)        (790,308)
    Deferred financing costs                                            -            (3,830)          (4,314)
  Loans from affiliates:
    Loans                                                            150,000           -               5,400
    Repayments                                                      (150,000)          -              (5,400)
  Dividends                                                          (22,725)       (22,753)          (5,704)
  Other, net                                                             (86)            48               53

      Net cash provided (used) by
       financing activities                                         (282,735)        14,144         (118,786)

Net increase (decrease) from operating,
 investing and financing activities                              $   (15,423)     $  33,518        $ (22,137)


                          VALHI, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                 (IN THOUSANDS)

                                                                      1991           1992             1993

Cash and cash equivalents:
  Net increase (decrease) from:
    Operating,investing and financing
     activities                                                     $(15,423)       $33,518         $(22,137)
    Currency translation                                                  (3)          (309)            (212)
                                                                     (15,426)        33,209          (22,349)
  Balance at beginning of year                                        26,755         11,329           44,538

  Balance at end of year                                            $ 11,329        $44,538         $ 22,189


Supplemental disclosures - cash paid for:
  Interest, net of amounts capitalized                              $ 76,545        $53,321         $ 37,028
  Income taxes                                                        18,750         13,055           14,764


                          VALHI, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                 (IN THOUSANDS)


                                                     ADDITIONAL                               ADJUSTMENTS
                                          COMMON      PAID-IN      RETAINED     CURRENCY      MARKETABLE       PENSION
                                          STOCK       CAPITAL      EARNINGS    TRANSLATION    SECURITIES     LIABILITIES

Balance at December 31, 1990               $1,239      $32,022      $426,603    $(12,345)       $(73,530)     $  -

Net income                                   -            -           24,762        -               -            -
Dividends                                    -            -          (22,725)       -               -            -
Adjustments, net                             -            -             -          8,511          73,125         -
Other, net                                      2          596          -           -               -            -

Balance at December 31, 1991                1,241       32,618       428,640      (3,834)           (405)        -

Net loss                                     -            -          (98,288)       -               -            -
Dividends                                    -            -          (22,753)       -               -            -
Adjustments, net                             -            -             -         (6,443)            173         -
Other, net                                      2          682          -           -               -            -

Balance at December 31, 1992                1,243       33,300       307,599     (10,277)           (232)        -

Net loss                                     -            -          (79,085)       -               -            -
Dividends                                    -            -           (5,704)       -               -            -
Adjustments, net                             -            -             -         (7,499)           (221)      (1,619)
Cumulative effect of change in
 accounting principle                        -            -             -           -             41,528         -
Other, net                                      1          109          -           -               -            -

Balance at December 31, 1993               $1,244      $33,409      $222,810    $(17,776)       $ 41,075      $(1,619)


                                          COMMON          TOTAL
                                          STOCK        STOCKHOLDERS'
                                        REACQUIRED        EQUITY

Balance at December 31, 1990              $(79,351)       $294,638


Net income                                    -             24,762
Dividends                                     -            (22,725)
Adjustments, net                              -             81,636
Other, net                                   6,607           7,205

Balance at December 31, 1991               (72,744)        385,516

Net loss                                      -            (98,288)
Dividends                                     -            (22,753)
Adjustments, net                              -             (6,270)
Other, net                                     235             919

Balance at December 31, 1992               (72,509)        259,124

Net loss                                      -            (79,085)
Dividends                                     -             (5,704)
Adjustments, net                              -             (9,339)
Cumulative effect of change in
 accounting principle                         -             41,528
Other, net                                     867             977

Balance at December 31, 1993              $(71,642)       $207,501



                          VALHI, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization

    Valhi, Inc. is a subsidiary of Contran Corporation which holds, directly or through subsidiaries, approximately 90% of Valhi's outstanding common stock.
All of Contran's outstanding voting stock is held by trusts established for the benefit of the children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. Mr. Simmons, the Chairman of the Board and Chief Executive Officer of Valhi and Contran, may be deemed to control each of Contran and Valhi.

Principles of consolidation

    The accompanying consolidated financial statements include the accounts of Valhi and its majority-owned subsidiaries (collectively, the "Company"). All material intercompany accounts and balances have been eliminated.

Translation of foreign currencies

    Assets and liabilities of subsidiaries whose functional currency is deemed to be other than the U.S. dollar are translated at year-end rates of exchange and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments, and the Company's equity in translation adjustments of less than majority-owned affiliates, are accumulated in the currency translation adjustments component of stockholders' equity, net of related deferred income taxes. Currency transaction gains and losses are recognized in income currently.

Cash and cash equivalents

    Cash equivalents include bank time deposits and government and commercial notes and bills with original maturities of three months or less.

Marketable securities and securities transactions

    The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" effective December 31, 1993. See Notes 5 and 18.

    Under SFAS No. 115, the Company's portfolio of marketable debt and equity securities is carried at market. Unrealized gains and losses on trading securities are recognized in income currently. Unrealized gains and losses on available-for-sale securities, and the Company's equity in unrealized gain and loss adjustments of less than majority-owned affiliates, are accumulated in the marketable securities adjustment component of stockholders' equity, net of related deferred income taxes. Realized gains and losses are based upon the specific identification of the securities sold.

    SFAS No. 115 superseded SFAS No. 12 under which marketable securities were generally carried at the lower of aggregate market or amortized cost and unrealized net gains were not recognized.

Net sales

    Refined sugar, forest products and hardware products sales are recorded when products are shipped. Fast food sales are recorded at the time of retail sale.

Inventories and cost of sales

    Inventories are stated at the lower of cost or market. The last-in, first-out method is used to determine the cost of substantially all inventories, except supplies. Supplies and other inventory costs are generally based on average cost.

    Under the terms of its contracts with sugarbeet growers, the Company's cost of sugarbeets is based on average sugar sales prices during the beet crop purchase contract year, which begins in October and ends the following September. Any differences between the sugarbeet cost estimated at the end of the fiscal year and the amount ultimately paid is an element of cost of sales in the succeeding year.

Investment in affiliates

    Investments in more than 20%-owned but less than majority-owned companies are accounted for by the equity method. Differences between the cost of each investment and the Company's pro rata share of the affiliate's separately-reported net assets are allocated among the assets and liabilities of the affiliate based upon estimated relative fair values. Such differences are charged or credited to income as the affiliates depreciate, amortize or dispose of the related net assets. At December 31, 1993, the unamortized net difference was $158 million, of which $80 million is goodwill being amortized over 40 years with substantially all of the remainder attributable to the affiliates' property and equipment. The remaining unamortized net basis difference is greater than the Company's $75 million aggregate net carrying value of its investment in NL Industries, Inc. and Tremont Corporation because NL reports a shareholders' deficit on its separate historical basis of accounting.

Timber and timberlands and depletion

    Timber and timberlands are stated at cost less accumulated depletion. Depletion is computed by the unit-of-production method.

Intangible assets and amortization

    Goodwill, representing the excess of cost over fair value of individual net assets acquired in business combinations accounted for by the purchase method, is amortized by the straight-line method over 40 years. Fast food restaurant franchise fees and other intangible assets are amortized by the straight-line method over the periods (10 to 20 years) expected to be benefitted.

Property, equipment and depreciation

    Property and equipment are stated at cost. Maintenance, repairs and minor renewals are expensed; major improvements are capitalized. Interest costs related to major long-term capital projects capitalized as a component of construction costs were $172,000 in 1991, $342,000 in 1992 and $420,000 in 1993.

    Depreciation is computed principally by the straight-line and unit-of-production methods over the estimated useful lives of eight to 40 years for buildings and three to 20 years for equipment.

Long-term debt

    Long-term debt is stated net of unamortized original issue discount ("OID"). OID and deferred financing costs are amortized over the life of the applicable issue by the interest method. Capital lease obligations are stated net of imputed interest.

Employee benefit plans

    Accounting and funding policies for retirement plans and postretirement benefits other than pensions ("OPEB") are described in Note 17.

Research and development

    Research and development expense was $706,000 in 1991, $901,000 in 1992 and $854,000 in 1993.

Income taxes

    Valhi and its qualifying subsidiaries are members of Contran's consolidated United States federal income tax group (the "Contran Tax Group"). The policy for intercompany allocation of federal income taxes provides that subsidiaries included in the Contran Tax Group compute the provision for income taxes on a separate company basis. Subsidiaries make payments to or receive payments from Contran in the amounts they would have paid to or received from the Internal Revenue Service had they not been members of the Contran Tax Group. The separate company provisions and payments are computed using the tax elections made by Contran. NL and Tremont are separate U.S. taxpayers and are not members of the Contran Tax Group. Payable to affiliates at December 31, 1992 includes income taxes payable to Contran of $1,612,000; receivable from affiliates at December 31, 1993 includes income taxes receivable from Contran of $44,000.

    Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in subsidiaries and affiliates not included in the Contran Tax Group.

Income (loss) per share of common stock

    Income (loss) per share is based upon the weighted average number of common shares outstanding. Common stock equivalents are excluded from the computation because the dilutive effect is either antidilutive or not material.

NOTE 2 -     BUSINESS AND GEOGRAPHIC SEGMENTS:

 BUSINESS SEGMENT                         PRINCIPAL ENTITIES
Consolidated business segments (100%-owned)
  Refined sugar               The Amalgamated Sugar Company
                              Valcor, Inc.:
  Forest products               Medite Corporation

  Fast food                     Sybra, Inc.
  Hardware products             National Cabinet Lock, Inc.

Unconsolidated affiliates
  Chemicals                   NL Industries, Inc. (49%-owned)*
  Titanium metals             Tremont Corporation (48%-owned)

* Tremont holds an additional 18% of NL.


                                                                       YEARS ENDED DECEMBER 31,
                                                                         1991            1992          1993
                                                                                   (IN MILLIONS)
Net sales:
  Refined sugar                                                         $439.7          $459.2       $ 430.8
  Forest products                                                        179.7           194.8         174.3
  Fast food                                                              101.5           103.8         111.6
  Hardware products                                                       44.8            54.0          64.4

                                                                        $765.7          $811.8       $ 781.1

Operating income:
  Refined sugar                                                         $ 42.0          $ 37.8       $  37.5
  Forest products                                                          8.0            22.0          26.3
  Fast food                                                                7.8             8.5           9.7
  Hardware products                                                        7.9            10.7          17.5
                                                                          65.7            79.0          91.0
Business unit dispositions, net                                           -                3.5            .5
General corporate income (expense):
  Securities transactions                                                 63.2             2.1           1.2
  Interest and dividend income                                             6.0             9.3           5.2
  General expenses                                                        (7.6)           (7.4)         (8.9)
  Other, net                                                               4.2              .3          (1.1)
Interest expense                                                         (72.2)          (51.5)        (38.6)

    Income of consolidated companies before
     income taxes                                                         59.3            35.3          49.3

Equity in losses of affiliates:
  NL Industries                                                          (19.3)          (32.1)        (44.7)
  Tremont                                                                  (.4)          (16.6)        (15.1)
  Provisions for market value impairment                                   -             (22.0)        (84.0)

                                                                         (19.7)          (70.7)       (143.8)

    Income (loss) before income taxes                                   $ 39.6          $(35.4)      $ (94.5)

                                                                       YEARS ENDED DECEMBER 31,
                                                                         1991            1992          1993
                                                                                   (IN MILLIONS)

Depreciation, depletion and amortization:
  Refined sugar                                                         $  7.1          $  8.7        $  9.0
  Forest products                                                         14.4            11.0           8.5
  Fast food                                                                6.1             6.1           6.2
  Hardware products                                                        1.5             1.7           1.7
  Corporate                                                                 .3              .1            .2

                                                                        $ 29.4          $ 27.6        $ 25.6

Capital expenditures:
  Refined sugar                                                         $ 14.2          $ 12.7        $ 11.1
  Forest products                                                          4.8             9.7          20.8
  Fast food                                                                6.4             4.5           4.3
  Hardware products                                                        1.3             1.0           2.7
  Corporate                                                                 .1              .1            .2

                                                                        $ 26.8          $ 28.0        $ 39.1

Geographic segments

  Net sales - point of origin:
    United States                                                       $691.0          $722.1        $692.3
    Europe & Canada                                                       74.7            89.7          88.8

                                                                        $765.7          $811.8        $781.1

  Net sales - point of destination:
    United States                                                       $669.8          $706.6        $686.8
    Other North America                                                   16.0            18.2          22.0
    Europe                                                                49.3            58.1          44.2
    Far East and other                                                    30.6            28.9          28.1

                                                                        $765.7          $811.8        $781.1

  Operating income:
    United States                                                       $ 56.8          $ 64.7        $ 74.0
    Europe & Canada                                                        8.9            14.3          17.0

                                                                        $ 65.7          $ 79.0        $ 91.0

                                                                                      DECEMBER 31,
                                                                                          1992        1993
                                                                                          (IN MILLIONS)

Identifiable assets

  Business segments:
    Refined sugar                                                                       $  385.8      $369.0
    Forest products                                                                        165.8       170.6
    Fast food                                                                               66.9        65.1
    Hardware products                                                                       23.5        31.3
    Corporate                                                                              241.4       223.3
    Investment in NL & Tremont                                                             248.4        74.9
    Intercompany eliminations                                                              (54.8)      (30.3)

                                                                                        $1,077.0      $903.9

  Geographic segments:
    United States                                                                       $  773.3      $771.6
    Europe & Canada                                                                         55.3        57.4
    Investment in NL & Tremont                                                             248.4        74.9

                                                                                        $1,077.0      $903.9


    Capital expenditures include additions to property and equipment and timber and timberlands, excluding amounts attributable to business units acquired in business combinations accounted for by the purchase method.

    Corporate assets consist principally of cash, cash equivalents and marketable securities. Valhi has a wholly-owned captive insurance company ("Valmont") registered in Vermont. Valmont's operations, which are not significant, are included in general corporate expenses.

    At December 31, 1993, the net assets of non-U.S. subsidiaries included in consolidated net assets approximated $36.4 million.

NOTE 3 -  BUSINESS COMBINATIONS AND RESTRUCTURINGS:

    NL Industries, Inc. At December 31, 1990, the Company held 68% of NL's outstanding common stock. Valhi's ownership of NL increased to 69% by July 1991 as a result of NL's purchases of its common stock in market transactions. In

September 1991, NL purchased 11.3 million shares of its common stock at a price of $16 per share pursuant to a "Dutch Auction" self-tender offer. Valhi sold
10.9 million shares to NL pursuant to the offer and thereby reduced its interest in NL to 63%. In December 1991, to complete the Company's plan to reduce its direct ownership of NL to less than 50% and thereby achieve certain income tax savings, Valhi sold 7.8 million NL shares to Tremont at a price of $11.75 per share in a privately-negotiated transaction and further reduced its direct interest in NL to 48%. The Company recognized a $.8 million pre-tax loss on the aggregate reduction in its direct interest in NL from 69% to 48%. During 1992, Valhi's direct interest in NL increased to 49% as a result of additional NL purchases of its common stock in market transactions. For comparative purposes, Valhi's interest in NL is reported by the equity method for all periods presented. Valhi may be deemed to control each of NL and Tremont and, accordingly, Tremont reports its 18% interest in NL by the equity method.

    Tremont Corporation. At December 31, 1990, the Company held 44% of Tremont's outstanding common stock and in 1992 purchased additional Tremont shares for $4.9 million, increasing its interest in Tremont to 48%.

    Baroid Corporation. At December 31, 1990, the Company held 42% of Baroid's outstanding common stock. In May 1991, the Company sold 17.25 million shares of Baroid common stock in an underwritten secondary offering at a price to the public of $6.25 per share, which reduced the Company's interest in Baroid to less than 20%. As a result of this sale and the Company's intent to hold its remaining interest in Baroid solely as an investment and not for the purposes of directing the policies, management or control of Baroid, the Company ceased accounting for Baroid by the equity method effective in May 1991. The Company's $3.3 million equity in undistributed Baroid earnings in 1991, for the period prior to May, is included in other income. In January 1994, Baroid merged with Dresser Industries, Inc. and the Company now holds approximately 3% of Dresser's outstanding common stock. See Note 5.

    Other. In June 1992, National Cabinet Lock purchased certain assets of a competitor for $1.2 million.

NOTE 4 -     BUSINESS UNIT DISPOSITIONS:

                                                                       YEARS ENDED DECEMBER 31,
                                                                            1991          1992         1993
                                                                                   (IN THOUSANDS)

Insurance gain on plant destroyed by fire                                 $  -          $ 8,490      $  -
Operations permanently closed                                                -           (5,000)         500

                                                                          $  -          $ 3,490      $   500


    The insurance gain relates to Medite's veneer and chipping plant in Rogue River, Oregon, as insurance proceeds exceeded the net carrying value of the assets destroyed and cleanup costs. The aggregate insurance proceeds of $16.5 million included $5.6 million attributable to business interruption insurance which was recognized as a component of operating income through August 1993.
The amount attributable to business interruption insurance was based upon estimates, negotiated with the insurance carrier, of the expected operating profit of the Rogue River operations during each month that the various operations were originally expected to be down. Medite deemed such estimates to be reasonable based upon selling prices in effect at the time in 1992 when the estimates were made and the expected construction schedule at that time.

    In 1992, Medite accrued a loss on its plywood business and related facilities permanently closed in January 1993, most of which related to the net carrying value of property and equipment in excess of estimated net realizable sales value. In 1993, Medite changed its estimate of the aggregate loss primarily because the auction sale proceeds of certain equipment exceeded the previously estimated net realizable value.

NOTE 5 -     MARKETABLE SECURITIES AND SECURITIES TRANSACTIONS:


                                                                                     DECEMBER 31,
                                                                                       1992            1993
                                                                                         (IN THOUSANDS)

Current assets - U.S. Treasury securities                                            $127,459       $ 28,518

Noncurrent assets - Baroid common stock                                              $ 44,250       $108,800


    Upon adoption of SFAS No. 115 as of December 31, 1993, the Company classified its portfolio of U.S. Treasury securities as trading securities and its Baroid common stock as securities available-for-sale. Cost of the treasury securities at December 31, 1993 was approximately $28.6 million.

    At December 31, 1993, Valhi held 13.7 million Baroid shares (cost - $44.3 million) with a quoted market price of $8.25 per share, or an aggregate of $112.8 million. However, because the Baroid common stock is exchangeable for the Company's LYONs at the option of the LYONs holder (see Note 11), the carrying value of the Baroid stock is limited to the accreted LYONs obligation. In January 1994, Baroid and Dresser merged and each share of Baroid common stock was exchanged for .4 shares of Dresser common stock. As a result, the LYONs became exchangeable for the 5.5 million Dresser shares now held by the Company.

    At December 31, 1992, the treasury securities were carried at market value, which was slightly less than their aggregate cost of $127.9 million. Market value of the Baroid common stock was $76.9 million at December 31, 1992.

    Net gains from securities transactions in 1991 include $63.7 million on the sale of 19.5 million Baroid shares, of which $8.1 million related to 2.3 million shares sold to Contran at the current market price.

NOTE 6 -     ACCOUNTS AND NOTES RECEIVABLE:

                                                                                    DECEMBER 31,
                                                                                       1992           1993
                                                                                        (IN THOUSANDS)

Accounts receivable                                                                   $53,903        $58,834
Notes receivable                                                                        2,579          2,548
Accrued interest                                                                        1,705            592
Refundable income taxes                                                                  -               135
Allowance for doubtful accounts                                                        (1,323)          (974)

                                                                                      $56,864        $61,135

NOTE 7 -     INVENTORIES:

                                                                                    DECEMBER 31,
                                                                                       1992           1993
                                                                                        (IN THOUSANDS)

Raw materials:
  Sugarbeets                                                                         $ 54,982       $ 51,689
  Forest products                                                                      11,890         14,704
  Fast food                                                                             1,310          1,329
  Hardware products                                                                     1,110          1,034
                                                                                       69,292         68,756

In process products:
  Refined sugar and by-products                                                        49,757         56,798
  Forest products                                                                       3,961          1,450
  Hardware products                                                                     2,557          3,179
                                                                                       56,275         61,427

Finished products:

  Refined sugar and by-products                                                       101,320        107,158
  Forest products                                                                       2,638          1,260
  Hardware products                                                                     2,377          1,901
                                                                                      106,335        110,319

Supplies                                                                               33,360         35,623

                                                                                     $265,262       $276,125


    The current cost of LIFO inventories exceeded the net carrying value of such inventories by approximately $45 million and $43 million at December 31, 1992 and 1993, respectively. The effect of reductions in certain LIFO inventory quantities increased consolidated operating income by $.8 million in 1991, $1.9 million in 1992 and $.5 million in 1993.

NOTE 8 -     INVESTMENT IN AFFILIATES:


                                                                                     DECEMBER 31,
                                                                                       1992            1993
                                                                                         (IN THOUSANDS)

NL Industries                                                                        $200,197        $60,170
Tremont                                                                                48,198         14,727

                                                                                     $248,395        $74,897


    The Company holds approximately 24.8 million shares of NL common stock and
3.5 million shares of Tremont common stock. The quoted per share market prices of NL and Tremont common stock at December 31, 1993 were $4.50 and $6.875, respectively, or an aggregate quoted market value of $135.8 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Appendix B of this Proxy Statement for summarized information relating to the results of operations, financial position and cash flows of each of NL and Tremont.

    The carrying value of NL is stated net of a $10.3 million elimination for Valhi common stock held by NL classified by the Company as common stock reacquired. See Note 13.

NOTE 9 -     OTHER NONCURRENT ASSETS:


                                                                                    December 31,
                                                                                        1992           1993
                                                                                        (In thousands)

Intangible assets, net of accumulated
 amortization of $6,266 and $7,856:
  Goodwill                                                                            $ 5,666        $ 5,500
  Franchise fees                                                                        7,991          7,257
  Other                                                                                 9,172          8,323
                                                                                       22,829         21,080
Deferred financing costs                                                                3,838          7,817
Prepaid pension cost                                                                    4,288          4,864
Property held for sale                                                                  4,225          3,853
Other                                                                                   4,692          5,273

                                                                                      $39,872        $42,887


    Property held for sale is carried at the lower of cost or estimated net realizable value under current market conditions.

NOTE 10 -    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

                                                                                    DECEMBER 31,

                                                                                       1992           1993
                                                                                        (IN THOUSANDS)
Accounts payable:
  Sugarbeet purchases                                                                $132,565       $126,430
  Other                                                                                36,600         36,908
                                                                                      169,165        163,338

Accrued liabilities:
  Sugar processing costs                                                               27,043         22,301
  Employee benefits                                                                    17,503         17,657
  Interest                                                                             14,082          3,987
  Other                                                                                23,335         16,245
                                                                                       81,963         60,190

                                                                                     $251,128       $223,528


NOTE 11 -    NOTES PAYABLE AND LONG-TERM DEBT:

                                                                                   DECEMBER 31,
                                                                                       1992           1993
                                                                                       (IN THOUSANDS)

Notes payable - Amalgamated:
  United States Government loans                                                     $ 76,453       $ 75,518
  Bank credit agreements                                                               41,727         42,235
  Commercial paper                                                                      4,000           -

                                                                                     $122,180       $117,753

Long-term debt:
  Valhi:
    Liquid Yield Option NotesTM ("LYONsTM")                                          $ 99,393       $108,800
    Senior subordinated notes                                                         227,348           -
                                                                                      326,741        108,800

  Amalgamated:
    Bank term loan                                                                     18,000         15,000
    Other                                                                                  67           -
                                                                                       18,067         15,000

  Valcor:
    Valcor - Senior Notes                                                                -           100,000

    Medite:
      U.S. bank credit agreements:
        Term loans                                                                     18,000         61,000
        Revolving credit facilities                                                     4,000           -
      Irish bank credit agreements:
        Term loan                                                                        -             1,700
        Revolving credit facility                                                       7,096          6,741
      State of Oregon term loan                                                          -             4,328
      Other                                                                               445            267
                                                                                       29,541         74,036

    Sybra:
      Bank credit agreements                                                           16,500         13,387
      Capital lease obligations                                                         7,935          7,133
      Other                                                                                51             41
                                                                                       24,486         20,561

    National Cabinet Lock                                                                 148            179
                                                                                      398,983        318,576
  Less current maturities                                                             110,279         16,086

                                                                                     $288,704       $302,490


Valhi

    The zero coupon Senior Secured LYONs, $379 million principal amount at maturity in October 2007, were issued with significant OID to represent a yield to maturity of 9.25%. No periodic interest payments are required. Each $1,000 in principal amount at maturity of the LYONs is exchangeable, at any time, for
14.4308 shares of Dresser common stock held by Valhi. Prior to the Baroid/Dresser merger in January 1994, the LYONs were exchangeable for Baroid common stock (see Note 5). The LYONs are redeemable at the option of the holder in October 1997 or October 2002 at $404.84 or $636.27, respectively, per $1,000 principal amount (the issue price plus accrued OID through such purchase dates). Such redemptions may be paid, at Valhi's option, in cash, Dresser common stock, or a combination thereof. The LYONs are not redeemable at Valhi's option prior to October 1997 unless the market price of Dresser common stock exceeds $35.70 per share for specified time periods. At December 31, 1992 and 1993, the net carrying value of the LYONs per $1,000 principal amount at maturity was $262.22 and $287.04, respectively, and the quoted market price was $253 and $330, respectively.

    The LYONs are secured by the 5.5 million shares of Dresser common stock held by Valhi, which shares are held in escrow for the benefit of holders of the LYONs. Valhi receives the regular quarterly dividend on the escrowed Dresser shares.

Amalgamated

    The United States Government loans are made under the sugar price support loan program, which program extends through the 1997 crop year ending
September 30, 1998. These short-term nonrecourse loans are collateralized by refined sugar inventories and are payable at the earlier of the date the refined sugar is sold or upon maturity. The weighted average interest rate on Government loans was 3.4% at December 31, 1993.

    Amalgamated's principal bank credit agreement (the "Sugar Credit
Agreement") provides for a revolving credit facility in varying amounts up to $75 million, with advances based upon formula-determined amounts of accounts receivable and inventories, and a $21 million term loan. Borrowings under the revolving credit facility bear interest, at Amalgamated's option, at the prime rate or LIBOR plus 1.25% and mature not later than September 30, 1995. The term loan bears interest, at Amalgamated's option, at the prime rate plus .25% or LIBOR plus 1.5% and matures in July 1996. The Sugar Credit Agreement may be terminated by the lenders in the event the sugar price support loan program is abolished or materially and adversely modified, and borrowings are collateralized by substantially all of Amalgamated's assets. Amalgamated also has a $5 million unsecured line of credit with the agent bank for the Sugar Credit Agreement. At December 31, 1993, the weighted average interest rate on Amalgamated's outstanding bank borrowings was 4.9%.

    At December 31, 1993, unused credit available to Amalgamated under its bank credit agreements and the sugar price support loan program aggregated approximately $24 million.

Valcor

    Valcor's unsecured 95/8% Senior Notes Due November 2003 are redeemable at the Company's option beginning November 1998, initially at 104.813% of principal amount declining to 100% after November 2000. In the event of a Change of Control, as defined, Valcor would be required to make an offer to purchase the Valcor Notes at 101% of principal amount. At December 31, 1993, the quoted market price of the Valcor Senior Notes was $100.75.

Medite

    Medite's U.S. bank credit agreement (the "Timber Credit Agreement") provides for (i) $75 million of term loan financing due in annual installments of $8 million beginning September 1994 with the balance due September 2000, and
(ii) a $15 million revolving working capital facility through September 1995. Borrowings generally bear interest at rates 1.75% to 2% over LIBOR, are collateralized by Medite's timber and timberlands, and borrowings under the working capital facility are also collateralized by Medite's U.S. receivables and inventories. The term loan consists of two tranches - a $50 million term loan (Tranche A) and a $25 million reducing revolving facility (Tranche B). Medite has entered into interest rate swaps for $26 million of the Tranche A term loan that results in a weighted average interest rate of 7.6% for such borrowings. At December 31, 1993, the fair value of the swap agreements, which mature in 1998 through 2000, is estimated to be a $.1 million liability, which amount represents the estimated cost to the Company if it were to terminate the swap agreements at that date. The Company is exposed to interest rate risk in the event of nonperformance by the other parties to the swap agreements, however, it does not anticipate nonperformance by such parties.

    Medite's Irish subsidiary, Medite of Europe Limited, has bank credit agreements providing for (i) a $26 million multi-currency term construction loan repayable in installments from 1995 through 2000 and (ii) a $12 million multi-currency revolving credit facility through January 1995. Borrowings under both facilities bear interest at rates based upon LIBOR and are collateralized by substantially all of Medite/Europe's assets.

    At December 31, 1993, the weighted average interest rates on Medite's outstanding U.S. and non-U.S. bank borrowings, including the effect of the interest rate swaps discussed above, were 6.3% and 6.7%, respectively, and amounts available for borrowing under the existing bank credit facilities aggregated approximately $55 million.

    The State of Oregon term loan matures in monthly installments through March 2008, bears interest at 6.9% and is collateralized by certain of Medite's property and equipment.

Sybra

    Sybra's revolving bank credit agreements provide for unsecured credit facilities aggregating $21 million with interest generally at LIBOR plus 1.25%. Borrowings under these agreements mature July 1995, subject to renewal by the parties through July 1997. At December 31, 1993, the weighted average interest rate on outstanding revolving borrowings was 4.7% and amounts available for borrowing aggregated approximately $8 million.

    Future minimum payments under capital lease obligations at December 31, 1993, including amounts representing interest, are approximately $1.5 million in each of the next five years and an aggregate of $4.6 million thereafter.
Capital lease obligations incurred on sale/leaseback and financing transactions were $3.5 million in 1991.

National Cabinet Lock

    National Cabinet Lock's Canadian subsidiary has a bank credit agreement which provides for a $3.3 million term facility due through 2001 and a $3 million revolving facility through April 1994. Borrowings may be in U.S. or Canadian dollars, bear interest generally at LIBOR plus .5% and are collateralized by substantially all of this subsidiary's assets. At December 31, 1993, the full amount of these facilities was available for borrowing.

Other

    The quoted market prices of the Valhi LYONs and Valcor Senior Notes are disclosed above. Substantially all other notes payable and long-term debt of subsidiaries either reprice with changes in market interest rates or bear interest at recently fixed market rates, and the book value of such indebtedness is deemed to approximate market value.

    The Indenture governing the Valcor Senior Notes, among other things, limits Valcor dividends and additional indebtedness and prohibits Valcor from co-investing with affiliates. Other credit agreements of subsidiaries typically require the respective subsidiary to maintain minimum levels of equity, require the maintenance of certain financial ratios, limit dividends and additional indebtedness and contain other provisions and restrictive covenants customary in lending transactions of this type. At December 31, 1993, the restricted net assets of consolidated subsidiaries approximated $14 million.

Aggregate maturities of long-term debt at December 31, 1993


YEARS ENDING DECEMBER 31,                                                                       AMOUNT
                                                                                            (IN THOUSANDS)

  1994                                                                                            $ 16,894
  1995                                                                                              37,488
  1996                                                                                              11,322
  1997                                                                                             163,761
  1998                                                                                               9,662
  1999 and thereafter                                                                              129,028
                                                                                                   368,155
  Less:
    Unamortized LYONs OID                                                                           44,651
    Amounts representing interest on capital leases                                                  4,928

                                                                                                  $318,576

    The LYONs are reflected in the above table as due October 1997, the first of the two dates they are redeemable at the option of the holder, at the aggregate redemption price on such date of $153.5 million ($404.84 per $1,000 principal amount at maturity in October 2007).

NOTE 12 - OTHER NONCURRENT LIABILITIES:

                                                                                     DECEMBER 31,
                                                                                        1992           1993
                                                                                         (IN THOUSANDS)

Accrued OPEB cost                                                                     $16,984        $17,705
Accrued pension cost                                                                    1,117            110
Insurance claims and expenses                                                           6,305          5,141
Other                                                                                   5,026          4,372

                                                                                      $29,432        $27,328

NOTE 13 - STOCKHOLDERS' EQUITY:

Common stock


                                                                     SHARES OF COMMON STOCK
                                                                   ISSUED    REACQUIRED      OUTSTANDING
                                                                                (IN THOUSANDS)

Balance at December 31, 1990                                       123,935         (10,542)         113,393

Issued                                                                 170              24              194
Reacquired                                                            -                283              283

Balance at December 31, 1991                                       124,105         (10,235)         113,870

Issued                                                                 185              24              209
Reacquired                                                            -                (26)             (26)

Balance at December 31, 1992                                       124,290         (10,237)         114,053

Issued                                                                 145              55              200

Balance at December 31, 1993                                       124,435         (10,182)         114,253


    Common stock issued includes 14,800 shares in 1991, 15,500 shares in 1992 and 47,800 in 1993 to pay accrued employee benefits of $74,000, $87,000 and $239,000, respectively.

    Consolidated common stock reacquired at December 31, 1993 includes 679,000 shares representing the Company's proportional interest in shares of Valhi common stock held by NL. Under Delaware Corporation Law, all shares held by a less than 50%-owned company are considered to be outstanding. As a result, shares outstanding for financial reporting purposes differ from those outstanding for legal purposes.

Options and restricted stock

    The Valhi, Inc. 1987 Incentive Stock Option - Stock Appreciation Rights Plan, as amended, (the "1987 Option Plan") provides for the discretionary grant of stock options, restricted stock and stock appreciation rights. Valhi's Board of Directors has increased, subject to stockholder approval, the number of shares of Valhi common stock that may be issued pursuant to the 1987 Option Plan from six million to nine million shares. The 1987 Option Plan provides for the grant of options that qualify as incentive options and for options which are not so qualified. Options are granted at a price not less than 85% of fair market value on the date of grant, vest ratably over a five-year period beginning one year from the date of grant and expire 10 years from the date of grant. The exercise price of certain options increases annually based upon an interest factor less Valhi dividends per share paid during the year. Restricted stock, forfeitable unless certain periods of employment are completed, is held in escrow in the name of the grantee until the restriction period expires. At December 31, 1993, 296,400 shares restricted for periods up to 30 months are included in outstanding shares. No stock appreciation rights have been granted.

    Pursuant to the Valhi, Inc. 1990 Non-Employee Director Stock Option Plan, options to purchase 2,000 shares of Valhi common stock are automatically granted once a year to each non-employee director of Valhi. Options are granted at a price equal to the fair market value on the date of grant, vest one year from the date of grant and expire five years from the date of grant. Up to 50,000 shares of Valhi common stock may be issued pursuant to this plan.

    Changes in outstanding options are summarized in the table below. At December 31, 1993, options to purchase 3,095,000 Valhi shares were exercisable (20,000 shares exercisable at prices lower than the December 31, 1993 quoted market price of $4.875 per share) and options to purchase 506,000 shares become exercisable in 1994. At December 31, 1993, an aggregate of 711,000 shares were available for future grants.

                                                                                                     AMOUNT
                                                                             EXERCISE                PAYABLE
                                                                             PRICE PER                UPON
                                                                  SHARES      SHARE                 EXERCISE
                                                                            (IN THOUSANDS, EXCEPT
                                                                              PER SHARE AMOUNTS)

Outstanding at December 31, 1990                                   3,541           $1.00-15.00       $29,995

Granted                                                              621            5.63- 7.25         3,509
Cancelled                                                           (214)           1.00-15.00        (2,209)

Outstanding at December 31, 1991                                   3,948            3.51-15.00        31,295

Granted                                                                8                  5.50            44

Cancelled                                                            (46)           5.00-15.00          (393)

Outstanding at December 31, 1992                                   3,910            3.51-15.00        30,946

Granted                                                              620                  5.00         3,102
Exercised                                                             (5)                 3.61           (18)
Cancelled                                                             (1)                 3.51            (3)

Outstanding at December 31, 1993                                   4,524           $3.51-15.00       $34,027


NOTE 14 - INCOME TAXES:

    Summarized below are (i) the components of income (loss) before income taxes, extraordinary items and cumulative effect of changes in accounting principles ("pretax income"), (ii) the difference between income tax benefit (expense) attributable to pretax income and the amounts that would be expected using the U.S. federal statutory income tax rate of 34% in 1991 and 1992 and 35% in 1993, (iii) the components of income tax benefit (expense) attributable to pretax income, and (iv) the components of the comprehensive tax benefit (expense).


                                                                          YEARS ENDED DECEMBER 31,
                                                                               1991       1992         1993
                                                                                     (IN MILLIONS)
Pretax income (loss):
  United States:
    Contran Tax Group:
      Consolidated companies                                                  $ 51.9     $ 21.9      $  32.8
      Dividends from NL and Tremont                                             24.4       10.7          -
                                                                                76.3       32.6         32.8
    Undistributed equity in losses of NL and
     Tremont                                                                   (44.1)     (81.4)      (143.8)
                                                                                32.2      (48.8)      (111.0)
  Non-U.S. subsidiaries                                                          7.4       13.4         16.5

                                                                              $ 39.6     $(35.4)     $ (94.5)

Expected tax benefit (expense)                                                $(13.5)    $ 12.0      $  33.1
Non-U.S. tax rates                                                                .7        1.8          1.8
U.S. state income taxes, net                                                    (1.4)      (1.7)        (1.8)
Incremental U.S. tax and rate differences on equity
 in earnings of non-tax group companies                                         (5.0)       (.5)        (3.6)
Rate change adjustment of deferred taxes                                         -          -             .1
Other, net                                                                       (.4)       1.6           .8

                                                                              $(19.6)    $ 13.2      $  30.4
Income tax benefit (expense):
  Currently payable:
    U.S. federal                                                              $(12.1)    $ (7.0)     $ (12.1)
    U.S. state                                                                  (3.4)      (2.8)        (2.6)
    Non-U.S.                                                                    (1.7)      (2.2)        (4.3)
                                                                               (17.2)     (12.0)       (19.0)
  Deferred income taxes, principally U.S.                                       (2.4)      25.2         49.4

                                                                              $(19.6)    $ 13.2      $  30.4

Comprehensive provision for income tax benefit
 (expense) allocable to:
  Pre-tax income                                                              $(19.6)    $ 13.2      $  30.4
  Extraordinary items                                                            (.3)       3.2          8.3
  Stockholders' equity, principally deferred taxes
   allocable to currency translation adjustments                                 2.0        3.5          4.9

                                                                              $(17.9)    $ 19.9      $  43.6


    Changes in deferred income taxes related to adoption of new accounting standards is disclosed in Note 18.

    The components of the net deferred tax liability are summarized below.

                                                                                  DECEMBER 31,
                                                                            1992                 1993
                                                                    ASSETS  LIABILITIES  ASSETS  LIABILITIES
                                                                                   (IN MILLIONS)

Tax effect of temporary differences relating to:
  Inventories                                                       $   .1     $ (8.8)    $  .1     $ (8.8)
  Marketable securities                                                -          (.8)      -        (23.5)
  Timber and timberlands                                               -        (11.2)      -        (11.3)
  Property and equipment                                               -        (19.9)      -        (18.6)
  Capital lease assets and obligations                                 1.4        -         1.4        -
  Accrued OPEB cost                                                    6.8        -         7.2        -
  Accrued liabilities and other deductible differences                16.7        -        13.1        -
  Other taxable differences                                            -        (15.0)      -        (16.9)
  Investments in subsidiaries and affiliates not
   members of the consolidated tax group                              20.3        -        80.8        -
  Non-U.S. tax loss carryforwards                                       .2        -          .1        -
Valuation allowance                                                    -          -         -          -
    Gross deferred tax assets (liabilities)                           45.5      (55.7)    102.7      (79.1)
Netting of items by tax jurisdiction                                 (44.9)      44.9     (74.9)      74.9
                                                                        .6      (10.8)     27.8       (4.2)
Less net current deferred tax asset (liability)                         .6        -          .1       (2.5)

    Net noncurrent deferred tax asset (liability)                   $  -       $(10.8)   $ 27.7     $ (1.7)


    The components of the provision for deferred income taxes for 1991 (a disclosure not required after adopting SFAS No. 109 in 1992) is summarized below.


                                                                                             AMOUNT
                                                                                         (IN MILLIONS)

Depreciation                                                                                       $(1.7)
Undistributed income of subsidiaries and affiliates                                                 (2.5)
Reduction in interest in affiliate                                                                   7.2
Other, net                                                                                           (.6)

                                                                                                   $ 2.4


NOTE 15 -    INTEREST AND OTHER INCOME:

                                                                       YEARS ENDED DECEMBER 31,
                                                                            1991          1992         1993
                                                                                   (IN THOUSANDS)

Interest and dividends:
  General corporate income                                                $ 5,960       $ 9,279      $ 5,211
  Sugarbeet growers and other                                                 844           706          562
Currency transactions, net                                                     32             1         (188)
Disposal of property and equipment                                             81           247          361
Other, net                                                                  7,779         7,705        5,245

                                                                          $14,696       $17,938      $11,191

NOTE 16 - EXTRAORDINARY ITEMS:

                                                                       YEARS ENDED DECEMBER 31,
                                                                           1991          1992          1993
                                                                                  (IN THOUSANDS)

Prepayments of Valhi's 121/2% Notes                                      $ -          $(9,511)     $ (7,749)
Income tax benefit                                                          -            3,234         2,712

                                                                            -           (6,277)       (5,037)

Equity in extraordinary items of NL:
  Income tax benefit of utilization of tax loss
   and tax credit carryforwards                                            4,917          -             -
  Prepayments of indebtedness                                                184          -          (15,928)
                                                                           5,101          -          (15,928)
  Deferred income tax benefit (expense)                                     (349)         -            5,575
                                                                           4,752          -          (10,353)

    Extraordinary gain (loss)                                             $4,752       $(6,277)     $(15,390)


    Funds for the prepayment of $235 million principal amount of Valhi 121/2% Senior Subordinated Notes during 1992 and 1993 were provided in part from net proceeds of the LYONs ($95 million), Medite's Timber Credit Agreement ($60 million) and Valcor's Senior Notes ($50 million).

    Utilization of tax loss and credit carryforwards are not classified as extraordinary items subsequent to the adoption of SFAS No. 109.

NOTE 17 - EMPLOYEE BENEFIT PLANS:

Company-sponsored pension plans

    Valhi and its subsidiaries maintain various defined benefit and defined contribution plans and about 40% of the Company's worldwide full and part-time employees (over 80% of full-time employees) participate in one or more of such company-sponsored plans. Defined pension benefits are generally based on years of service and compensation under fixed dollar, final pay or career average formulas and the related expenses are based on independent actuarial valuations. The funding policies for U.S. defined benefit plans are to contribute amounts satisfying funding requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Non-U.S. defined benefit plans are funded in accordance with applicable statutory requirements.

    Defined contribution plans. Approximately 90% of full-time U.S. employees are eligible to participate in contributory savings plans with Company contributions based on matching or other formulas, and certain of such employees also participate in Valhi's noncontributory unleveraged Employee Stock Ownership Plan. At December 31, 1993, 186,000 shares of Valhi common stock were held by the ESOP, all of which were allocated to participants. The Company's expense related to the savings plans and the ESOP approximated $2 million in 1991, $2.4 million in 1992 and $2.6 million in 1993.

    Defined benefit plans. Approximately 65% of the Company's worldwide full-time employees are covered by defined benefit plans. The funded status of the Company's defined benefit pension plans and the components of net periodic defined benefit pension cost are set forth below. The rates used in determining the actuarial present value of benefit obligations at December 31, 1993 were (i) discount rate - 7.5% (1992 - 8% to 8.5%), and (ii) rate of increase in future compensation levels - 4% to 5%. The expected long-term rates of return on assets used ranged from 7.5% to 10% (1992 - 7.5% to 12%). Approximately one-half of the aggregate plan assets at December 31, 1993 consist of units in a combined investment fund for employee benefit plans sponsored by Valhi and its affiliates, including Contran and certain Contran affiliates. Other plan assets are primarily mutual funds. Assets of the combined investment fund are primarily investments in corporate equity and debt securities, short-term cash investments and notes collateralized by residential and commercial real estate.

                                                                PLAN ASSETS EXCEED       ACCUMULATED BENEFITS
                                                               ACCUMULATED BENEFITS       EXCEED PLAN ASSETS
                                                                   DECEMBER 31,              DECEMBER 31,
                                                                 1992        1993          1992       1993
                                                                               (IN THOUSANDS)

Actuarial present value of benefit obligations:
  Vested benefits                                               $24,697     $35,141       $ 4,835    $  -
  Nonvested benefits                                              3,017       4,134           394       -

  Accumulated benefit obligations                                27,714      39,275         5,229       -
  Effect of projected salary increases                            6,619      10,315         4,026       -

  Projected benefit obligations                                  34,333      49,590         9,255       -
Plan assets at fair value                                        32,691      46,040         4,825       -

Plan assets over (under) projected benefit obligations           (1,642)     (3,550)       (4,430)      -
Unrecognized net loss from experience different from
 actuarial assumptions                                            5,655       7,526         2,204       -
Unrecognized prior service cost                                     597         938           525       -
Unrecognized net obligations (assets) being amortized
 over periods of 9 to 16 years                                   (1,290)       (140)          917       -

Total prepaid (accrued) pension cost                              3,320       4,774          (784)      -
Current portion and reclassification, net                           968          90          (333)      (110)

    Noncurrent prepaid (accrued) pension cost                   $ 4,288     $ 4,864       $(1,117)   $  (110)


                                                                       YEARS ENDED DECEMBER 31,
                                                                           1991          1992          1993
                                                                                  (IN THOUSANDS)

Service cost benefits earned during the year                             $ 2,068       $ 2,435       $ 2,291
Interest cost on projected benefit obligations                             2,710         3,074         3,467
Actual return on plan assets                                              (4,671)       (1,978)       (6,012)
Net amortization and deferral                                              1,435        (1,848)        1,766

                                                                         $ 1,542       $ 1,683       $ 1,512

    The 1992 loss related to the permanent closure of the Company's plywood operations (see Note 4) includes a pension curtailment loss of $.6 million.

    The pension liabilities component of stockholders' equity relates to the Company's equity in amounts recorded by NL and Tremont, net of related deferred income taxes.

Multiemployer pension plans

    A small minority of the Company's employees are covered by union-sponsored, collectively-bargained multiemployer pension plans. Contributions to multiemployer plans based upon collectively-bargained agreements were $128,000 in 1991, $95,000 in 1992, and $53,000 in 1993. Based upon information provided by the multiemployer plans' administrators, the Company's share of such plans' unfunded vested benefits is not significant.

Postretirement benefits other than pensions

    Certain subsidiaries currently provide certain health care and life insurance benefits for eligible retired employees. Under plans currently in effect, some currently active employees of Amalgamated and Medite may become eligible for postretirement health care benefits if they reach retirement age while working for the applicable subsidiary. Substantially all retirees are required to contribute a portion of the cost of their benefits and certain current and all future retirees either cease to be eligible for health care benefits at age 65 or are thereafter eligible only for limited benefits.

    The components of the periodic OPEB cost and accumulated OPEB obligation are set forth below. The rates used in determining the actuarial present value of the accumulated OPEB obligations at December 31, 1993, were (i) discount rate
- - 7.5% (1992 - 7.75%), (ii) rate of increase in future compensation levels - 4% to 4.5% (1992 - 4% to 5%) and (iii) rate of increase in future health care costs - 13.5% in 1994, gradually declining to approximately 6% in 2017 and thereafter. If the health care cost trend rate was increased by one percentage point for each year, OPEB expense would have increased $210,000 in 1993, and the actuarial present value of accumulated OPEB obligations at December 31, 1993 would have increased $1.7 million.

                                                                                       DECEMBER 31,
                                                                                         1992          1993
                                                                                         (IN THOUSANDS)


Service cost benefits earned during the year                                            $  498        $  527
Interest cost on accumulated OPEB obligation                                             1,279         1,139
Net amortization and deferral                                                             -              (86)

                                                                                        $1,777        $1,580

       Pay-as-you-go OPEB expense, prior to adoption of SFAS No. 106, was approximately $1 million in 1991.

                                                                                     DECEMBER 31,
                                                                                        1992           1993
                                                                                         (IN THOUSANDS)

Actuarial present value of accumulated OPEB obligations:
  Retiree benefits                                                                    $10,484        $ 8,006
  Other fully eligible active plan participants                                         1,848          1,876
  Other active plan participants                                                        5,481          5,527
                                                                                       17,813         15,409
Unrecognized net gain from experience different
 from actuarial assumptions                                                               161          3,150

Total accrued OPEB cost                                                                17,974         18,559
Less current portion                                                                      990            854

  Noncurrent accrued OPEB cost                                                        $16,984        $17,705


NOTE 18 -    CHANGES IN ACCOUNTING PRINCIPLES:

    Marketable securities (SFAS No. 115). The Company, NL and Tremont each elected early compliance with SFAS No. 115 effective December 31, 1993. The cumulative effect of this change in accounting principle is shown in the table below. The amounts attributable to the Company's investment in NL and Tremont consist of the Company's equity in the respective amounts reported by NL and Tremont.

                                                                             AMOUNT REFLECTED IN
                                                                                                EQUITY
                                                                           EARNINGS            COMPONENT
                                                                                     (IN THOUSANDS)

Increase (decrease) in net assets at
 December 31, 1993:
  Marketable securities                                                          $ -                $ 64,550
  Investment in NL and Tremont                                                     661                  (661)
  Deferred income taxes                                                           (232)              (22,361)

                                                                                 $ 429              $ 41,528

    OPEB (SFAS No. 106) and income taxes (SFAS No. 109). The Company, NL and Tremont each elected (i) early compliance with both SFAS No. 106 and SFAS No. 109 as of January 1, 1992; (ii) to apply SFAS No. 109 prospectively and not restate prior years; and (iii) immediate recognition of the OPEB transition obligation. The cumulative effect of changes in accounting principles adjustment is shown in the table below. The amounts attributable to the Company's investments in NL and Tremont consist of the Company's equity in the respective historical amounts reported by NL and Tremont and applicable adjustment of the Company's purchase accounting basis differences originally recorded net-of-tax at rates differing from current rates.

                                                                                                  AMOUNT
                                                                                        (IN THOUSANDS)

Increase (decrease) in net assets at January 1, 1992:
  Inventories                                                                                    $  2,629
  Timber and timberlands                                                                            8,606
  Investment in NL and Tremont                                                                    (74,107)
  Franchise fees and other intangible assets                                                        5,647
  Property and equipment                                                                           (1,696)
  Accrued OPEB cost                                                                               (16,965)
  Deferred income taxes, net                                                                        6,112

    Loss from cumulative effect of changes in accounting
     principles                                                                                  $(69,774)


NOTE 19 - RELATED PARTY TRANSACTIONS:

    The Company may be deemed to be controlled by Harold C. Simmons. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company (except as otherwise set forth in this Proxy Statement), the Company continuously considers, reviews and evaluates, and understands that Contran and related entities consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more such transactions in the future.

    It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

    Loans are made between the Company and various related parties, including Contran, pursuant to term and demand notes, principally for cash management purposes. Related party loans generally bear interest at rates related to credit agreements with unrelated parties. Interest income on loans to related parties was $1,694,000 in 1991, $405,000 in 1992, and $73,000 in 1993 and
related party interest expense was $625,000 in 1991, nil in 1992 and $39,000 in 1993.

    Contran has an $18 million bank credit agreement which includes a $10 million letter of credit facility. Pursuant to such agreement, Contran may authorize the banks to issue letters of credit on behalf of Valmont ($2.3 million outstanding at December 31, 1993). Obligations under this Contran credit agreement are collateralized by certain securities held by Contran.

    Under the terms of Intercorporate Services Agreements ("ISAs") with Contran, Contran provides certain management, administrative and aircraft maintenance services to the Company, and the Company provides various administrative and other services to Contran, on a fee basis. The net ISA fees charged to the Company were approximately $1.2 million in each of the past three years. Charges from corporate related parties for services provided in the ordinary course of business were less than $250,000 in each of the past three years. Such charges are principally pass-through in nature and, in the Company's opinion, are not materially different from those that would have been incurred on a stand-alone basis. The Company has established a policy whereby the Board of Directors will consider the payment of additional management fees to Contran for certain financial advisory and other services provided by Contran beyond the scope of the ISAs. No such payments were made in the past three years.

    NL and Tremont are parties to ISAs with Valhi whereby Valhi provides certain management, financial and administrative services to NL and Tremont on a fee basis. Baroid and Valhi were parties to a similar agreement terminated in May 1991. Fees charged to affiliates pursuant to these agreements aggregated $2.1 million in 1991, $1.8 million in 1992 and $1.0 million in 1993.

    In June 1991, Valhi sold 2.3 million Baroid shares to Contran for cash at the then-current market price of $6.375 per share. See Note 5. The Company's December 1991 sale of NL common stock to Tremont is described in Note 3. In conjunction with the issuance of the LYONs in October 1992, Valhi purchased 1.7 million shares of Baroid common stock from Contran at the then-current market price of $6.375 per share.

    COAM Company is a partnership, formed prior to 1991, which has sponsored research agreements with the University of Texas Southwestern Medical Center at Dallas (the "University") to develop and commercially market a safe and effective treatment for arthritis (the "Arthritis Research Agreement") and to develop and commercially market patents and technology resulting from a cancer research program (the "Cancer Research Agreement"). At December 31, 1993, COAM partners are Contran, Valhi and another Contran subsidiary. Harold C. Simmons is the manager of COAM. The Arthritis Research Agreement, as amended, provides for payments by COAM of up to $8.4 million over the next 11 years and the Cancer Research Agreement, as amended, provides for funds of up to $19.7 million over the next 17 years. Funding requirements pursuant to the Arthritis and Cancer Research Agreements are without recourse to the COAM partners and the partnership agreement provides that no partner shall be required to make capital contributions. The Company's contributions to COAM were approximately $1.1 million in 1991, $1.7 million in 1992 and $2 million in 1993.

NOTE 20 - COMMITMENTS AND CONTINGENCIES:

Legal proceedings

    Valhi and consolidated subsidiaries

    In November 1987, a complaint was filed in the United States District Court for the District of Utah against Valhi, Amalgamated, the Amalgamated Retirement Plan Committee and Harold C. Simmons (Holland, et al. v. Valhi, Inc., et al., No. 87-C-968G). The complaint, a class action on behalf of certain retired salaried employees of Amalgamated, alleges, among other things, that the defendants breached their fiduciary duties under ERISA by amending certain provisions of a retirement plan for salaried employees maintained by Amalgamated to permit the reversion of excess plan assets to Amalgamated in 1986. The complaint seeks a variety of remedies, including, among other things, orders requiring a return of all reverted funds (alleged to be in excess of $4 million) and a distribution of such funds to retirees and their beneficiaries, an award of punitive damages, and costs and expenses, including attorneys' fees. The punitive damage claim was dismissed in April 1989, Valhi was dismissed as a defendant in the suit and trial was held in July 1991. In January 1992, the court issued Findings of Fact and Conclusions of Law which held, among other things, that Harold C. Simmons was not liable for any violation of law, that the acts which are the subject of the complaint fall outside of Mr. Simmons' fiduciary function, that Amalgamated was entitled to a reversion of excess plan assets but that Amalgamated and the Plan Committee had breached their fiduciary duties under ERISA by calculating the plan participants' share of the reversion in accordance with regulations issued by the Pension Benefit Guaranty Corporation ("PBGC") where application of those regulations resulted in what the court deemed an inequitable distribution to plan participants. The court held that Amalgamated and the Plan Committee had a fiduciary duty under ERISA to consider alternative methods for calculating the plan participants' share of the reversion and, if necessary, to seek approval from the PBGC to utilize such an alternative method. Pursuant to a method of calculation that the court found to result in a more equitable distribution, the plaintiff class was awarded approximately $915,000 plus interest from July 1, 1986, costs and reasonable attorneys' fees. In April 1992, defendants Amalgamated and the Plan Committee filed a notice of appeal, and shortly thereafter, the plaintiffs cross-appealed certain issues resolved in favor of defendants. In November 1992, plaintiffs' appealed the amount of attorneys' fees the court awarded on behalf of plaintiffs. In September 1993 the United States Court of Appeals for the Tenth Circuit heard oral arguments. Amalgamated and the Plan Committee continue to believe the action is without merit, believe the court erred as to certain of its findings and conclusions, and intend to continue to appeal vigorously the court's decision.

    In November 1992, a complaint was filed in the United States District Court for the District of Utah against Valhi, Amalgamated and the Amalgamated Retirement Plan Committee (American Federation of Grain Millers International, et al. v. Valhi, Inc. et al., No. 29-NC-129J). The complaint, a purported class action on behalf of certain current and retired hourly employees of Amalgamated, alleges, among other things, that the defendants breached their fiduciary duties under ERISA by amending certain provisions of a retirement plan for hourly employees maintained by Amalgamated to permit the reversion of excess plan assets to Amalgamated in 1986. The complaint seeks a variety of remedies, including, among other things, orders requiring a return of all reverted funds (alleged to be in excess of $8 million) and any profits earned thereon, a distribution of such funds to the plan participants, retirees and their beneficiaries and enhancement of the benefits under the plan, and an award of costs and expenses, including attorney fees. The hearing on the Company's motion to dismiss and/or for partial summary judgment has been continued. The Company and the Plan Committee believe the action is without merit and intend to defend the action vigorously.

    In November 1991, a purported derivative complaint was filed in the Court of Chancery of the State of Delaware, New Castle County (Alan Russell Kahn v. Tremont Corporation, et al., No. 12339), in connection with Tremont's agreement to purchase 7.8 million NL common shares from Valhi. In addition to Tremont, the complaint names as defendants the members of Tremont's board of directors and Valhi. The complaint alleges, among other things, that Tremont's purchase of the NL shares constitutes a waste of Tremont's assets and that Tremont's board of directors breached their fiduciary duties to Tremont's public stockholders and seeks, among other things, to rescind Tremont's consummation of the purchase of the NL shares and award damages to Tremont for injuries allegedly suffered as a result of the defendants' wrongful conduct. Valhi believes, and understands that Tremont and the other defendants believe, that the action is without merit. Valhi has denied, and understands that Tremont and the other defendants have denied, all allegations of wrongdoing and liability and intends to defend the action vigorously. The defendants have moved to dismiss the complaint on the ground that the plaintiff lacks standing to pursue this action, and oral arguments are scheduled for Spring 1994. The court has granted the plaintiff limited discovery with respect to the motion to dismiss.

    The Company is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its business. The Company currently believes that the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

    NL Industries

    Lead pigment litigation. Since 1987, NL, other past manufacturers of lead pigments for use in paint and lead-based paint and the Lead Industries Association have been named as defendants in various legal proceedings seeking damages for personal injury and property damage allegedly caused by the use of lead-based paints. Certain of these actions have been filed by or on behalf of large United States cities or their public housing authorities. These legal proceedings seek recovery under a variety of theories, including negligent product design, failure to warn, breach of warranty, conspiracy/concert of action, enterprise liability, market share liability, intentional tort, and fraud and misrepresentation.

    The plaintiffs in these actions generally seek to impose on the defendants responsibility for lead paint abatement and asserted health concerns associated with the use of lead-based paints, which was permitted for interior residential use in the United States until 1973, including damages for personal injury, contribution and/or indemnification for medical expenses, medical monitoring expenses, and costs for educational programs. Most of these legal proceedings are in various pre-trial stages; several are on appeal.

    NL is vigorously defending the pending lead pigment litigation and has not accrued any amounts for such litigation. Although no assurance can be given that NL will not incur future liability in respect of this litigation, based on, among other things, results of such litigation to date, NL believes that the pending lead pigment litigation is without merit. Considering NL's previous involvement in the lead and lead pigment businesses, there can be no assurance that additional litigation similar to that currently pending will not be filed.

    Environmental matters and litigation. Some of NL's current and former facilities, including several divested secondary lead smelters and former mining locations, are the subject of civil litigation, administrative proceedings or of investigations arising under federal and state environmental laws.
Additionally, in connection with past disposal practices, NL has been named a potentially responsible party ("PRP") pursuant to CERCLA in approximately 80 governmental enforcement and private actions associated with hazardous waste sites and former mining locations, some of which are on the U.S. EPA's Superfund National Priority List. These actions seek cleanup costs and/or damages for personal injury or property damage. While NL may be jointly and severally liable for such costs, in most cases, it is only one of a number of PRPs who are also jointly and severally liable. In addition, NL is a party to a number of lawsuits filed in various jurisdictions alleging CERCLA or other environmental claims. At December 31, 1993, NL had accrued $70 million in respect of those environmental matters which are reasonably estimable. It is not possible to estimate the range of costs for certain sites. The upper end of range of reasonably possible costs to NL for sites for which it is possible to estimate costs is approximately $105 million. No assurance can be given that actual costs will not exceed accrued amounts or the upper end of the range for sites for which estimates have been made, and no assurance can be given that costs will not be incurred with respect to sites as to which no estimate presently can be made. The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes respecting site cleanup costs or allocation of such costs among PRPs, or a determination that NL is potentially responsible for the release of hazardous substances at other sites, could result in expenditures in excess of amounts currently estimated by NL to be required for such matters. Further, there can be no assurance that additional environmental matters will not arise in the future.

    Other litigation. On February 24, 1994, NL settled its lawsuit against Lockheed Corporation and its directors. The litigation arose out of NL's claims, among other things, that Lockheed had violated the federal securities laws by making false and misleading statements about its ESOP that impacted the value of the Lockheed stock formerly owned by NL. The jury concluded in a December 1992 verdict that Lockheed violated the anti-fraud provisions of the federal securities laws and awarded NL $30 million, which gain contingency was not recorded as income by NL at that time. Both companies appealed. In connection with the settlement, NL and Lockheed agreed to dismiss the pending proceedings and to release all claims that each may have against the other.

Under terms of the 1994 settlement, Lockheed made a $27 million cash payment to NL, resulting in net proceeds to NL of approximately $20 million. NL will recognize the resolution of this gain contingency in 1994.

    In January 1990, an action was filed in the United States District Court for the Southern District of Ohio against NLO, Inc., a subsidiary of NL, and NL on behalf of a putative class of former NLO employees and their families and former frequenters and invitees of the Feed Materials Production Center ("FMPC") in Ohio (Day, et al. v. NLO, Inc., et al., No. C-1-90-067). The FMPC is owned by the United States Department of Energy (the "DOE") and was formerly managed under contract by NLO. The complaint seeks damages for, among other things, emotional distress and damage to personal property allegedly caused by exposure to radioactive and/or hazardous materials at the FMPC and punitive damages. A trial was held separately on the defendants' defense that the statute of limitations barred the plaintiffs' claims. In November 1991, the jury returned a verdict against six of the ten named plaintiffs, finding that their claims were time barred. Without denying the plaintiffs' motion to vacate the verdict, the court certified this action as a class action. A merits trial is expected to be held in late 1994. Although no assurance can be given, the Company understands that NL believes that, consistent with a July 1987 DOE contracting officer's decision, the DOE will indemnify NLO in the event of an adverse decision just as it did when two previous cases relating to NLO's management of the FMPC were settled; therefore, the resolution of the Day matter is not expected to have a material adverse effect on NL. In the 1987 decision, the contracting officer affirmed NLO's entitlement to indemnification under its contract for the operation of the FMPC for all liability, including the cost of defense, arising out of those two previous cases.

    Tremont Corporation

    Titanium Metals Corporation ("TIMET"), a 75%-owned Tremont subsidiary, along with others, including the airline and the engine manufacturers, has been named in a number of lawsuits arising out of the July 1989 crash of a DC-10 aircraft in Iowa. The majority of the cases naming TIMET have been settled without payment by TIMET to date, although the possibility of a future claim for contribution by one or more other defendants exists with respect to certain of such cases. In addition, TIMET was granted summary judgment in approximately 15 other cases and approximately 25 cases were dismissed in 1993 but have been refiled by the plaintiffs. The Company understands TIMET maintains substantial general liability insurance coverage against claims of this nature and TIMET's insurance carrier has assumed TIMET's defense in the litigation. The Company understands that TIMET, based upon the information which TIMET has obtained to date, does not believe that its ultimate liability in this matter, if any, will exceed its applicable insurance coverage or otherwise have a material adverse effect on TIMET's consolidated financial position, results of operations or liquidity.

    See also the third paragraph under "Valhi and consolidated subsidiaries" above (Kahn v. Tremont, et al.).

    In addition to the litigation described above, NL and Tremont are involved in various environmental, contractual, product liability and other claims and disputes incidental to their respective present and former businesses. The Company understands that each of NL and Tremont currently believe the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on its respective consolidated financial position, results of operations or liquidity.

Environmental matters

    Valhi and consolidated subsidiaries. The Company's operations are governed by various federal, state, local and foreign environmental laws and regulations. The Company's policy is to comply with environmental laws and regulations at all of its plants and to continually strive to improve environmental performance in association with applicable industry initiatives and believes that its operations are in substantial compliance with applicable requirements of environmental laws. From time to time, the Company may be subject to environmental regulatory enforcement under various statutes, resolution of which typically involves the establishment of compliance programs. At December 31, 1993, the Company has accrued approximately $2 million in respect of environmental cleanup matters, principally related to one Superfund site in Indiana where the Company, as a result of former operations, has been named as a PRP. Such accrual does not reflect any amounts which the Company could potentially recover from insurers or other third parties and is near the upper end of the range of the Company's estimate of reasonably possible costs for such matters. The imposition of more strict standards or requirements under environmental laws or regulations, new developments or changes in site cleanup costs or allocations of such costs could result in expenditures in excess of amounts currently estimated to be required for such matters.

    NL and Tremont. In addition to litigation referred to above, certain other information relating to regulatory and environmental matters pertaining to NL and Tremont is included in Appendix B - "Business of Valhi - Unconsolidated Affiliates - NL and Tremont" of this Proxy Statement.

Concentrations of credit risk

    Amalgamated sells refined sugar primarily in the North Central and Intermountain Northwest regions of the United States. Amalgamated does not believe it is dependent upon one or a few customers; however, major food processors are substantial customers and represent an important portion of refined sugar segment sales. Amalgamated's ten largest customers accounted for about one-third of its sales in each of the past three years.

    Medite's sales are made primarily to wholesalers of building materials located principally in the western United States, the Pacific Rim, Europe and Mexico. In each of the past three years, Medite's ten largest customers accounted for approximately one-fourth of its sales with eight of such customers in each year located in the U.S.

    Sybra's approximately 160 Arby's restaurants are clustered in four regions, principally Texas, Michigan, Pennsylvania and Florida. All fast food sales are for cash.

    National Cabinet Lock's sales are primarily in the U.S. and Canada. In each of the past three years, National Cabinet Lock's ten largest customers accounted for approximately one-third of its sales with at least seven of such customers in each year located in the U.S.

Operating leases

    The Company leases various fast food retail and other facilities and equipment. Most of the leases contain purchase and/or various term renewal options at fair market values. In most cases the Company expects that, in the normal course of business, leases will be renewed or replaced by other leases. Net rent expense was $5.6 million in 1991, $5.7 million in 1992 and $5.8 million in 1993. Contingent rentals based upon gross sales of individual fast food restaurants were less than 10% of total rent expense in each of the past three years.

    At December 31, 1993, substantially all future minimum payments under noncancellable operating leases having an initial or remaining term of more than one year relate to fast food restaurant facilities.


YEARS ENDING DECEMBER 31,                                                                       AMOUNT
                                                                                            (In thousands)

  1994                                                                                             $ 5,430
  1995                                                                                               4,764
  1996                                                                                               4,246
  1997                                                                                               3,436
  1998                                                                                               2,551

  1999 and thereafter                                                                                9,980
                                                                                                    30,407
  Less minimum rentals due under noncancellable subleases                                            1,526

      Net minimum commitments                                                                      $28,881


Capital expenditures

    At December 31, 1993, the estimated cost to complete capital projects in process approximated $36 million, including $23.5 millon related to an expansion of Medite/Europe's medium density fiberboard plant. Medite/Europe has entered into certain forward currency contracts to hedge exchange rate risk on the equivalent of approximately $4 million of equipment purchase commitments related to its plant expansion. At December 31, 1993, the fair value of such currency contracts approximated the contract amount.

Timber cutting contracts

    Deposits are made on timber cutting contracts with public and private sources from which Medite obtains a portion of its timber requirements. Medite records only the cash deposits and advances on these contracts because it does not obtain title to the timber until it has been harvested. At December 31, 1993, timber and log purchase obligations aggregated approximately $13.5 million under agreements expiring principally in 1994.

Royalties

    Royalty expense, substantially all of which relates to fast food operations, was $3.6 million in 1991, $4.2 million in 1992 and $4.5 million in 1993. Fast food royalties are paid to the franchisor based upon a percentage of gross sales, as specified in the franchise agreement related to each individual store.

Income taxes

    The Company is undergoing examinations of certain of its income tax returns, and tax authorities have or may propose tax deficiencies. The Company believes that it has adequately provided accruals for additional income taxes and related interest expense which may ultimately result from such examinations and believes that the ultimate disposition of all such examinations should not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

    NL is undergoing examinations of certain of its income tax returns in various U.S. and non-U.S. jurisdictions, including Germany, and tax authorities have or may propose tax deficiencies. The Company understands that NL believes that it has adequately provided accruals for additional income taxes and related interest expense which may ultimately result from such examinations and believes that the ultimate disposition of all such examinations should not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

NOTE 21 -    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

                                                                  QUARTER ENDED
                                                     MARCH 31       JUNE 30       SEPT. 30       DEC. 31
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)

Year ended December 31, 1993

  Net sales                                               $171.3         $193.5        $213.2        $203.1
  Operating income                                          16.5           21.5          27.0          26.0

  Income (loss):
    Before extraordinary items                            $(60.3)        $ (7.1)       $  1.2        $  2.1

    Extraordinary items                                      -              -            (3.2)        (12.2)
    Cumulative effect of change
     in accounting principles                                -              -             -              .4

      Net loss                                            $(60.3)        $ (7.1)       $ (2.0)       $ (9.7)

  Income (loss) per common share:
    Before extraordinary items                            $ (.53)        $ (.06)       $  .01        $  .02
    Extraordinary items                                      -              -            (.03)         (.10)
    Cumulative effect of change
     in accounting principles                                -              -             -             -

      Net loss                                            $ (.53)        $ (.06)       $ (.02)       $ (.08)


Year ended December 31, 1992

  Net sales                                               $195.6         $209.6        $207.5        $199.1
  Operating income                                          17.8           22.3          19.5          19.4

  Income (loss):
    Before extraordinary items                            $ (1.5)        $   .4        $  (.8)       $(20.3)
    Extraordinary items                                      (.2)           -             -            (6.1)
    Cumulative effect of changes
     in accounting principles                              (69.8)           -             -             -

      Net income (loss)                                   $(71.5)        $   .4        $  (.8)       $(26.4)

  Income (loss) per common share:
    Before extraordinary items                            $ (.02)        $  .01        $ (.01)       $ (.17)
    Extraordinary items                                      -              -             -            (.06)
    Cumulative effect of changes
     in accounting principles                               (.61)           -             -             -

      Net income (loss)                                   $ (.63)        $  .01        $ (.01)       $ (.23)
